    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON OCTOBER 27, 1999


                                                      REGISTRATION NO. 333-88417

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                           -------------------------


                                AMENDMENT NO. 1


                                       TO


                                    FORM S-3
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                           -------------------------

                               INAMED CORPORATION
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)
                           -------------------------

              DELAWARE                               3842                              59-0920629
  (STATE OR OTHER JURISDICTION OF        (PRIMARY STANDARD INDUSTRIAL               (I.R.S. EMPLOYER
   INCORPORATION OR ORGANIZATION)        CLASSIFICATION CODE NUMBER)             IDENTIFICATION NUMBER)

                           -------------------------

                          5540 EKWILL STREET, SUITE D
                        SANTA BARBARA, CALIFORNIA 93111
                                 (805) 692-5400
  (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                   REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)
                           -------------------------

                            DAVID E. BAMBERGER, ESQ.
              SENIOR VICE PRESIDENT, SECRETARY AND GENERAL COUNSEL
                               INAMED CORPORATION
                            11 PENN PLAZA, SUITE 946
                               NEW YORK, NY 10001
                                 (212) 273-3430
 (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                             OF AGENT FOR SERVICE)
                           -------------------------

                                WITH A COPY TO:

               LAWRENCE LEDERMAN, ESQ.                              ALEXANDER D. LYNCH, ESQ.
            ARNOLD B. PEINADO, III, ESQ.                             SCOTT L. KAUFMAN, ESQ.
         MILBANK, TWEED, HADLEY & MCCLOY LLP                     BROBECK, PHLEGER & HARRISON LLP
              ONE CHASE MANHATTAN PLAZA                             1633 BROADWAY, 47TH FLOOR
              NEW YORK, NEW YORK 10005                              NEW YORK, NEW YORK 10019
                   (212) 530-5000                                        (212) 581-1600

                            ------------------------

    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effective date of this Registration Statement.

    If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, please check the following box. [ ]

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]
                            ------------------------

                        CALCULATION OF REGISTRATION FEE


---------------------------------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------------------------------
                                          AMOUNT             PROPOSED MAXIMUM              PROPOSED
     TITLE OF EACH CLASS OF               TO BE               OFFERING PRICE          MAXIMUM AGGREGATE           AMOUNT OF
   SECURITIES TO BE REGISTERED          REGISTERED             PER UNIT(1)            OFFERING PRICE(1)      REGISTRATION FEE(2)
---------------------------------------------------------------------------------------------------------------------------------
Common Stock, par value $0.01 per
  share..........................       3,450,000               $25.56(3)                $88,182,000              $24,514.60
---------------------------------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------------------------------


(1) Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(c) under the Securities Act of 1933.


(2) Includes $18,862.30 previously paid.



(3) Closing price on October 22, 1999.

                           -------------------------

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SECTION 8(a), MAY DETERMINE.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.


                 SUBJECT TO COMPLETION, DATED OCTOBER 27, 1999


PROSPECTUS
---------------


                                3,000,000 SHARES



                                 [INAMED LOGO]

                                  COMMON STOCK


     Inamed Corporation is offering 2,500,000 shares of its common stock and the selling stockholders identified in this prospectus are offering 500,000 shares of our common stock. We will not receive any of the proceeds from the sale of shares of our common stock by the selling stockholders.



     Our common stock is traded on the Nasdaq National Market under the symbol "IMDC." On October 26, 1999, the last reported sale price of the common stock was $26.75 per share. See "Price Range of Common Stock."


                               ------------------


                                                                     PER SHARE         TOTAL
                                                                     ---------         -----
Public offering price.......................................             $               $
Underwriting discounts and commissions......................             $               $
Proceeds to Inamed, before expenses.........................             $               $
Proceeds to selling stockholders............................             $               $



     Inamed has granted the underwriters an option for a period of 30 days to purchase up to 450,000 additional shares of common stock. The underwriters
expect to deliver the shares against payment on             , 1999.


                               ------------------

         INVESTING IN THE COMMON STOCK INVOLVES A HIGH DEGREE OF RISK.
                    SEE "RISK FACTORS" BEGINNING ON PAGE 5.
                               ------------------

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


                          Joint Book-Running Managers


HAMBRECHT & QUIST                                       BEAR, STEARNS & CO. INC.

                               CIBC WORLD MARKETS

            , 1999

                                  INAMED LOGO


                       [INSIDE FRONT COVER OF PROSPECTUS]



                               PRINCIPAL PRODUCTS



                      BREAST IMPLANTS AND RELATED PRODUCTS


          PICTURE OF SALINE-FILLED ANATOMICAL TEXTURED BREAST IMPLANT

                           PICTURE OF TISSUE EXPANDER

                   PICTURE OF COLLAGEN-BASED FACIAL IMPLANTS

                               TABLE OF CONTENTS


                                                              PAGE
                                                              ----
Prospectus Summary..........................................    1
Risk Factors................................................    5
Special Note Regarding Forward-Looking Statements...........   14
Our Company.................................................   15
Use of Proceeds.............................................   18
Price Range of Common Stock.................................   19
Dividend Policy.............................................   19
Capitalization..............................................   20
Selected Historical Financial Data..........................   21
Pro Forma Consolidated Financial Information................   23
Management's Discussion and Analysis of Financial Condition
  and Results of Operations.................................   27
Business....................................................   36
Management..................................................   54
Principal and Selling Stockholders..........................   57
Description of Capital Stock................................   59
Description of Certain Indebtedness.........................   65
U.S. Tax Considerations Applicable to Non-U.S. Holders of
  the Common Stock..........................................   67
Underwriting................................................   69
Legal Matters...............................................   70
Experts.....................................................   70
Where You Can Find More Information.........................   71
Index to Financial Statements...............................  F-1


                           -------------------------

     BioCell(R), ConfidencePlus(TM), Contigen(R)Bard, LAP-BAND(R), McGhan(R), MicroCell(R), SoftForm(R), Zyderm(R) and Zyplast(R) are registered or pending trademarks of Inamed Corporation or its subsidiaries.

     Collagen licenses the trademark Hylaform(R) from Biomatrix, Inc.

     Other trademarks used in this prospectus are the property of their respective holders.

                               PROSPECTUS SUMMARY

     This summary highlights selected information from this prospectus and may not contain all of the information that you should consider before investing in our common stock. You should carefully read this entire prospectus, including "Risk Factors," the financial statements and the documents to which we have referred you before making an investment decision. In this prospectus, "we," "us" and "our" refer to Inamed Corporation and its subsidiaries. Unless we indicate otherwise:

        - industry data contained in this prospectus is derived from publicly available sources, including medical and industry publications, which we have not independently verified;

        - the information we present in this prospectus assumes no exercise of the underwriters' over-allotment option; and


        - all information relating to us in this prospectus after September 1, 1999 gives effect to our acquisition of Collagen Aesthetics, Inc.


                               INAMED CORPORATION

     We are a global surgical and medical device company engaged in the development, manufacturing and marketing of medical devices for the plastic, reconstructive and aesthetic surgery markets. We sell a variety of lifestyle products used to make people look younger and more attractive, including breast implants for cosmetic augmentation and collagen-based facial implants to correct facial wrinkles and scars and to enhance lip definition. We also sell products to address women's health issues, including breast implants for reconstructive surgery following radical mastectomies, and devices to treat severe obesity.

     We recently acquired Collagen Aesthetics, Inc., which designs, develops, manufactures and markets products that treat aging or defective human tissue. Collagen's flagship products, Zyderm(R) and Zyplast(R) collagen-based facial implants, are used by plastic surgeons, dermatologists and other physicians in aesthetic applications for the correction of facial wrinkles due to aging, and scars. The Collagen acquisition broadened our portfolio of products to address the needs of plastic surgeons and other aesthetic practitioners and is expected to help us take advantage of our existing sales and marketing infrastructure.


     For the first nine months of 1999, we had net sales of $123.7 million and operating income of $30.3 million. For the same period, after giving effect to the Collagen acquisition as if it had occurred at the beginning of the period, but excluding any anticipated savings from integrating Collagen's operations into ours, we would have had pro forma net sales of $181.1 million and pro forma operating income of $36.8 million. In addition, our pro forma net sales would have been 56% from plastic surgery products, including breast implants and tissue expanders, 30% from collagen-based facial implant products and 8% from obesity products.


     Our principal executive offices are located at 5540 Ekwill Street, Suite D, Santa Barbara, California 93111 and our telephone number is (805) 692-5400. We maintain websites at www.inamed.com and www.collagen.com. Information contained in these websites does not constitute, and shall not be deemed to constitute, part of this prospectus.

                                  THE OFFERING


Common stock offered by Inamed.............    2,500,000 shares



Common stock offered by selling
stockholders...............................    500,000 shares



Common stock to be outstanding after the
offering...................................    19,714,835 shares(1)



Use of proceeds to Inamed..................    To repay outstanding borrowings
                                               under our bridge loan facility.
                                               See "Use of Proceeds."


Nasdaq National Market symbol..............    IMDC
-------------------------

(1) Excludes an aggregate of 3,953,995 shares of common stock issuable upon the exercise of options outstanding at October 20, 1999 at exercise prices ranging between $1.45 and $16.88 (with a weighted average exercise price of $6.61), and warrants at exercise prices ranging between $3.53 and $24.75 (with a weighted average exercise price of $9.70). These 3,953,995 shares include 12,241 shares to be issued upon the exercise of outstanding warrants by one of our selling stockholders that will be sold in this offering. Also excludes shares of common stock issuable upon the exercise of warrants if our bridge loan facility is not repaid or refinanced at maturity. See "Description of Certain Indebtedness."

                       SUMMARY HISTORICAL FINANCIAL DATA


     The summary historical financial data for our 1998, 1997 and 1996 fiscal years are derived from the audited consolidated financial statements of Inamed for the respective periods. The summary historical financial data for the nine months ended September 30, 1999 and 1998 are derived from the unaudited consolidated financial statements of Inamed for the respective periods, which include the results of Collagen for the month of September 1999. The summary balance sheet data at September 30, 1999 reflect the Collagen acquisition, which occurred on September 1, 1999. In the opinion of our management, the unaudited financial statements reflect all adjustments (consisting of normal recurring adjustments) considered necessary for a fair presentation of the results of operations and financial position as of the date of and for the period presented. You should read these summary data along with "Management's Discussion and Analysis of Financial Condition and Results of Operations," our consolidated financial statements and the pro forma consolidated financial information, and the related notes, included elsewhere in this prospectus.



                                               NINE MONTHS
                                           ENDED SEPTEMBER 30,         YEARS ENDED DECEMBER 31,
                                           -------------------    ----------------------------------
                                             1999       1998        1998         1997         1996
                                           --------    -------    --------     ---------    --------
                                                     (IN THOUSANDS EXCEPT PER SHARE DATA)
STATEMENT OF OPERATIONS DATA:
Net sales................................  $123,722    $99,109    $131,566     $ 106,381    $ 93,372
Gross profit.............................    87,125     63,890      83,612        68,738      58,077
Operating income (loss)..................    30,314      8,742       8,467(1)     (3,577)     (3,956)
Litigation settlement....................        --         --          --       (28,150)         --
Income (loss) before income tax expense
  (benefit) and extraordinary charges....    25,090      2,164       5,341       (39,696)     (8,165)
Income tax expense (benefit).............        --        137      (8,432)(2)     1,881(3)    3,214(4)
Extraordinary charges....................        --         --      (1,800)           --          --
Net income (loss)........................  $ 25,090    $ 2,027    $ 11,973     $ (41,577)   $(11,379)
Net income (loss) per share of common
  stock:
    Basic................................     $1.74      $0.20       $1.15        $(4.97)     $(1.46)
    Diluted(5)...........................     $1.39      $0.20       $0.92        $(4.97)     $(1.46)
Weighted average common shares
  outstanding (basic)....................    14,444     10,130      10,387         8,371       7,811
Weighted average common shares
  outstanding (diluted)..................    18,063     10,130      14,185         8,371       7,811



                                                                                   DECEMBER 31,
                                                              SEPTEMBER 30,    --------------------
                                                                  1999           1998        1997
                                                              -------------    --------    --------
                                                                         (IN THOUSANDS)
BALANCE SHEET DATA:
Working capital (deficiency)................................    $  3,378(6)    $   (988)   $  6,460
Total assets................................................     318,860         80,707      58,842
Bridge loans................................................     155,000             --          --
Convertible and other long-term debt, net of current
  installments..............................................          --         27,767      23,574
Subordinated long-term debt, related party..................          --             --       8,813
Stockholders' equity (deficiency)...........................      43,021        (15,625)    (46,689)


-------------------------
(1) Includes restructuring expense of $4,202.


(2) Reflects the recognition of an $8,000 deferred tax asset based on future short-term income projections.


(3) Includes a provision of $1,000 for the conversion of foreign intercompany accounts to equity.

(4) Includes the recording of a $2,006 valuation allowance on domestic deferred tax assets.


(5) Had Inamed's pretax net income been taxed using an effective rate of 33%, Inamed would have had fully diluted earnings per share of $0.93 for the nine months ended September 30, 1999 and diluted earnings per share of $0.13 for the nine months ended September 30, 1998.



(6) Working capital does not reflect receipt of an $8.2 million refund of prior period taxes.

                        SUMMARY PRO FORMA FINANCIAL DATA


     The summary unaudited pro forma data for the nine months ended September 30, 1999 have been derived from, and should be read in conjunction with, the unaudited pro forma consolidated financial information included elsewhere in this prospectus. The unaudited pro forma statement of operations data reflect the Collagen acquisition as if it had occurred on January 1, 1998. The unaudited pro forma as adjusted data reflect the issuance and sale of the shares of common stock offered by us in this offering at an assumed offering price of $26 per share and the application of the net proceeds from this offering. The unaudited pro forma condensed financial information may not be indicative of the financial position and results of operations of Inamed that actually would have occurred had the Collagen acquisition been in effect on the dates indicated or the financial position and results of operations that may be obtained in the future.


     You should read this summary data along with "Management's Discussion and Analysis of Financial Condition and Results of Operations," our consolidated financial statements, Collagen's consolidated financial statements, the pro forma consolidated financial information, and the related notes, included elsewhere in this prospectus.


                                                                                              NINE MONTHS
                                                                                                 ENDED
                                                                                           SEPTEMBER 30, 1999
                                        INAMED            COLLAGEN        COLLAGEN     --------------------------
                                     NINE MONTHS        EIGHT MONTHS     ACQUISITION      INAMED
                                        ENDED               ENDED         PRO FORMA     PRO FORMA      PRO FORMA
                                  SEPTEMBER 30, 1999   AUGUST 31, 1999   ADJUSTMENTS   CONSOLIDATED   AS ADJUSTED
                                  ------------------   ---------------   -----------   ------------   -----------
                                                                  (IN THOUSANDS)
STATEMENT OF OPERATIONS DATA:
Net sales.......................       $123,722            $57,390         $    --       $181,112     $   181,112
Cost of goods sold..............         36,597             17,044              --         53,641          53,641
                                       --------            -------         -------       --------     -----------
Gross profit....................         87,125             40,346              --        127,471         127,471
                                       --------            -------         -------       --------     -----------
Operating expenses..............         56,742             29,817              --         86,559          86,559
Amortization of goodwill........             69                552           3,486(1)       4,107           4,107
                                       --------            -------         -------       --------     -----------
          Total operating
            expenses............         56,811             30,369           3,486         90,666          90,666
                                       --------            -------         -------       --------     -----------
Operating income................       $ 30,314            $ 9,977         $(3,486)      $ 36,805     $    36,805
                                       ========            =======         =======       ========     ===========



                                                                SEPTEMBER 30, 1999
                                                              -----------------------
                                                               ACTUAL     AS ADJUSTED
                                                              --------    -----------
                                                                  (IN THOUSANDS)
BALANCE SHEET DATA:
Working capital.............................................  $  3,378(2)  $  3,378(2)
Total assets................................................   318,860      318,860
Bridge loans................................................   155,000       95,000
Stockholders' equity........................................    43,021      103,021


---------------

(1) To record the amortization of $140,000 of goodwill over its estimated useful life of 30 years. We are currently in the process of having an independent appraisal performed. Based upon the results of the appraisal, the amount allocated to goodwill based on management's estimates may change and the amortization period may be shorter, which may have a material impact on the pro forma financial statements.



(2) Working capital does not reflect receipt of an $8.2 million refund of prior period taxes.

                                  RISK FACTORS

     You should carefully consider the following risk factors and all other information contained in this prospectus before purchasing our common stock. Investing in our common stock involves a high degree of risk. Any of the following risks could materially harm our business, operating results and financial condition and could result in a complete loss of your investment.

                 RISKS RELATED TO OUR BUSINESS AND OUR INDUSTRY

OUR FUTURE PROFITABILITY DEPENDS ON THE SUCCESS OF OUR PRINCIPAL PRODUCTS


     Sales of our breast implant, tissue expander and collagen-based facial implant products accounted for approximately 86% of our pro forma net sales for the nine months ended September 30, 1999, after giving effect to the Collagen acquisition. We expect our revenues to continue to be based primarily on sales of these principal products. Adverse rulings by regulatory authorities, product liability lawsuits, introduction of competitive products by third parties, the loss of market acceptance or other adverse publicity for these principal products may significantly and adversely affect our sales of these products and, as a result, would adversely affect our business, financial condition and results of operations.


WE MAY HAVE DIFFICULTY INTEGRATING COLLAGEN'S OPERATIONS AND REALIZING BENEFITS FROM THE ACQUISITION

     Our acquisition of Collagen requires us to merge the operations of two companies that previously operated independently. We may not be able to integrate Collagen's operations without encountering difficulties or experiencing the loss of key employees or potential customers, and the benefits expected from the integration may not be realized. If our customers view the acquisition as a negative development, we may lose revenues and market share. In addition, we must integrate Collagen's domestic operations into our domestic operations and its international operations into our international operations, which will require a significant amount of our management's attention. We cannot assure you that we will be successful in our integration efforts.

OUR RECENT ACQUISITION OF COLLAGEN MAKES EVALUATING OUR OPERATING RESULTS DIFFICULT


     Our historical results of operations give effect to the Collagen acquisition from September 1, 1999 but otherwise do not give effect to the operations of Collagen. The pro forma statements of operations included in this prospectus are based primarily on the separate pre-acquisition financial reports of Inamed and Collagen. Consequently, our historical results of operations and pro forma financial information may not give you an accurate indication of how we, together with Collagen, will perform in the future.


WE HAVE BEEN PARTY TO SIGNIFICANT BREAST IMPLANT LITIGATION IN THE PAST AND MAY BE PARTY TO THIS TYPE OF LITIGATION IN THE FUTURE


     We face an inherent business risk of exposure to product liability claims alleging that the use of our technology or products has resulted in adverse health effects. The risks of litigation exist even with respect to products that have received or in the future may receive regulatory approval for commercial sale. If we are unable to avoid significant product liability claims, our business could be materially harmed. In particular, the manufacture and sale of breast implant products entails significant risk of product liability claims due to potential allegations of possible disease transmission and other health factors, rupture or other product failure and product recalls. The manufacture and sale of collagen-based implant products also entails risks of product liability claims. In the past, we were party to and settled claims related to our breast implant products. In February 1999, we received final judicial approval of a mandatory non-opt-out settlement relating to a class action lawsuit arising from our silicone gel-filled and saline-filled breast implant products that were implanted before June 1, 1993. Under the settlement, we paid an aggregate amount of $31.5 million to a court appointed escrow agent on behalf of the plaintiff class and $3.0 million to resolve a significant indemnity claim by Minnesota Mining and Manufacturing Company (3M). This settlement does not apply to our breast implant products, predominantly saline-filled implants, that were implanted after June 1, 1993 or to silicone gel-filled and saline-filled breast implants sold outside the U.S. Although the time to take an appeal from the judicial order approving the settlement has passed, we cannot assure you that this settlement will not be collaterally attacked in state court for lack of jurisdiction or constitutionally inadequate class notice or representation. We are not aware of any pending or threatened collateral attacks to the settlement on any grounds.



     We also are currently engaged in ongoing breast implant litigation, which we are defending in the normal course. As a result of our acquisition of Collagen, we face exposure to claims regarding Trilucent(R) breast implant products which were distributed in Europe between January 1996 and March 1999, and which subsequently have been discontinued. Although we have reserved a total of $11.5 million as part of our discontinuation of the Trilucent(R) breast implant product in 1999, this reserve may be inadequate to cover all potential related liabilities.


OUR PRODUCTS EXPOSE US TO LIABILITIES THAT MAY NOT BE ADEQUATELY COVERED BY INSURANCE AND OUR FINANCIAL RESULTS MAY SUFFER

     In addition to the risks we face from product liability claims, we are subject to the inherent risk that a government authority or third party may require us to recall one or more of our products. We have liability insurance that would cover a claim relating to the use or recall of our products under a limited number of circumstances. In addition, a product liability claim against us could exceed our insurance coverage. In the event liability insurance would not sufficiently cover a product liability claim or recall, these events could have a material adverse effect on our business, financial condition and results of operations. Adequate product liability insurance may not continue to be available, either at existing or increased levels of coverage, on commercially reasonable terms or at all. Even if a claim is covered by insurance, the costs of defending a product liability, negligence or other action, and the assessment of damages in excess of insurance coverage, could entail significant expense and damage our reputation. We cannot assure you that our insurance will be broad enough to protect us against all future claims, which could have a material adverse effect on our business, financial condition and results of operations. Further, liability claims relating to the use of our products or a product recall could hurt our ability to obtain or maintain regulatory approvals for our products.

CONCERNS ABOUT THE SAFETY AND EFFICACY OF OUR PRODUCTS AND ANY NEGATIVE PUBLICITY COULD HARM OUR FINANCIAL RESULTS


     Physicians and potential patients may have a number of concerns about the safety and efficacy of our products, primarily our breast implant products. The responses of potential patients, physicians, the news media, legislative and regulatory investigatory bodies and others to information about possible complications or alleged complications of our products could result in negative publicity and could materially reduce market acceptance of our products. These responses or investigations, and potential resulting negative publicity, may have a material adverse effect on our business, financial condition, results of operations or the market price of our stock. In addition, significant negative publicity could result in an increased number of product liability claims against us.


OUR QUARTERLY OPERATING RESULTS ARE SUBJECT TO SUBSTANTIAL FLUCTUATIONS AND YOU SHOULD NOT RELY ON THEM AS AN INDICATION OF OUR FUTURE RESULTS

     Our quarterly operating results may vary significantly due to a combination of factors, many of which are beyond our control. These factors include:

          - demand for our products, which historically has been the highest in the second quarter;

          - our ability to meet the demand for our products;

          - increased competition;

          - the number, timing and significance of new products and product introductions and enhancements by us and our competitors;

        - our ability to develop, introduce and market new and enhanced versions of our products on a timely basis;

        - changes in pricing policies by us and our competitors;

        - the timing of significant orders and shipments; and

        - general economic factors.

     Our recent acquisition of Collagen may make it more difficult for us to evaluate and predict our future operating performance and we cannot assure you that our operating performance will continue to improve. Our expense levels are based, in part, on our expectations of future revenue levels. If revenue levels are below expectations, operating results are likely to be materially adversely affected. In particular, because only a small portion of our expenses varies with revenue in the short term, net income may be disproportionately affected by a reduction in revenue. Due to the foregoing factors, quarterly revenue and operating results have been and will continue to be difficult to forecast.

     Based upon all of the foregoing, we believe that quarterly revenues and operating results may vary significantly in the future and that period-to-period comparisons of our results of operations are not necessarily meaningful and should not be relied upon as indications of future performance. We cannot assure you that our revenue will increase or be sustained in future periods or that we will be profitable in any future period. Any shortfall in revenue or earnings from levels expected by securities or industry analysts could have an immediate and significant adverse effect on the trading price of our common stock in any given period.

CHANGES IN THE ECONOMY AND CONSUMER SPENDING COULD ADVERSELY AFFECT OUR ABILITY TO SELL OUR PRODUCTS

     Breast augmentations and collagen-based implants and injections are elective procedures and are expensive. Other than U.S. federally mandated insurance reimbursement for post-mastectomy reconstructive surgery, breast augmentations and other cosmetic procedures are not typically covered by insurance. A significant adverse change in the economy may cause consumers to reassess their spending choices and reduce the demand for cosmetic surgery. This shift could have an adverse effect on our ability to sell our products and could materially harm our business.

IF WE ARE UNABLE TO CONTINUE TO DEVELOP AND MARKET NEW PRODUCTS AND TECHNOLOGIES, WE MAY EXPERIENCE A DECREASE IN DEMAND FOR OUR PRODUCTS OR OUR PRODUCTS COULD BECOME OBSOLETE, AND OUR BUSINESS WOULD SUFFER

     We believe that a crucial factor in the success of a new product is obtaining the applicable regulatory approvals and marketing the new product quickly to respond to new user needs or advances in medical technologies, without compromising product quality. We are continually engaged in product development and improvement programs. We cannot assure you that we will be successful in enhancing existing products or developing new products or technologies that will timely achieve regulatory approval or receive market acceptance. To the extent that any of our competitors' products are perceived to be superior to our products or are marketed sooner than ours, demand for our products could decrease or our products could be rendered obsolete. If one or more competing products or technologies achieve broader market acceptance or render our products obsolete, we may lose customers and revenues which could have a material adverse effect on our business, financial condition and results of operations.

WE MAY NOT BE ABLE TO MEET UNANTICIPATED DEMAND FOR OUR PRODUCTS, WHICH COULD CAUSE US TO LOSE REVENUES AND CUSTOMERS

     Since the manufacturing processes for many of our products involve long lead times, specialized production equipment and a significant degree of human labor, if demand for our products increases in excess of our capacity, we may not be able to meet this demand. If we cannot meet the demand for our products, we may lose revenues and customers, which could have a material adverse effect on our business, financial condition and results of operations.

WE DEPEND ON A SINGLE SUPPLIER FOR OUR SILICONE RAW MATERIALS AND THE LOSS OF THIS SUPPLIER COULD ADVERSELY AFFECT OUR ABILITY TO MANUFACTURE MANY OF OUR PRODUCTS

     We currently rely on a single supplier for silicone raw materials used in many of our products. Although we have an agreement with this supplier to transfer the necessary formulations to us in the event that this supplier cannot meet our requirements, we cannot assure you that we will be able to timely produce a sufficient amount of quality silicone raw materials, if at all. In the event of a disruption, we currently anticipate that we could require a period of approximately two months before our silicone production facility could become operational. In addition, we may not be able to quickly establish additional or replacement suppliers to meet these needs. If we cannot produce or find replacement suppliers for these materials, our ability to produce our products could be impaired and we could lose customers and market share. Accordingly, the loss of this supplier could have a material adverse effect on our business, financial condition and results of operations.

OUR ABILITY TO SELL BOVINE COLLAGEN-BASED PRODUCTS COULD BE ADVERSELY AFFECTED IF WE EXPERIENCE PROBLEMS WITH THE CLOSED HERD OF DOMESTIC CATTLE FROM WHICH WE DERIVE THESE PRODUCTS

     We rely on a closed herd of domestic cattle that is kept apart from all other cattle for the production of our bovine collagen-based products. In the event of any material diminution in the size of our herd for any reason, including accident or disease, we would have a limited ability to quickly increase the supply of acceptable cattle and our bovine-based products from a similarly segregated source. Further, any stray cattle that enter our herd could infect our cattle and could affect the purity of our cattle through mating. The diminution in size or infection of our cattle could have a material adverse effect on our ability to sell bovine collagen-based products and, as a result, a material adverse effect on our business, financial condition and results of operations.

COMPETITION MAY ERODE OUR MARKET SHARE AND REDUCE OUR PROFITABILITY

     The markets for many of our products are competitive. In addition, some of our competitors are larger or may have greater resources to devote to new product development, clinical trials, selling and marketing. Customers may perceive these new products to be more effective, technologically advanced, clinically safer or otherwise more appealing, which may cause our products to be rendered noncompetitive or obsolete. In addition, our competitors may succeed in obtaining regulatory approvals for competing products faster than us. This would permit our competitors to introduce their competing products to the market before us and as a result we may lose market share and experience reduced margins. If we do not effectively compete with our competitors, our profitability may be materially affected. We cannot assure you that we will be able to effectively compete in the future.

OUR INTERNATIONAL BUSINESS EXPOSES US TO A NUMBER OF RISKS


     Approximately 37% of our pro forma net sales for the nine months ended September 30, 1999, after giving effect to the Collagen acquisition as if it had occurred at the beginning of the period, were derived from international operations. Accordingly, any material decrease in foreign sales may have a material adverse effect on our business, financial condition and results of operations. Most of our international sales are denominated in U.S. dollars, euros or yen. Depreciation or devaluation of the local currencies of countries where we sell our products may result in our products becoming more expensive in local currency terms, thus reducing demand. We manufacture some of our breast implant products in Ireland and plan to begin manufacturing some breast implant products in Costa Rica in 2000. Therefore, some of our operating expenses are denominated in currencies other than the U.S. dollar. We cannot assure you that we will not experience unfavorable currency fluctuation effects in future periods, which could have an adverse effect on our operating results. Our operations and financial results also may be significantly affected by other international factors, including:


        - the imposition of additional foreign government controls or regulations on medical devices;

        - new export license requirements;
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

        - political instability, inflation or negative economic growth in our target markets;

        - trade restrictions;

        - changes in tariffs; and

        - difficulties in managing international operations.

WE ARE SUBJECT TO SUBSTANTIAL GOVERNMENT REGULATION, WHICH COULD MATERIALLY ADVERSELY AFFECT OUR BUSINESS

     The production and marketing of our products and our ongoing research and development, preclinical testing and clinical trial activities are subject to extensive regulation and review by numerous governmental authorities both in the U.S. and abroad. Most of the medical devices we develop must undergo rigorous preclinical and clinical testing and an extensive regulatory approval process administered by the Food and Drug Administration under the Food, Drug, and Cosmetic Act and comparable foreign authorities before they can be marketed. Unless an exemption applies, each medical device that we wish to market in the U.S. must receive either a "510(k)" clearance or a premarket approval (PMA) from the FDA. In order to be commercially distributed throughout the European Community, a medical device must bear a CE conformity marking, indicating that it conforms with the essential requirements of the applicable European Medical Devices Directive. These regulations govern the testing, marketing and registration of new medical devices, in addition to regulating manufacturing practices, labeling and record keeping procedures. This process makes it longer, harder and more costly to bring our products to market, and we cannot assure you that any of our products will be approved. If we do not comply with applicable regulatory requirements it can result in warning letters, non-approval, suspensions of regulatory approvals, civil penalties and criminal fines, product seizures and recalls, operating restrictions, injunctions and criminal prosecution.

     Delays in or rejection of FDA approval of our products may be encountered due to, among other reasons, regulatory review of each new device application or product license application we submit, as well as changes in regulatory policy during the period of product development both in the U.S. and abroad. Even if regulatory approval of a product is granted, this approval may entail limitations on uses for which the product may be labelled and promoted. Further, for a marketed product, its manufacturer and the facilities in which the product is manufactured are subject to continual review and inspection. Later discovery of previously unknown problems with a product, manufacturer or facility may result in restrictions on the product, manufacturer or facility, including withdrawal of the product from the market or other enforcement actions.

WE MAY FAIL TO MAINTAIN THE REGULATORY APPROVAL NECESSARY TO CONTINUE LEGALLY MARKETING OUR SALINE-FILLED BREAST IMPLANT PRODUCT

     Our saline-filled breast implant product has been marketed in the U.S. based upon substantial equivalence to other saline-filled breast implant products that were in commercial distribution before May 28, 1976. In mid-August 1999, the FDA issued regulations that will eliminate this "grandfather" status and require all manufacturers of saline-filled breast implant products to obtain PMA approval in order to enter or remain on the market. These regulations are known as a "call for PMA applications."


     Pursuant to the call for PMA applications, all manufacturers of saline-filled breast implant products now in commercial distribution must have a PMA application accepted for filing by November 17, 1999. The FDA only accepts a PMA application for filing based upon a determination that it is sufficiently complete to permit substantive review. Manufacturers who successfully file PMA applications by the deadline may continue marketing their saline-filled breast implant products during the review period. Manufacturers who do not meet the deadline will be required to stop commercially distributing their saline-filled implant products until after they obtain PMA approval.


     We are preparing a PMA application for our saline-filled breast implant product. We intend to submit it for filing prior to the deadline set forth in the call for PMA applications. If the FDA declines to accept it for filing by the deadline, the FDA could require us to cease marketing our saline-filled breast implant product during the agency's review of any PMA application that we eventually file. In addition, the FDA ultimately could find our PMA application not approvable, which would preclude us from commercial distribution of this product in the U.S. Our failure to file a PMA application on time and/or obtain approval would have a material adverse effect on our business, financial condition and results of operations.

FUTURE LEGISLATION OR REGULATIONS RELATING TO US OR OUR PRODUCTS COULD MATERIALLY ADVERSELY AFFECT OUR BUSINESS

     If any national healthcare reform or other legislation or regulations are passed that impose limits on the number or type of medical procedures that may be performed or that have the effect of restricting a physician's ability to select specific products for use in his or her procedures, it could have a material adverse effect on the demand for our products. In the U.S., there have been, and we expect that there will continue to be, a number of federal and state legislative proposals and regulations to implement greater governmental control on the healthcare industry. These proposals create uncertainty as to the future of our industry and may have a material adverse effect on our ability to raise capital or to form collaborations, and the enactment of these reforms could have a material adverse effect on our business, financial condition and results of operations. In a number of foreign markets, the pricing and profitability of healthcare products are subject to governmental influence or control. In addition, legislation or regulations that impose restrictions on the price that may be charged for healthcare products or medical devices may adversely affect our business, financial condition and results of operations. From time to time, legislation or regulatory proposals are proposed and discussed which could alter the review and approval process relating to medical device products.

IF WE ARE UNABLE TO HIRE AND RETAIN KEY PERSONNEL, OUR BUSINESS AND GROWTH WILL SUFFER

     We are dependent on a limited number of key management, technical and sales personnel, the loss of any one of which could have a material adverse effect on our business, financial condition and results of operations. Our future success will depend in part upon our ability to attract and retain highly qualified personnel. We compete for these personnel with other companies, academic institutions, government entities and other organizations. We cannot assure you that we will be successful in hiring or retaining qualified personnel. Our inability to attract and retain key employees could have a material adverse effect on our business, financial condition and results of operations.

WE USE PRODUCTS IN THE MANUFACTURING PROCESS WHICH MAY BE HAZARDOUS TO THE ENVIRONMENT IF NOT HANDLED PROPERLY, WHICH EXPOSES US TO ADDITIONAL LIABILITY

     We are subject to foreign and domestic laws and regulations relating to the protection of the environment. Our business involves the handling, storage and disposal of materials that are classified as hazardous. Although our safety procedures for handling, storage and disposal of these materials are designed to comply with the standards prescribed by applicable laws and regulations, we cannot assure you that we will not be held liable for any damages that result, and any related liability could have a material adverse effect on our business, financial condition and results of operations. Further, we cannot assure you that the cost of complying with these laws and regulations will not increase materially in the future.


WE ARE UNCERTAIN ABOUT THE STATUS OF SOME OF OUR PATENTS AND PROPRIETARY TECHNOLOGY AND ARE INVOLVED IN PATIENT LITIGATION WHICH, IF DETERMINED ADVERSELY TO US, COULD HARM OUR RESULTS OF OPERATIONS


     Our success will depend, in part, on our ability and our licensors' ability to obtain, assert and defend our patents, protect our trade secrets and operate without infringing the proprietary rights of others. We protect our proprietary technology through a combination of confidentiality agreements and patents. We cannot assure you that our owned and licensed patents, products and technology will prove to be enforceable or that our products and technology do not infringe the patents or proprietary rights of others. We could also incur substantial costs in seeking enforcement of our proprietary rights against infringement or in defending ourselves against claims of infringement by others. Since much of our technology consists of trade secrets and unpatented know-how, we are exposed to the risk that others will independently

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

develop similar or superior products or technologies or that our trade secrets or know-how will become known to others.

     We license some of our products and technology under patents owned by others. In 1998, we reviewed our portfolio of patents and licenses and determined in several situations that licensed patents either were invalid, were unenforceable, were not being utilized or that the licensor had breached its obligations to us. Accordingly, we ceased paying several million dollars in annual royalties under several license agreements. We are currently engaged in litigation with various former licensors over the recovery of past royalties that were paid and our potential future obligations. We are also engaged in an arbitration proceeding related to human-based collagen patents and the recovery of damages alleged to be due in respect of a supply contract. If these proceedings are determined against us, we may be liable for a significant amount of past unpaid and potential future royalty or other contract payments, which could include a significant amount of damages, interest and enhanced damages if we are found to have willfully infringed the patents after ceasing royalty payments, and ultimately may be prohibited from using the patented technology. See "Business -- Legal Proceedings -- Patent and License Litigation."


WE MAY HAVE DIFFICULTY REFINANCING OUR BRIDGE LOAN FACILITY



     The terms of our bridge loan facility impose significant financial burdens on us, including a periodic increase in the interest rate and the release from escrow of warrants to purchase our common stock, if we do not refinance this indebtedness in full before June 1, 2000. Although we intend to refinance our bridge loan facility with a new bank credit facility, we cannot assure you that we will be successful in obtaining this credit facility on satisfactory terms, or at all. See "Description of Certain Indebtedness" and "Management's Discussion and Analysis of Financial Condition and Results of
Operations -- Liquidity and Capital Resources." If we do not obtain this new bank credit facility, we will search for other alternatives to refinance the balance remaining under the bridge loan facility after the application of the net proceeds from this offering. Our ability to obtain new financing will depend on a number of factors, including market conditions, our operating performance and investor interest. These factors may make the timing, amount, terms and conditions of any financing uncertain or unattractive. Our inability to refinance the bridge loan facility on acceptable terms on or prior to May 31, 2000 could have an adverse effect on our interest expense, results of operations and earnings per share.


YEAR 2000 PROBLEMS MAY DISRUPT OUR BUSINESS AND SUBJECT US TO INCREASED EXPENSES

     Year 2000 problems could require us to incur delays and unanticipated expenses. We have conducted a review to identify which of our computer and other business operating systems will be affected by the Year 2000 problem and have developed a project plan and schedule to resolve this issue. Among the functions and systems impacted could be inventory and accounting systems, electronic data interchange and mechanical systems operating everything from office building environmental controls to telephone switches and fax machines. We believe that our business systems, including Collagen's, are currently Year 2000 compliant in all material respects. However, our failure to correct a material Year 2000 problem could have a material adverse effect on our business, results of operations and financial condition. We may experience operations difficulties because of undetected errors or defects in the technology we use in our internal systems.

     We are also engaged in communications with our significant business partners, suppliers and customers to determine the extent to which we are vulnerable to these third parties' failure to address their own Year 2000 issues. We are seeking assurances from our significant business partners, suppliers and customers that their computer applications will not fail due to Year 2000 problems. Nevertheless, we do not control, and can give no assurances as to the substance or success of their Year 2000 compliance efforts. If our significant business partners, suppliers and customers fail to address their own Year 2000 issues, our financial position or results of operations may be materially and adversely effected. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

                         RISKS RELATED TO THIS OFFERING

HISTORICALLY, OUR STOCK PRICE HAS BEEN VOLATILE AND OUR TRADING VOLUME HAS BEEN LOW

     The market prices for securities of medical device companies have historically been highly volatile. Broad market fluctuations may have a material adverse effect on the market price of our common stock. The trading price of our common stock has been, and may be, subject to wide fluctuations in response to a number of factors, many of which are beyond our control. These factors include:

         - quarter-to-quarter variations in our operating results;

         - the results of testing, technological innovations or new commercial products by us or our competitors;

         - governmental regulations, rules and orders;

         - general conditions in the healthcare, medical device or plastic surgery industries;

         - changes in our earnings estimates by securities analysts;

         - developments concerning patents or other proprietary rights; and

         - litigation or public concern about the safety of our products.

     Historically, the daily trading volume of our common stock has been relatively low. On September 30, 1999, our common stock began trading on the Nasdaq National Market System. We cannot assure you that an active public market for our common stock will develop or be sustained after this offering or that the average trading volume will increase.

AS A RESULT OF THEIR OWNERSHIP OF OUR COMMON STOCK, OUR EXECUTIVE OFFICERS, DIRECTORS AND AFFILIATES MAY EXERCISE SIGNIFICANT INFLUENCE OVER OUR CORPORATE DECISIONS CONTRARY TO THE INTERESTS OF OTHER STOCKHOLDERS


     Our executive officers, directors and affiliates currently beneficially own approximately 38% of our common stock and after the offering will beneficially own approximately 33% of our common stock. Accordingly, these stockholders will have significant influence with respect to any corporate transaction or other matter submitted to the stockholders for approval, including mergers, consolidations and the sale of all or substantially all of our assets. Third parties may be discouraged from making a bid or tender offer to acquire us because of this concentration of ownership.


OUR CERTIFICATE OF INCORPORATION, BY-LAWS, RIGHTS PLAN AND DELAWARE LAW MAKE IT DIFFICULT FOR A THIRD PARTY TO ACQUIRE US, DESPITE THE POSSIBLE BENEFIT TO OUR STOCKHOLDERS

     Our certificate of incorporation, bylaws and Delaware law include provisions that may have the effect of discouraging a third party from pursuing a non-negotiated takeover of our company and preventing specific changes of control. In addition, our board of directors has adopted a stockholders' rights plan providing for discount purchase rights to some of our stockholders upon some acquisitions of our common stock. The exercise of these rights is intended to inhibit specific changes of control of Inamed. In addition, we have entered into agreements with our senior executive officers under which they could receive substantial payments in connection with a change of control of our company.

SHARES ELIGIBLE FOR FUTURE SALE BY OUR CURRENT STOCKHOLDERS OR EMPLOYEES MAY ADVERSELY AFFECT THE MARKET PRICE OF OUR COMMON STOCK


     There will be 19,714,835 shares of our common stock outstanding immediately following this offering, assuming no exercise of the underwriters' over-allotment option. As of October 20, 1999, 3,953,995 shares of our common stock were issuable upon the exercise of outstanding options and warrants. We expect one of our selling stockholders to exercise warrants to purchase 12,241 shares and include those shares in this offering. Once vested, these options and warrants generally may be exercised at any time. In addition, in connection with the issuance of debt under our bridge loan facility, we placed in escrow warrants representing in the aggregate the right to acquire 10% of our fully-diluted common stock after giving effect to the exercise of those warrants and all other outstanding warrants, options and other equity equivalents of Inamed. Unless we repay or refinance our bridge loan on or prior to May 31, 2000, these warrants will be released from escrow as of June 1, 2000. See "Description of Certain Indebtedness." Our executive officers, directors and some of our principal stockholders, including selling stockholders, have agreed that, with some exceptions, they will not, directly or indirectly, without the prior written consent of Hambrecht & Quist LLC on behalf of the underwriters, offer, sell, or otherwise dispose of any shares of our common stock, options or warrants to acquire shares of common stock or securities exchangeable for or convertible into shares of common stock owned by them during the 90-day period following the date of this prospectus. Hambrecht & Quist LLC, on behalf of the underwriters, may in its sole discretion, release all or any portion of the shares subject to the lock up agreements. The court-appointed receiver of Medical Device Alliance, Inc., one of our stockholders, may determine at a later date to include shares held by it in this offering, subject to the consent of Hambrecht & Quist LLC, the court in a Nevada receivership action to which Medical Device Alliance is a party and Inamed. Many of our outstanding warrants provide for anti-dilution adjustment upon the occurrence of certain events, including certain issuances by us of shares of common stock, or warrants or other rights to purchase common stock, for consideration that is, or at an exercise price that is, less than the current market price of our common stock (defined in these warrants as the daily volume weighted average sale price per share of our common stock for the 20 business days ending five days before the date of determination). The issuance or sale of a significant number of shares of our capital stock, whether in connection with the refinancing of our bridge loan facility, the exercise of a significant number of outstanding options or warrants, the possible operation of these anti-dilution provisions in some of our warrants or otherwise, could dilute the percentage interest of our other stockholders now or in the future or materially adversely affect the market price of our common stock. See "Description of Capital Stock."


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

               SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

     The statements contained or incorporated by reference in this prospectus that are not historical facts are "forward-looking statements," as that term is defined in the Private Securities Litigation Reform Act of 1995. Those statements include all discussions of strategy as well as statements that contain forward-looking expressions like "believes," "estimates," "expects," "intends," "may," "will," "should," or "anticipates" or the negative forms of these expressions. In addition, from time to time, we or our representatives have made or may make forward-looking statements, orally or in writing. Furthermore, forward-looking statements may be included in our filings with the Securities and Exchange Commission as well as in press releases or oral presentations made by or with the approval of one of our authorized executive officers.

     We caution you to bear in mind that forward-looking statements, by their very nature, involve assumptions and expectations and are subject to risks and uncertainties. Although we believe that the assumptions and expectations reflected in the forward-looking statements contained in this prospectus are reasonable, no assurance can be given that those assumptions or expectations will prove to have been correct. Important factors that could cause actual results to differ materially from our expectations are disclosed in this prospectus, including, without limitation, under the caption "Risk Factors." These factors include, but are not limited to, the following:

          - the timing and results of testing, clinical studies, technological innovations and new product introduction;

          - the clinical efficacy of and market demand for products;

          - the achievement of or failure to achieve milestones, including milestones relating to the integration of our recently acquired subsidiary, Collagen;

          - changes in the sources of, nature of and costs of raw materials, labor and employee benefits;

          - actions or delays by the FDA and other regulatory authorities;

          - changes in FDA and other governmental regulations, rules and orders;

          - developments concerning patents, licenses, trademarks or other proprietary intellectual property and rights;

          - product liability litigation and adequacy of reserves and insurance coverage;

          - development and rate of growth of new markets;

          - general market conditions, currency fluctuations, competition and pricing in domestic and international markets; and

          - unfavorable publicity or public concern about us or our subsidiaries or the safety of our products.

     All subsequent written and oral forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by these factors and the cautionary statements contained throughout this prospectus.

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

                                  OUR COMPANY

OVERVIEW OF OUR COMPANY

     Our predecessor, McGhan Medical Corporation, was incorporated in 1974 and was a manufacturer of silicone implant products for plastic and reconstructive surgery. In 1977, that business was sold to Minnesota Mining and Manufacturing Company (3M). In 1984, a new McGhan Medical Corporation acquired the assets of 3M's silicone implant product line. In 1985, this entity became a subsidiary of a public company through a merger with First American Corporation, a Florida corporation. In 1986, First American Corporation changed its name to Inamed Corporation. In December 1998, Inamed changed its state of incorporation to Delaware.

RECENT DEVELOPMENTS

     New Senior Management. On January 23, 1998, we announced the hiring of Richard G. Babbitt as our President and Chief Executive Officer, and Ilan K. Reich as our Executive Vice President. At that time, those officers were also elected to our Board of Directors. On February 11, 1998, we announced the resignation of Donald K. McGhan from his executive and board positions and the election of Richard G. Babbitt as our Chairman. Also at that time, in recognition of Donald K. McGhan's past contributions, we gave him the title of Chairman Emeritus. On June 24, 1998, Jim J. McGhan, Donald K McGhan's son and then the Chief Operating Officer of Inamed, was terminated from his employment with us. At a special meeting of stockholders held on December 21, 1998, Jim J. McGhan ceased to serve as a member of our Board of Directors. On December 22, 1998, Donald K. McGhan was relieved of the title of Chairman Emeritus. Also on that date, Ilan K. Reich was elected President, with Richard G. Babbitt retaining the titles of Chairman and Chief Executive Officer.

     In the fourth quarter of 1998 and in the second quarter of 1999, our senior management team was expanded to include John P. Strohmeyer as Vice President, Manufacturing, Michael J. Doty as Senior Vice President and Chief Financial Officer and David E. Bamberger as Senior Vice President, Secretary and General Counsel.

     Breast Implant Litigation. In 1992, the FDA declared a moratorium on silicone gel-filled implants, generating a tide of litigation against all U.S. breast implant manufacturers including Inamed subsidiaries McGhan Medical and Cox-Uphoff International. Between 1992 and 1998, we were named as a defendant or co-defendant in thousands of lawsuits and other claims alleging injurious exposure to our breast implant products. On June 2, 1998, federal Judge Sam C. Pointer, Jr. gave preliminary approval of the settlement agreements with the plaintiffs' class settlement counsel and 3M. Under these agreements, we agreed to pay an aggregate of $31.5 million to settle all claims arising from our breast implant products, both silicone gel-filled and saline-filled, which were implanted before June 1, 1993 and to pay an initial $3.0 million to resolve a significant indemnity claim by 3M. The settlement agreement with the plaintiff class was structured as a mandatory limited fund, non-opt-out class action settlement covering Inamed and its subsidiaries. In September 1998, we made our initial payment of $3.0 million under the settlement agreement to the court appointed escrow agent on behalf of the plaintiff class. On February 1, 1999 Judge Pointer granted final approval of the settlement. On March 3, 1999 the statutory 30-day period for filing appeals expired, with no notices of appeal being filed with the Federal District Court within that period.

     On May 10, 1999, we announced that we had made our final payment of all of the monies owed to the court-appointed escrow agent on behalf of the plaintiff class in the mandatory class action settlement of this breast implant litigation. The payment was $29.9 million in cash, and included $25.5 million as full payment of the 6% promissory note which was issued in June 1998 at the time the settlement received preliminary approval, $1.4 million of accrued interest on that note, and $3.0 million to repurchase the 426,323 shares of our common stock which were also issued in June 1998 to the court-appointed escrow agent. The funds came from our $31.1 million equity financing which was completed in May 1999. In that financing, we issued 5.4 million new shares of our common stock to existing warrantholders in exchange for $20.4 million in cash and the surrender of $10.7 million of our 11% notes. We received an additional

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

$3.0 million from our noteholders and used those funds to purchase, on behalf of our noteholders, the 426,323 shares of our common stock which were previously issued to the court-appointed escrow agent. As a result of this payment, the $30.0 million of liabilities relating to the settlement which was recorded on our balance sheet at December 31, 1998 was eliminated. See "Management's Discussion and Analysis of Financial Condition and Results of
Operations -- Liquidity and Capital Resources."

     Change of Independent Accountants; SEC Administrative Proceeding and Settlement. In March 1998, Coopers & Lybrand LLP resigned as our independent auditors and in April 1998 we retained BDO Seidman, LLP as our new independent auditors. Coopers' reasons for resigning were set forth in our current report on Form 8-K/A as filed on March 27, 1998, which is incorporated by reference in this prospectus. The stated reasons included disagreements over various related-party transactions, our failure to pay withholding taxes and other matters that occurred under our prior management. Coopers resigned without issuing audit reports on our financial statement for fiscal years 1996 and 1997 which was a factor in delaying the timely filing our Forms 10-K for those fiscal years.

     In 1998, under our new management, we addressed each of the matters identified by Coopers in its resignation by, among other things, restating our 1996 earnings per share results from a $0.91 per share loss to a $1.46 per share loss, and effectuating an equity-for-debt conversion with our former Chairman and his affiliates on terms that compensated us for his related-party transactions in 1996 and 1997.

     In April 1998, following Coopers' resignation, the Commission commenced a formal investigation into the matters raised by Coopers as disclosed in our March 27, 1998 current report on Form 8-K/A. At that time, under our new management, we cooperated in the Commission's investigation. On August 17, 1999, as part of an administrative settlement with the Commission, without admitting or denying the Commission's findings, we consented to the entry of a cease and desist order as to future violations of securities laws. In that order, the Commission noted that Inamed had replaced its senior management in the first quarter of 1998 after the events that gave rise to the violations described in the order had taken place. The order imposed no monetary penalties against us, and the settlement ended the Commission's investigation against us.

     Emphasis on Profitability. During 1998, our new senior management team implemented a cost reduction program and streamlined our operations. This program included:

        - reducing overhead through an approximate 10% worldwide reduction in the number of our employees;

        - eliminating underutilized corporate offices and our European sales headquarters;

        - entering into a strategic alliance with our supplier of silicone raw materials;

        - moving our corporate headquarters from Las Vegas to Santa Barbara; and

        - terminating or selling unprofitable business lines.

     Our new senior management team also simplified our organizational structure by reorganizing 26 autonomous domestic and international subsidiaries into our current structure of three business units. These business units include our U.S. plastic surgery and aesthetic medicine group, our international group and our BioEnterics group which focuses on our obesity and gastro-intestinal products. Each business unit has a president who is responsible for the profitability of that entity, as well as an executive management staff with responsibilities for finance, operations, manufacturing, sales and marketing, research and development, and regulatory affairs. Our corporate staff has been refocused to oversee the strategic, financial and operational goals for each of our business units, enhance manufacturing efficiencies on a worldwide basis and explore new business and product opportunities.

     Based on our turnaround in profitability, the resolution of the breast implant litigation and the financing alternatives available to fund the settlement, our independent public accountants, BDO Seidman, LLP, did not include in their audit report for our 1998 financial statements the "going concern" explanatory paragraph issued in the prior years.

     The Collagen Acquisition. On July 31, 1999, we entered into an Agreement and Plan of Merger to acquire Collagen at a cash purchase price of $16.25 per share. On September 1, 1999, the merger was completed and Collagen became a wholly-owned subsidiary of Inamed. The total amount paid by us in the Collagen acquisition, including the cancellation of all Collagen options, was approximately $148.7 million, plus expenses of approximately $9.2 million. We financed the Collagen acquisition, and the repayment of $16.9 million of Inamed debt, through borrowings under a bridge loan facility, with Ableco Finance LLC as administrative agent, in the amount of $155.0 million and $23.8 million of cash on hand at the closing of the merger.

     We believe the Collagen acquisition will provide us with a broader range of products to serve the plastic and aesthetic surgery markets. Soon after acquiring Collagen, we began to integrate Collagen's business into ours by:

        - assimilating Collagen's current operations into ours to realize operational and financial synergies and to achieve cost savings;

        - consolidating Collagen's nine European subsidiaries into our existing Inamed International business unit;

        - combining our sales and marketing forces; and

        - seeking new opportunities to become a third-party supplier for other collagen-based products.

     Several aspects of our integration plan are substantially complete, and we currently expect to complete the integration of Collagen's business and operations into ours by January 2000.

                                USE OF PROCEEDS


     Our net proceeds from the sale of 2,500,000 shares of common stock offered by us pursuant to this prospectus at an assumed offering price of $26 per share are estimated to be approximately $60.0 million after deducting underwriting discounts and commissions and estimated expenses payable by us in connection with the offering. If the underwriters exercise their over-allotment option in full, we will receive approximately $11.0 million in additional net proceeds. We will not receive any of the proceeds from the sale of shares of our common stock by the selling stockholders.



     We will apply all of the net proceeds received by us from this offering to repay a portion of our outstanding borrowings under our bridge loan facility. Our borrowings under this bridge loan facility, which totaled $155.0 million at October 22, 1999, bear interest at variable rates based on a margin over LIBOR. At October 22, 1999, the weighted average interest rate on those borrowings was 11.5% per annum. The bridge notes issued under the bridge loan facility expire on May 31, 2000. We used the borrowings under this bridge loan facility, together with cash on hand, to finance our acquisition of Collagen and to repay Inamed debt. Subject to the satisfaction of specified financial conditions, if outstanding on May 31, 2000, these bridge notes will be rolled over into longer term notes maturing on June 1, 2007. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources" and "Description of Certain Indebtedness" included elsewhere in this prospectus.

                          PRICE RANGE OF COMMON STOCK

     Our common stock has been trading on the Nasdaq National Market under the symbol "IMDC" since September 30, 1999. Between January 1, 1997 and June 10, 1997, our common stock was listed on the Nasdaq SmallCap Market. However, effective June 11, 1997, our common stock was delisted from the Nasdaq SmallCap Market. From June 11, 1997 to September 29, 1999, our common stock traded on the OTC Bulletin Board. The table below sets forth the high and low bid prices of our common stock as reported by Nasdaq for the periods indicated.


1997                                                          HIGH         LOW
First Quarter...............................................  $ 8 1/4      $ 5 1/8
Second Quarter..............................................    5 1/8        3 1/8
Third Quarter...............................................    7 7/8        4
Fourth Quarter..............................................    4 1/8        3 1/4


1998                                                          HIGH         LOW
First Quarter...............................................  $ 5 5/8      $ 3 1/8
Second Quarter..............................................    9 1/4        5
Third Quarter...............................................    8 1/2        5
Fourth Quarter..............................................   10 1/8        4 1/2


1999                                                          HIGH         LOW
First Quarter...............................................  $15          $ 9 5/8
Second Quarter..............................................   17 1/8       12
Third Quarter...............................................   29 1/2       14 5/8
Fourth Quarter (through October 26, 1999)...................   28 3/8       24 1/8



     The number of shares of our common stock outstanding as of October 20, 1999 was 17,202,594. As of October 20, 1999, we had 762 stockholders of record. Our common stock price at the close of business on October 26, 1999 was $26.75 per share.


                                DIVIDEND POLICY

     We have not declared or paid any cash dividends on our common stock. Our current policy is to retain earnings to finance the growth and development of our business. Therefore, we do not anticipate paying cash dividends on our common stock in the foreseeable future. In addition, our ability to pay cash dividends is restricted by our bridge loan facility and may be restricted by any credit facility that we may enter into to refinance the bridge notes. Any future determination to pay cash dividends will be at the discretion of our board of directors and will be dependent upon our financial condition, operating results, capital requirements and other factors as our board of directors deems relevant.

                                 CAPITALIZATION


     The following table shows our consolidated capitalization at September 30, 1999:



          - on an actual basis; and



          - on an as adjusted basis to reflect the issuance and sale of the 2,500,000 shares of common stock offered by us in this offering at an assumed offering price of $26 per share and the application of the net proceeds from this offering.


     You should read this table in conjunction with our consolidated financial statements, Collagen's consolidated financial statements, the pro forma financial information and the related notes included elsewhere in this prospectus.


                                                                SEPTEMBER 30, 1999
                                                              -----------------------
                                                               ACTUAL     AS ADJUSTED
                                                              --------    -----------
                                                                  (IN THOUSANDS)
Cash and cash equivalents...................................  $ 15,474     $ 15,474
                                                              ========     ========
Current installments of long-term debt......................  $     14     $     14
Notes payable to bank.......................................     1,372        1,372
                                                              --------     --------
Total short-term debt.......................................  $  1,386     $  1,386
                                                              ========     ========
Bridge loans................................................  $155,000     $ 95,000
                                                              --------     --------
Total long-term debt........................................  $155,000     $ 95,000
                                                              --------     --------
Stockholders' equity:
Preferred stock, par value $0.01; authorized 1,000,000
  shares, none issued.......................................  $     --     $     --
Common stock, par value $0.01; authorized 25,000,000 shares;
  issued and outstanding 17,187,594 shares (actual); issued
  and outstanding 19,714,835 shares (as adjusted)(1)........       172          197
Additional paid-in capital..................................    74,778      134,753
Accumulated other comprehensive (loss)......................    (3,410)      (3,410)
Accumulated deficit.........................................   (28,519)     (28,519)
                                                              --------     --------
     Stockholders' equity...................................    43,021      103,021
                                                              --------     --------
          Total capitalization..............................  $198,021     $198,021
                                                              ========     ========


------------------------------

(1) As adjusted shares include 15,000 shares issued upon the exercise of options and warrants since September 30, 1999 through October 20, 1999. Excludes an aggregate of 3,953,995 shares of common stock issuable upon the exercise of options outstanding at October 20, 1999 at exercise prices ranging between $1.45 and $16.88 (with a weighted average exercise price of $6.61) and warrants at exercise prices ranging between $3.53 and $24.75 (with a weighted average exercise price of $9.70). These 3,953,995 shares include 12,241 shares to be issued upon the exercise of outstanding warrants by one of our selling stockholders that will be sold in this offering. Also excludes shares of common stock issuable upon the exercise of warrants if our bridge loan facility is not repaid or refinanced at maturity. See "Description of Certain Indebtedness."

                       SELECTED HISTORICAL FINANCIAL DATA


     The selected historical financial data set forth below for 1998, 1997 and 1996 fiscal years are derived from the Inamed audited consolidated financial statements appearing elsewhere in this prospectus. The selected historical financial data set forth below for our 1995 and 1994 fiscal years are derived from our financial statements not included in this prospectus. The selected historical financial data for the nine months ended September 30, 1999 and 1998 are derived from the unaudited financial statements of Inamed for these periods, which include the results of Collagen for the month of September 1999. The selected balance sheet data at September 30, 1999 reflect the Collagen acquisition, which occurred on September 1, 1999. In the opinion of our management, the unaudited financial statements reflect all adjustments, consisting of normal recurring adjustments, considered necessary for a fair presentation of the results of operations and financial position as of the date of and for the periods presented. You should read these selected financial data along with "Management's Discussion and Analysis of Financial Condition and Results of Operations," our consolidated financial statements and the notes thereto appearing elsewhere in this prospectus.



                                    NINE MONTHS ENDED
                                      SEPTEMBER 30,                                 YEAR ENDED DECEMBER 31,
                                 -----------------------       ------------------------------------------------------------------
                                   1999           1998           1998           1997           1996          1995          1994
                                 --------       --------       --------       --------       --------       -------       -------
                                                               (IN THOUSANDS EXCEPT PER SHARE DATA)
STATEMENT OF OPERATIONS DATA:
Net sales......................  $123,722       $ 99,109       $131,566       $106,381       $ 93,372       $81,626       $80,385
Cost of goods sold.............    36,597         35,219         47,954         37,643         35,295        30,156        26,264
Gross profit...................    87,125         63,890         83,612         68,738         58,077        51,470        54,121
Operating expenses:
    Marketing..................    27,099         26,894         33,364         30,002         25,088        23,434        19,179
    General and
      administrative...........    22,841         21,201         28,213         33,450         31,252        32,834        27,099
    Research and development...     6,871          7,053          9,366          8,863          5,693         4,392         3,724
    Restructuring expense......        --             --          4,202             --             --            --            --
Total operating expenses.......    56,811         55,148         75,145         72,315         62,033        60,660        50,543
Operating income (loss)........    30,314          8,742          8,467         (3,577)        (3,956)       (9,190)        3,578
Litigation settlement..........        --             --             --        (28,150)            --            --            --
Net interest and other
  financing
  expense......................     5,186          2,746          3,812          6,173          4,277            63           196
Income (loss) before income tax
  expense (benefit) and
  extraordinary charges........    25,090          2,164          5,341        (39,696)        (8,165)       (8,576)        5,007
Income tax expense (benefit)...        --            137         (8,432)(1)      1,881(2)       3,214(3)     (1,683)        2,261
Net income (loss) before
  extraordinary charges........    25,090          2,027         13,773        (41,577)       (11,379)       (6,893)        2,746
Extraordinary charges..........        --             --         (1,800)            --             --            --            --
Net income (loss)..............  $ 25,090       $  2,027       $ 11,973       $(41,577)      $(11,379)      $(6,893)      $ 2,746
Net income (loss) per share of
  common stock:
    Basic......................  $   1.74       $   0.20       $   1.15       $  (4.97)      $  (1.46)      $ (0.91)      $  0.37
    Diluted(4).................  $   1.39       $   0.20       $   0.92       $  (4.97)      $  (1.46)      $ (0.91)      $  0.37
Weighted average common shares
  outstanding (basic)..........    14,444         10,130         10,387          8,371          7,811         7,544         7,411
Weighted average common shares
  outstanding (diluted)........    18,063         10,130         14,185          8,371          7,811         7,544         7,411

                                                                          DECEMBER 31,
                                     SEPTEMBER 30,    -----------------------------------------------------
                                         1999           1998        1997       1996       1995       1994
                                     -------------    --------    --------    -------    -------    -------
                                                                 (IN THOUSANDS)
BALANCE SHEET DATA:
Working capital (deficiency).......    $  3,378(5)    $   (988)   $  6,460    $ 4,511    $(6,042)   $ 1,088
Total assets.......................     318,860         80,707      58,842     65,912     50,385     47,810
Bridge loans.......................     155,000             --          --         --         --         --
Convertible and other long-term
  debt, net of current
  installments.....................          --         27,767      23,574     34,607         89         51
Subordinated long-term debt,
  related party....................          --             --       8,813         --         --         --
Stockholders' equity
  (deficiency).....................      43,021        (15,625)    (46,689)    (9,908)    (1,704)     4,479


-------------------------

(1) Reflects the recognition of an $8,000 deferred tax asset based on future short-term income projections.


(2) Includes a provision of $1,000 for the conversion of foreign intercompany accounts to equity.

(3) Includes the recording of a $2,006 valuation allowance on domestic deferred tax assets.


(4) Had Inamed's pretax net income been taxed using an effective rate of 33%, Inamed would have had fully diluted earnings per share of $0.93 for the nine months ended September 30, 1999 and diluted earnings per share of $0.13 for the nine months ended September 30, 1998.



(5) Working capital does not reflect receipt of an $8.2 million refund of prior period taxes.

                  PRO FORMA CONSOLIDATED FINANCIAL INFORMATION


     The following historical and unaudited pro forma consolidated financial information has been derived from Inamed's consolidated historical financial statements for the year ended December 31, 1998 and the nine months ended September 30, 1999, and Collagen's consolidated historical financial statements for the years ended June 30, 1999 and June 30, 1998, each appearing elsewhere in this prospectus, and Collagen's consolidated historical financial statements for the six months ended December 31, 1997 and 1998 and the two months ended August 31, 1999. In preparing these pro forma data, we have used what we believe are reasonable methods to conform the bases of presentation of Inamed's and Collagen's historical financial statements.



     We accounted for the Collagen acquisition using the purchase method. Under the purchase method of accounting, tangible and intangible assets acquired and liabilities assumed are recorded at their estimated fair values. The excess of the purchase price, including estimated fees and expenses related to the acquisition, over the net assets acquired has been classified as goodwill. The estimated fair values and useful lives of assets acquired and liabilities assumed are based on a preliminary valuation. We are in the process of having an appraisal performed of the net assets acquired. Based upon this appraisal some assets and other intangibles may be amortized over a shorter life than the goodwill amortization period of 30 years.



     We prepared the unaudited pro forma statement of operations for the periods presented by combining Inamed's audited statement of income for the year ended December 31, 1998 and its unaudited statement of income for the nine months ended September 30, 1999 with Collagen's unaudited statement of operations for the twelve months ended December 31, 1998 and the eight months ended August 31, 1999, giving effect to the acquisition as though it occurred on January 1, 1998. The unaudited pro forma financial statements do not reflect management's anticipated cost savings resulting from the integration of Collagen's business and operations into our existing business and operations.


     The unaudited pro forma consolidated financial statements are presented for informational purposes only and are not necessarily indicative of actual results that would have been achieved had the Collagen acquisition been consummated on the dates or for the periods indicated and do not purport to indicate results of operations as of any future period. You should read this unaudited pro forma consolidated financial information in conjunction with Inamed's consolidated financial statements and the related notes thereto, Collagen's consolidated financial statements and the related notes thereto, and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere in this prospectus.

            UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS

                 FOR THE TWELVE MONTHS ENDED DECEMBER 31, 1998



                                                                     COLLAGEN                       PUBLIC EQUITY
                                                                    ACQUISITION                       OFFERING
                                                                     PRO FORMA       PRO FORMA        PRO FORMA      PRO FORMA
                                               INAMED    COLLAGEN   ADJUSTMENTS    CONSOLIDATED      ADJUSTMENTS    AS ADJUSTED
                                              --------   --------   -----------   ---------------   -------------   -----------
                                                                  (IN THOUSANDS EXCEPT FOR PER SHARE DATA)
Net sales...................................  $131,566   $82,128     $     --        $213,694          $   --        $213,694
Cost of goods sold..........................    47,954    22,777           --          70,731              --          70,731
                                              --------   -------     --------        --------          ------        --------
  Gross profit..............................    83,612    59,351           --         142,963              --         142,963
                                              --------   -------     --------        --------          ------        --------
Operating expenses
  Selling, general and
    administrative..........................    61,577    40,354           --         101,931              --         101,931
  Amortization of goodwill..................        --       414         4,648(A)         5,062            --           5,062
  Research and development..................     9,366     6,359           --          15,725              --          15,725
  Restructuring expense.....................     4,202     1,541           --           5,743              --           5,743
                                              --------   -------     --------        --------          ------        --------
        Total operating expenses............    75,145    48,668        4,648         128,461              --         128,461
                                              --------   -------     --------        --------          ------        --------
Operating income (loss).....................     8,467    10,683       (4,648)         14,502              --          14,502
Net interest income (expense) and other
  financing costs...........................    (3,812)      589      (17,825)(C)     (21,048)          6,900(D)      (14,148)
Amortization of deferred financing costs....        --        --       (6,975)(B)      (6,975)             --          (6,975)
Net gain on investments.....................        --       314           --             314              --             314
Other income (expense)......................       686       (46)          --             640              --             640
                                              --------   -------     --------        --------          ------        --------
Income (loss) before income tax expense
  (benefit).................................     5,341    11,540      (29,448)        (12,567)          6,900          (5,667)
Provision (benefit) for income taxes........    (8,432)    6,726       (2,441)(E)      (4,147)          2,277(E)       (1,870)
Minority interest...........................        --        12           --              12              --              12
                                              --------   -------     --------        --------          ------        --------
Income (loss) from continuing operations....  $ 13,773   $ 4,802     $(27,007)       $ (8,432)         $4,623        $ (3,809)
                                              ========   =======     ========        ========          ======        ========
Earnings per share from continuing
  operations
  Basic.....................................  $   1.33                               $  (0.81)                       $  (0.30)
                                              ========                               ========                        ========
  Diluted...................................  $   1.05                               $  (0.81)                       $  (0.30)
                                              ========                               ========                        ========
Weighted average common shares
  outstanding(F)
  Basic.....................................    10,387                                 10,387           2,500(H)       12,887
  Diluted(G)................................    14,185                                 14,185           2,500(H)       16,685


                   (See footnotes at the end of pro forma financial statements.)

            UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS

                  FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1999



                                     INAMED            COLLAGEN        COLLAGEN                    PUBLIC EQUITY
                                  NINE MONTHS        EIGHT MONTHS     ACQUISITION                    OFFERING
                                     ENDED               ENDED         PRO FORMA     PRO FORMA       PRO FORMA      PRO FORMA
                               SEPTEMBER 30, 1999   AUGUST 31, 1999   ADJUSTMENTS   CONSOLIDATED    ADJUSTMENTS    AS ADJUSTED
                               ------------------   ---------------   -----------   ------------   -------------   -----------
                                                          (IN THOUSANDS EXCEPT FOR PER SHARE DATA)
Net sales....................       $123,722            $57,390        $     --       $181,112        $   --        $181,112
Cost of goods sold...........         36,597             17,044              --         53,641            --          53,641
                                    --------            -------        --------       --------        ------        --------
Gross profit.................         87,125             40,346              --        127,471            --         127,471
                                    --------            -------        --------       --------        ------        --------
Operating expenses
  Selling, general and
    administrative...........         49,940             26,820              --         76,760            --          76,760
  Amortization of goodwill...             69                552           3,486(A)       4,107            --           4,107
  Research and development...          6,802              2,997              --          9,799            --           9,799
                                    --------            -------        --------       --------        ------        --------
        Total operating
          expenses...........         56,811             30,369           3,486         90,666            --          90,666
                                    --------            -------        --------       --------        ------        --------
Operating income (loss)......         30,314              9,977          (3,486)        36,805            --          36,805
Net interest income (expense)
  and other financing
  costs......................         (5,186)               254         (13,369)(C)    (18,301)        5,175(D)      (13,126)
Other income (expense).......            (38)                --              --            (38)           --             (38)
                                    --------            -------        --------       --------        ------        --------
Income (loss) before income
  tax expense (benefit)......         25,090             10,231         (16,855)        18,466         5,175          23,641
Provision (benefit) for
  income taxes...............             --              4,062           2,032(E)       6,094         1,708(E)        7,802
                                    --------            -------        --------       --------        ------        --------
Income (loss) from continuing
  operations.................       $ 25,090            $ 6,169        $(18,887)      $ 12,372        $3,467        $ 15,839
                                    ========            =======        ========       ========        ======        ========
Earnings per share from
  continuing operations
  Basic......................           $1.74                                            $0.86                         $0.94
                                    ========                                          ========                      ========
  Diluted(G).................          $1.39                                              $0.68                          $0.77
                                    ========                                          ========                      ========
Weighted average common
  shares outstanding(F)
  Basic......................         14,444                                            14,444         2,500(H)       16,944
  Diluted(G).................         18,063                                            18,063         2,500(H)       20,563


                   (See footnotes at the end of pro forma financial statements.)

               NOTES TO UNAUDITED PRO FORMA FINANCIAL STATEMENTS
                    (IN THOUSANDS EXCEPT FOR PER SHARE DATA)


PRO FORMA INCOME STATEMENT ADJUSTMENTS


    (A) Records adjustment to depreciation and amortization expense as follows:


        Goodwill acquired totalled approximately $140,000 and represents the excess of purchase price over the identifiable and intangible assets of Collagen. We are in the process of having an independent appraisal performed. Based upon the results of the appraisal, the amount allocated to goodwill based on management's estimates in the accompanying pro forma financial statements may change and the amortization period may be shorter, which may have a material impact on the pro forma financial statements.


       Goodwill is to be amortized over its estimated useful life of 30 years consistent with our established policy.

    The 30-year estimated useful life of goodwill is derived from management's analysis of:

          - the historical lives and future estimated lives of customer relationships which are the core of our business;

          - the longevity and continuing use of the base practice management systems; and

          - the relatively minor impact of technological obsolescence on our core products and services.

    (B) To record the amortization of deferred financing fees related to the bridge loan facility over its nine-month term.


    (C) Interest expense on our $155,000 bridge loan facility based on average LIBOR interest rate of 5.5% plus 600 basis points. If the interest rate fluctuated by 1.0%, the effect on interest expense would be $1,550 annually.



    (D) Interest eliminated on $60,000 of our bridge loan facility currently bearing interest at 11.5% per annum due to payment from the proceeds of this public equity offering.



    (E) Adjusts the provision for income taxes based on other pro forma adjustments. As disclosed in our Annual Report on Form 10-K for the year ended December 31, 1998, we have available net operating loss carryforwards, which are available to offset future taxable income. During 1998, we adjusted our valuation allowance with respect to our ability to recognize currently a portion of the future tax benefits resulting from the utilization of the net operating loss carryforwards. Accordingly, we recognized an income tax benefit in 1998 and no tax expense for the nine months ended September 30, 1999. Assuming continued profitability in the future, our effective tax rate will approximate a tax rate consistent with our earnings (assume 33% effective tax rate).



    (F) As of October 20, 1999 there were 17,202,594 shares of our common stock outstanding.



    (G) Had our pretax net income been taxed using an effective rate of 33%, we would have had fully diluted earnings per share of $0.93 for the nine months ended September 30, 1999 and diluted earnings per share of $0.13 for the nine months ended September 30, 1998.



    (H) Reflects a public equity offering of 2,500,000 shares issued as a result of this offering at an assumed offering price of $26 after deducting underwriting discounts and commissions and estimated expenses payable by us, which will be used to pay down a portion of the bridge loan facility.

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

OVERVIEW

     Commencing in 1992, with the advent of the mass tort litigation arising from our silicone gel-filled breast implant products, until early 1998, our financial performance was adversely impacted by the costs of managing our litigation problems as well as by the costs of improving manufacturing practices and policies in accordance with FDA regulations. In addition, between 1992 and 1998, we invested significant resources to increase our international sales and market presence. Due to these and other factors, our expenses grew at a significantly higher rate than our sales, leading to a steady deterioration in our financial performance.

     In early 1998, we appointed a new senior management team and focused on two primary objectives: settling the breast implant litigation and making Inamed consistently profitable on par with other medical device companies.

     On February 1, 1999, the court responsible for our breast implant litigation entered a final non-appealable order approving our settlement with the plaintiff class' counsel and 3M. On March 3, 1999, the statutory period for filing appeals expired. On May 10, 1999, we announced the completion of a $31.1 million equity financing and a final payment of monies owed to the escrow agent on behalf of the plaintiff class in the breast implant litigation.

     In the third quarter of 1998, we implemented a cost reduction program that included:

         - reducing overhead through an approximate 10% worldwide reduction in the number of our employees;

         - eliminating underutilized corporate offices and our European sales headquarters;

         - entering into a strategic alliance with our supplier of silicone raw materials;

         - moving our corporate headquarters from Las Vegas to Santa Barbara;
           and

         - terminating or selling unprofitable business lines.

     During the third and fourth quarters of 1998, we expensed a total of $4.2 million as a restructuring charge to recognize various costs associated with implementing that plan. By the end of 1998, we accomplished our transition from a history of unprofitable operations to profitable operations. As a result of the restructuring, we reduced our general and administrative expense while maintaining sales growth and gross profit. Operating profit before restructuring expense, which is defined as income from continuing operations before interest, foreign exchange gains and losses, taxes, litigation settlement and extraordinary charges, was $12.7 million in 1998, as compared to an operating loss of $3.6 million in 1997. Moreover, based on the turnaround in profitability, the resolution of the breast implant litigation and the financing alternatives available to fund the settlement, our independent public accountants, BDO Seidman, LLP, did not include in their audit report for the 1998 financial statements the "going concern" explanatory paragraph issued in prior years.


     In the third quarter of 1999, we announced and completed the acquisition of Collagen for an aggregate purchase price of approximately $148.7 million, plus expenses of approximately $9.2 million. We accounted for the Collagen acquisition using the purchase method of accounting. Under the purchase method, Collagen's financial data is consolidated with our financial results from the effective date of the acquisition, September 1, 1999. We have commenced our plan to integrate Collagen's business and operations into ours and expect that our integration plan will be completed by January 2000. We believe this acquisition makes us a global leader in plastic surgery and aesthetic medicine. See "Our Company -- Recent Developments -- The Collagen Acquisition."

RESULTS OF OPERATIONS


     Set forth below is a table which shows the individual components of our actual results of operations as a percent of net sales for each of the periods indicated, including the results of Collagen for the month of September 1999.



                                                           NINE MONTHS
                                                              ENDED              YEAR ENDED
                                                          SEPTEMBER 30,         DECEMBER 31,
                                                         ---------------    --------------------
                                                         1999       1998    1998    1997    1996
                                                         ----       ----    ----    ----    ----
Net sales..............................................  100%       100%    100%    100%    100%
Gross profit...........................................   70         64      64      65      62
Marketing expenses.....................................   22         27      25      28      27
General and administrative expenses....................   18         21      21      31      34
Research and development expenses......................    6          7       7       8       6
Total operating expenses (excluding restructuring
  expense).............................................   46         56      54      68      66
Operating income (loss) (excluding restructuring
  expense).............................................   25          9      10      (3)      4
Net interest and other financing expense...............    4          3       3       6       5
Income (loss) before income taxes and extraordinary
  charges..............................................   20          2       4     (37)     (9)
Net income.............................................   20%         2%      9%    (39)    (12)
                                                         ===        ===     ===      ==      ==



COMPARISON OF THE NINE MONTHS ENDED SEPTEMBER 30, 1999 AND 1998



     Net Sales. Net sales for the nine months ended September 30, 1999 were $123.7 million, reflecting an increase of $24.6 million or 25% over net sales for the same period in 1998. This increase is attributable to increased sales from all business units and the inclusion of one month of Collagen's net sales, which were $8.3 million or approximately 19% of our net sales in the third quarter of 1999. During the second and third quarters there was a slowdown in net sales growth due to the development of backorders in selected product lines in the U.S. plastic surgery business. The backorders were due to production capacity issues for a limited number of our products. We largely remedied these issues in the third quarter of 1999. We expect to report substantially larger period-over-period sales over the next four quarters because we have expanded our range of products and services due to the Collagen acquisition.



     Net sales in the U.S. accounted for 62% of total net sales for the three months ended September 30, 1999 and 64% of total net sales for the nine months ended September 30, 1999, as compared to 65% for both the three months and nine months ended September 30, 1998. International net sales accounted for 38% of total net sales for the three months ended September 30, 1999 and 36% of total net sales for the nine months ended September 30, 1999. International net sales for the three months and nine months ended September 30, 1998 were 35% of total net sales.



     Cost of Goods Sold. Cost of goods sold for the nine months ended September 30, 1999 was $36.6 million, reflecting an increase of $1.4 million or 4%, over the same period in 1998. Cost of goods sold, as a percentage of net sales, decreased to 30% in the nine months ended September 30, 1999 as compared to 36% in the same period in 1998. This decrease reflects improved capacity utilization due to increased sales, the addition of higher-margin Collagen products to the overall sales mix, strong cost reduction measures at all production facilities, including material cost reductions and strategic alliances with key company suppliers, reduction in headcount, discontinuance or sale of smaller unprofitable product lines and improved asset management, especially receivables and inventory.



     Gross Profit. Gross profit for the nine months ended September 30, 1999 was $87.1 million, reflecting an increase of $23.2 million or 36% over the same period in 1998. For the nine months ended September 30, 1999, gross profit as a percentage of net sales increased 6% up to 70% from 64% for the same period in 1998. Margins increased primarily due to increased production efficiencies, resulting in higher yields and increased output in all business units along with increased sales volumes of higher margin gel products for reconstructive surgery markets and Collagen products, and an overall reduction in cost of goods sold as a percentage of sales. An offsetting factor to the higher gross margins was the cost of validations at one U.S. plastic surgery plant for new reconstructive surgery products which will be introduced in the near future.


     In addition, gross margins in 1998 were negatively impacted by pending FDA audits and manufacturing inefficiencies caused by idle time at both U.S. and international plastic and reconstructive surgery operations.


     Marketing Expenses. Marketing expenses for the nine months ended September 30, 1999 were $27.0 million. As a percentage of sales, marketing expenses were 22% in the nine months ended September 30, 1999 and 27% in the nine months ended September 30, 1998. Without Collagen sales and marketing expenses, Inamed's sales and marketing expenses decreased $1.3 million down to 21% as a percentage of net sales. New management's goals of growing the sales and reducing costs, which included the restructuring of the entire company during 1998 and strong cost containment procedures, have helped to dramatically reduce our marketing expenses in 1999 from 1998 levels. We currently anticipate that marketing expenses will increase in future quarters. The actual amount spent will depend on a variety of factors, including our level of operations, advertising spending and the number of new markets we attempt to enter, either geographically or through acquisitions, joint ventures or strategic alliances for new products.



     In May 1999, we entered into a strategic alliance with Advanced Tissue Sciences, Inc. under which we license for development, marketing and sales five of Advanced Tissue's human-based, tissue-engineered products for surgical applications. As of October 22, 1999, our total investment in the Advanced Tissue strategic alliance was $9.0 million. Of this amount, $6.5 million was paid for licensing rights and the remainder was paid for common stock, and warrants to purchase common stock, of Advanced Tissue at a premium to market. In November 1999, we expect to pay Advanced Tissue an additional $1.0 million of which approximately $725,000 will be allocated to licensing rights and approximately $275,000 will be allocated to additional common stock, and warrants to purchase common stock, of Advanced Tissue. We also are obligated to pay Advanced Tissue an additional $2.0 million milestone payment for each of the marketed products that receives FDA approval, up to $10.0 million in total for all of the products. Finally, Advanced Tissue is entitled to royalties from us on a sliding scale based on overall product sales. We have agreed to hold any investment in Advanced Tissue common stock until at least October 2002.



     General and Administrative Expenses. General and administrative expenses for the nine months ended September 30, 1999 were $22.8 million, an increase of $1.6 million or 8% from the same period of 1998. General and administrative expense decreased as a percentage of sales from 21% down to 18% for the nine months ended September 30, 1999 as compared to the same period in 1998. The decrease in expenses is attributable to our strong commitment to reduce costs through elimination of unprofitable business areas, reduction in headcount as necessary, streamlining the organizational structure from multiple domestic and international business subsidiaries into three business units, elimination of underutilized corporate offices, and budgeting and review of all expenses.



     Research and Development Expenses. Research and development expenses were $6.9 million for the nine months ended September 30, 1999, reflecting a slight decrease from the same period in 1998. As a percentage of sales, research and development costs were 6%, a decrease of 1% for the nine months ended September 30, 1999 as compared to 7% for the same period in 1998. The actual amount spent will depend on a variety of factors, including our level of operations, and the number of product development projects we embark upon, including through acquisitions, strategic alliances and joint ventures for new products. Research and development expenses consist of ongoing research and development expenses for new product development in all business units, as well as necessary regulatory and clinical costs associated with testing and approving new product introductions in the U.S. and throughout the world.



     Operating Income. Based on the foregoing factors, our operating income for the nine months ended September 30, 1999 totaled $30.3 million, an increase of $21.5 million or 247% over operating income for the same period in 1998. This increase reflects the successful implementation of the restructuring program initiated by our new senior management in 1998 and the continuing strength of our core product lines.

     Interest Expense. Net interest and other financing expense was $5.2 million for the nine months ended September 30, 1999, reflecting an increase of $2.4 million from $2.7 million for the nine months ended September 30, 1998, due primarily to the increased borrowings which were incurred to finance the Collagen acquisition. Net interest and other financing expenses for the nine months ended September 30, 1999 include a one-time financing charge of $2.0 million incurred in connection with the exercise of warrants to fund the litigation settlement and $2.0 million to amortize the fees and interest paid in connection with the bridge loan for the Collagen acquisition. Without these charges, net interest and other financing expenses would have been $1.2 million for the nine months ended September 30, 1999. This decrease resulted from the $31.1 million equity financing used to fund the litigation settlement, which resulted in a $10.7 million reduction in our 11% junior secured notes. All of the remaining $16.9 million of senior and junior secured notes were paid at the same time as the Collagen acquisition.



     Foreign Currency Translation Gains and Losses. During the second quarter of 1999, we converted the non-U.S. intercompany debts among our subsidiaries to the capital of the respective subsidiaries. This step substantially eliminated the significant translation adjustments which occurred in prior years. For the nine months ended September 30, 1999, our foreign currency translation resulted in a marginal gain of $3,000 as compared to a $961,000 loss for the same period in 1998.



     Income Taxes and Earnings Per Share. We reduced the valuation allowance on the deferred tax asset based on pre-tax earnings for the nine months ended September 30, 1999. We are currently the beneficiary of a substantial net operating loss carryforward for financial reporting purposes. Management is currently evaluating the necessity for a continued allowance on the deferred tax asset. In order to provide investors with a perspective on its earnings per share on a normalized basis, assuming we accrued taxes at a 33% effective rate, our earnings for the three months ended September 30, 1999 would have been $0.33 per basic share and for the nine months ended September 30, 1999 would have been $1.16 per basic share. If we assumed accrued taxes at a 33% effective tax rate, our earnings per diluted share for the three months ended September 30, 1999 would have been $0.29 per diluted share and for the nine months ended September 30, 1999 would have been $0.93 per diluted share. Excluding $0.04 per share of non-cash charges for amortization of goodwill and financing costs arising from the Collagen acquisition, our earnings for the third quarter and the first nine months of 1999, on a normalized tax basis, would have been $0.37 and $1.20 per basic share and $0.33 and $0.97 per diluted share.


COMPARISON OF YEARS ENDED DECEMBER 31, 1998 AND 1997

     Net Sales. Net sales for 1998 were $131.6 million, reflecting an increase of $25.2 million or 24% over 1997 net sales. Net sales in the U.S. accounted for 65% of total net sales in 1998 and 63% of total net sales in 1997. International net sales accounted for 35% of total net sales in 1998 and 37% of total net sales in 1997. The accelerated growth in 1998 in U.S. sales was due primarily to the introduction of silicone gel-filled implants for reconstructive and revision surgery, which improved our overall sales mix, as well as increased sales of our anatomical and smooth-round breast implants.

     Cost of Goods Sold. Cost of goods sold for 1998 were $48.0 million, reflecting a 28% increase over 1997. Cost of goods sold, as a percentage of net sales, were 37% in 1998 as compared to 35% in 1997. The largest factor in the variation from year to year in cost of goods sold as a percentage of net sales are the cost of raw materials and the yield of finished goods from our manufacturing facilities. Both factors were fairly stable in 1997 and 1998. In late 1998, we entered into a long-term strategic alliance with our largest supplier of raw materials, which should result in improved cost savings in the coming years.

     Gross Profit. Gross profit for 1998 was $83.6 million, reflecting an increase of $14.9 million or 22% over 1997. For 1998, gross profit as a percentage of net sales decreased slightly to 64% down from 65% for 1997.

     Marketing Expenses. Marketing expenses for 1998 were $33.4 million, an increase of $3.4 million or 11% from 1997. The increase in marketing expenses is generally correlated to increased sales, based on commissions to sales representatives and other payments to third parties with sales-based payment arrangements. Marketing expenses are also affected by the overhead associated with supporting various sales and marketing functions, and by participation in trade conventions and shows. In 1998, we began efforts to reevaluate and, where appropriate, reduce these expenses through budgeting and planning. As a result, marketing expenses declined as a percentage of sales to 25% in 1998 from 28% in 1997.


     General and Administrative Expenses. General and administrative expenses for 1998 were $28.2 million, a decrease of $5.2 million or 16% from 1997. Our general and administrative expenses are affected by overall headcount in various administrative functions and the legal, accounting and other outside services which were necessary to defend the breast implant litigation and negotiate a settlement. Also, in 1997, general and administrative expenses were affected by the legal and accounting costs necessary to complete the audits for 1996 and 1997. The number and cost for employees engaged in general and administrative positions increased in 1997 and early 1998, at a rate greater than the increase in gross profit dollars. However, beginning with the implementation of new management's restructuring plan in mid-1998, these were reduced; thereby resulting in the significant decline in general and administrative expenses for 1998 as compared to 1997. As a result, general and administrative expenses declined as a percentage of sales to 21% in 1998 from 31% in 1997.


     Research and Development Expenses. Research and development expenses increased slightly for 1998 as compared to 1997; while as a percentage of sales, research and development expenses were 7% in 1998 as compared to 8% in 1997. We invested $3.5 million in 1998 and $2.4 million in 1997 at our BioEnterics subsidiary in connection with the development of obesity products. Now that that business unit has begun to achieve profitability, we anticipate that overall research and development expenditures will be lower as a percentage of sales in the coming years.

     Operating Income (Loss). Our operating loss for 1997 reflected the significant selling, general and administrative expenses which we bore under prior management. Beginning in 1998, our new senior management team undertook a restructuring program which was designed to reverse our poor operating performance and significantly improve our operating margin. The positive results of that program are reflected in the $12.7 million of operating profit (excluding restructuring expense) for 1998.

     Interest Expense. Net interest expense and other financing expense was $3.8 million in 1998, reflecting a decline of $2.4 million from 1997. This decrease is due to lower overall debt and reduced penalty charges. Net interest expense of approximately $6.2 million in 1997 included penalty charges totaling $1.6 million due to our failure to provide an effective registration statement to the holders of our 4% convertible debentures issued earlier that year, offset by a reduction in interest expense due to the retirement of $15.0 million of our 11% senior secured convertible notes with the proceeds that had been held in an escrow account. Additionally, in 1997, we accrued (but did not pay) interest on approximately $9.9 million of 10.5% subordinated notes which were incurred primarily in the later half of the year to fund our working capital needs. In July 1998, we converted all of those 10.5% subordinated notes into common stock; and as of April 1998 all of the 4% debentures were converted into common stock. In September 1998, we refinanced $19.6 million of senior debt to extend the maturity from March 1999 to September 2000, and also borrowed $8.0 million, at 10% interest rate, until the same date.

     Foreign Currency Translation Loss. Historically, our subsidiaries have incurred significant intercompany debts (totaling more than $29.0 million for non-U.S. subsidiaries), which are eliminated in our consolidated financial statements. However, those intercompany debts, which are denominated in various foreign currencies, give rise to translation adjustments. In 1998, the new management team evaluated various alternatives for reducing our foreign currency exposure, and concluded to convert substantially all of the non-U.S. intercompany debts (particularly in countries with volatile local currencies) to the capital of the respective subsidiaries. The fourth quarter of 1997 included a provision of $1.0 million for expenses arising from those debt conversions. Beginning in 1999, virtually all of our sales will be denominated in either dollars or euros.

     Income Tax Expense (Benefit). Our tax expense in 1997 pertained primarily to foreign operations. In 1998 we had an income tax benefit of $8.4 million which primarily pertained to the recognition of an $8.0 million deferred tax asset based on an estimate of short-term future forecasted taxable income. Our remaining deferred tax asset of approximately $15.5 million has a 100% valuation allowance.

COMPARISON OF YEARS ENDED DECEMBER 31, 1997 AND 1996

     Net Sales. Net sales for 1997 were $106.4 million, reflecting an increase of $13.0 million or 14% over 1996 net sales. Net sales in the U.S. accounted for 63% in 1997 and 65% in 1996. International net sales accounted for 37% of total net sales in 1997 and 35% in 1996. The increase in net sales was due primarily to higher volume.

     Cost of Goods Sold. Cost of goods sold for 1997 were $37.6 million, reflecting a 7% increase over 1996. Cost of goods sold as a percentage of net sales were 35% in 1997 as compared to 38% in 1996. The largest factors in the variation from year to year in cost of goods sold as a percentage of net sales is the cost of raw materials and the yield of finished goods from our manufacturing facilities. The yield of finished goods has fluctuated by approximately 20 percentage points during 1994 through 1997. Given the limited number of suppliers of medical-grade silicone raw materials and components, our ability to control raw materials cost was often limited. In 1998, we entered into a strategic alliance with one of our raw material suppliers. Previously, we used internationally-manufactured raw materials from one of our foreign subsidiaries to help stabilize and reduce our cost of goods sold.

     Marketing Expenses. Marketing expenses in 1997 were $30.0 million, up $5.0 million or 20% from 1996. Marketing expense comprised 28% of net sales in 1997 and 27% of net sales in 1996. These expenses were incurred in connection with the expansion of our business into foreign countries either through a third party medical products distribution partner or through our own sales force.


     General and Administrative Expenses. General and administrative expenses in 1997 were $33.5 million, up $2.2 million or 7% from 1996 general and administrative expenses. General and administrative expenses, as a percentage of sales, were 31% in 1997 and 33% in 1996. General and administrative expenses are affected by overall headcount in various administrative functions, and the legal, accounting and other outside services which were necessary to defend the breast implant litigation and negotiate a settlement. Also, in 1997, general and administrative expenses were affected by the legal and accounting costs necessary to complete the audits for 1996 and 1997. The number and cost for employees engaged in general and administrative positions increased in each of 1994 through 1997, at a rate greater than the increase in gross profit dollars. The legal, warranty and administrative costs relating to the breast implant litigation was $4.7 million in 1997 and $3.5 million in 1996.


     Operating Loss. Excluding the expenses arising from the settlement of the breast implant litigation, we had a loss from operations in each of 1995 through 1997. The aggregate operating loss for those periods was approximately $16.8 million. Our operating losses in 1997 were $3.6 million and in 1996 were $4.0 million.

     Research and Development Expenses. Research and development expenses increased from 1994 through 1997 as we worked to develop new and advanced medical products. In prior years, increased costs were due to our efforts to obtain FDA approvals for our products. Research and development expenses in 1997 were $8.9 million and in 1996 were $5.7 million. The increase in 1997 and 1996 was due primarily to research and development expenses at our BioEnterics subsidiary in connection with the development of obesity products. Research and development expenses at BioEnterics were $2.4 million in 1997 and $1.5 million in 1996.

     Interest Expense. Net interest expense of approximately $4.3 million in 1996 was due to the net carrying costs on the $35.0 million of 11% senior secured convertible notes issued in January 1996, as well as an accounting charge of $1.4 million associated with the issuance of common stock under an agreement to waive covenant defaults under the notes. Net interest expense of approximately $6.2 million in 1997 was impacted by the incurrence of penalty charges totaling $1.6 million due to our failure to provide an effective registration statement to the holders of the 4% convertible debentures issued earlier that year, offset by a reduction in interest expense due to the retirement of $15.0 million of the 11% senior secured convertible notes with the proceeds that had been held in an escrow account. Additionally, in 1997, we accrued but did not pay interest on approximately $9.9 million of 10.5% subordinated notes which were incurred primarily in the later half of the year to fund our working capital needs.

LIQUIDITY AND CAPITAL RESOURCES


     We have funded our cash needs since 1997 through a series of debt and equity transactions and, in recent periods, through cash flow from operations.


     Liquidity. During 1998, our new senior management team focused on reversing the significant negative cash flow of the prior two years. Based on the operating profit and net income for 1998 and improved inventory turns, net cash provided by operating activities totaled $2.7 million for 1998, as compared to net cash used in operating activities of $13.9 million for 1997 and $19.2 million for 1996. This improvement is due to our efforts to reduce costs and inventory and thereby improve cash flow. As further reductions in cost of goods, general and administrative expenses and research and development expenses outlined above continue to take effect, together with the reduction of redundant expenses attributable to our acquisition of Collagen, we believe that cash flow from operations will continue to improve.


     During the nine months ended September 30, 1999, net cash provided by operations was $27.2 million compared to $4.1 million provided by operations for the same period in 1998. Positive cash from operations was offset by $145.0 million used in investing activities of which $133.0 million, net of cash received, was used for the purchase of Collagen, $3.3 million was used for fixed asset purchases and $9.1 million was used to fund strategic alliances during the nine months ended September 30, 1999. During this period, cash provided by financing activities of $125.0 million primarily related to our $155.0 million debt financing which was partially offset by the breast implant litigation settlement and debt payments which worked to offset positive operating cash. The positive cash from operations resulted from our high operating profit margin and our continued emphasis on the efficient management of working capital.



     Capital Resources. On September 1, 1999, we borrowed $155.0 million under a secured bridge loan facility and used $23.8 million of cash on hand at the closing of the merger to finance the Collagen acquisition and to repay $16.9 million of Inamed debt. The loans made under our secured bridge loan facility bear interest at variable rates based on a margin that increases by 100 basis points every three months over 30-day LIBOR. At October 22, 1999, the weighted average interest rate on these loans was 11.5% per annum. Interest is payable under the facility on a monthly basis. Our bridge loans mature on June 2, 2000 and, unless repaid or refinanced, will be rolled over into longer term senior notes maturing on June 2, 2007. Once obtained, we expect to use our net proceeds from this offering to repay a portion of our bridge loans. See "Description of Certain Indebtedness."


     We intend to refinance the balance of our bridge loan borrowings with a credit facility that will provide for term loans and a revolving credit line. We anticipate that cash generated from our internal operations and borrowings under the revolving credit portion of this credit facility will enable us to meet our liquidity, working capital and capital expenditure requirements during the next 24 months. We cannot assure you that we will be able to obtain this credit facility on satisfactory terms or at all.


     In May 1999, we completed a $31.1 million equity financing, in which 5.4 million new shares of common stock were issued to various holders of $5.50 and $7.50 warrants in exchange for the payment of $20.4 million of cash and the surrender of $10.7 million of 11% junior secured notes. The 11% junior secured notes, the $5.50 warrants and the $7.50 warrants were issued in November 1998 in exchange for outstanding 11% senior secured convertible notes due January 1999. Virtually all of the holders of warrants who were eligible to exercise at this time participated in the transaction. We also received $3.0 million of cash from our noteholders, which was used to purchase on their behalf the 426,323 shares of common stock held by the court-appointed escrow agent in connection with the breast implant litigation.


     On May 10, 1999, we announced that we made our final payment of all monies owed to the court-appointed escrow agent on behalf of the plaintiff class in the mandatory class action settlement of the breast implant litigation. The payment was $29.9 million in cash, and consisted of $25.5 million as full payment of the 6% promissory note we issued in June 1998, $1.4 million in accrued interest on the note, and $3.0 million to repurchase 426,323 shares of common stock which were also issued in June 1998 to the escrow agent. As a result of this payment, approximately $30.0 million of liabilities relating to the breast implant litigation that was recorded on our balance sheet as of the end of 1998 and the first quarter of 1999 has now been eliminated.


     In September 1998, we received $8.0 million of proceeds from the issuance of our 10% senior secured notes, due September 30, 2000 and warrants expiring on September 1, 2002 to acquire up to 590,000 shares of our common stock at an exercise price of $6.50 per share. Under the terms of that loan, $3.0 million was placed in a court-supervised escrow account to satisfy our deposit obligation under the settlement agreement for the breast implant litigation, and the balance was reserved for allocation to specific working capital and capital expenditure projects. We repaid all of our outstanding obligations under these notes in September 1999 in connection with our acquisition of Collagen.


     Between April 1997 and January 1998, we received an aggregate of $9.9 million of proceeds from an entity affiliated with our former chairman. That indebtedness was denoted as Inamed's 10.5% subordinated notes. By the terms of our 11% senior secured convertible notes, the 10.5% subordinated notes were junior in right of payment and liquidation and, accordingly, no interest or principal payments were made on these notes. In July 1998, all of the 10.5% subordinated notes, including accrued interest, were converted into 860,000 shares of common stock and a warrant to purchase 260,000 shares at $12.40 per share. At the time, our common stock was trading at approximately $7.50 per share.


     In January 1997, we received $5.7 million of proceeds upon the issuance of $6.2 million principal amount of 4% convertible debentures, due January 16, 2000. These debentures were convertible at 85% of the market price of the common stock less an additional discount of 6%. In connection with this issuance, we issued warrants to purchase up to 500,000 shares of common stock to the placement agents for the 4% convertible debentures. As of April 6, 1998, all of these debentures had been converted into an aggregate of 1,724,017 shares of common stock at prices ranging from $2.60 to $4.44 per share. No debentures are currently outstanding, however warrants to purchase 7,255 shares at an exercise price of $9.8125 per share issued to the placement agents for the debentures remain outstanding.



     Capital Expenditures. Expenditures on property and equipment approximated $3.7 million in 1998, compared to $5.1 million in 1997 and $4.0 million in 1996. For the nine months ended September 30, 1999, our capital expenditures were $3.3 million. The majority of the expenditures in each period were for building improvements, computer equipment and production equipment to increase capacity and efficiency. During 2000 to 2001, we expect to spend an aggregate of approximately $10.0 million above our normal annual capital expenditure of approximately $5.0 million. This new incremental spending will be used primarily to build new manufacturing facilities.


SIGNIFICANT FOURTH QUARTER ADJUSTMENTS


     During the nine months ended September 30, 1999, we authorized the issuance and allocation to certain of our senior executives, subject to final ratification by our compensation committee, warrants to purchase 900,000 shares of our common stock. We expect that this will result in an annual compensation charge of between $0.5 million to $1.0 million over the next three years.


     During the fourth quarter of our 1998 fiscal year, we recorded significant adjustments which increased net income by $6.2 million. The adjustments were to recognize an extraordinary charge of $1.8 million for the issuance of warrants in the restructuring of our 11% notes which occurred in the fourth quarter. In addition, an income tax benefit of $8.0 million was established to recognize a portion of the benefit expected to be received from our substantial net operating loss carryforward.

     During the fourth quarter of our 1997 fiscal year, we recorded significant adjustments which decreased income by $29.7 million. The adjustments were to recognize the latest developments in the breast implant litigation and the anticipated settlement as well as income tax expense for the foreign subsidiaries.

     During the fourth quarter of our 1996 fiscal year, we recorded significant adjustments which decreased income by $3.8 million. The adjustments were to increase the write off of the deferred tax assets of $2.0 million, to increase provision for product returns by $0.9 million and to increase provision for product

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

liability and record royalty expenses under international royalty agreements. Our new management has installed procedures to monitor quarterly financial statements to ensure there are minimal adjustments. These include a review by our independent public accountants of our quarterly financial statements.

IMPACT OF INFLATION

     We believe that inflation has had a negligible effect on operations. We believe that we can offset inflationary increases in the cost of materials and labor by increasing sales prices and improving operating efficiencies.

IMPACT OF YEAR 2000

     We have conducted a review to identify which of our computer and other business operating systems will be affected by the "Year 2000" problem and have developed a project plan and schedule to solve this issue. Among the functions and systems impacted could be inventory and accounting systems, electronic data interchange, and mechanical systems operating everything from office building environmental controls to telephone switches and fax machines. We believe that our business systems, including Collagen's, are currently Year 2000 compliant in all material respects. We believe that the costs of modifications, upgrades, or replacements of software, hardware, or capital equipment which would not be incurred but for Year 2000 compatibility requirements have not and will not have a material impact on our financial position or results of operations.

     We are also engaged in communications with our significant business partners, suppliers and customers to determine the extent to which we are vulnerable to these third parties' failure to address their own Year 2000 issues. Our assessment of the impact of our Year 2000 issues includes an assessment of our vulnerability to these third parties. We are seeking assurances from our significant business partners, suppliers and customers that their computer applications will not fail due to Year 2000 problems. Nevertheless, we do not control, and we cannot give you assurances as to the substance or success of the Year 2000 compliance efforts of these independent third parties and we believe that there is a risk that some of these third parties on whom our finances and operations depend will experience Year 2000 problems that could affect our financial position or results of operations. These risks include, but are not limited to, the potential inability of suppliers to correctly or timely provide necessary services, materials and components for our operations and the inability of lenders, lessors or other sources of our necessary capital and liquidity to make funds available to us when required.

NEW ACCOUNTING STANDARDS

     In June 1998, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Instruments and Hedging Activities," which requires entities to recognize all derivatives as either assets or liabilities in the statement of financial position and measure these instruments at fair value. SFAS No. 133 is effective for all fiscal years beginning after June 15, 2000. The adoption of SFAS No. 133 is not expected to have a material impact on our results of operations, financial position or cash flows.

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                                    BUSINESS

OVERVIEW

     We are a global surgical and medical device company engaged in the development, manufacturing and marketing of medical devices for the plastic, reconstructive and aesthetic surgery markets. We sell a variety of lifestyle products used to make people look younger and more attractive, including breast implants for cosmetic augmentation and collagen-based facial implants to correct facial wrinkles and scars and to enhance lip definition. We also sell products to address women's health issues, including breast implants for reconstructive surgery following radical mastectomies, and devices to treat severe obesity.


     We maintain leading positions in our target markets through innovative products and focused sales and marketing. We believe that in 1998, we had an approximately 50% market share of the $300.0 million U.S. breast implant market and an approximately 90% market share of the $65.0 million U.S. collagen-based facial implant market. For the first nine months of 1999, which includes one month of Collagen's results, we had net sales of $123.7 million and operating income of $30.3 million. For the same period, after giving effect to the Collagen acquisition as if it had occurred at the beginning of the period but excluding any anticipated savings from integrating Collagen's operations into ours, we would have had pro forma net sales of $181.1 million and pro forma operating income of $36.8 million.


     On September 1, 1999, we acquired Collagen. Collagen designs, develops, manufactures and markets products that treat defective, diseased, traumatized or aging human tissue. Collagen's flagship products, Zyderm(R) and Zyplast(R) collagen-based facial implants, are used in aesthetic applications for the correction of facial wrinkles due to aging, and scars. Collagen's products are used by plastic surgeons, dermatologists and other physicians for elective surgical and non-surgical therapies to remedy aging and defective facial tissue.


     For the nine months ended September 30, 1999, after giving effect to the Collagen acquisition as if it had occurred at the beginning of the period, our pro forma net sales would have been 56% from plastic surgery products, including breast implants and tissue expanders, 30% from collagen-based facial implant products and 8% from obesity products. We serve these markets with our 110 person direct sales force, which currently is the largest worldwide sales organization dedicated to plastic surgery products. The Collagen acquisition broadened our portfolio of products to address the needs of plastic surgeons and other aesthetic practitioners and is expected to help us take advantage of our existing sales and marketing infrastructure. We believe we can continue to find niche products which serve these markets and integrate them into our sales organization.


     We believe that the plastic, reconstructive and aesthetic surgery markets will continue to be attractive for the following reasons:

        - the increasing willingness of aging "baby-boomers" to accept plastic surgery as a means to look younger;

        - the majority of plastic surgery procedures are elective procedures paid from discretionary income and not subject to reimbursement risk; and

        - FDA regulations make it difficult for new competitors to enter our markets.

     Since January 1998, our new senior management team implemented several initiatives which resulted in:

        - settlement of our extensive and longstanding breast implant litigation;


        - enhanced manufacturing efficiencies which resulted in a gross margin improvement from 64% in the nine months ended September 30, 1998 to 70% in the nine months ended September 30, 1999;



        - reduced overhead expenses and a simplified organizational structure which resulted in increased operating margins from 9% in the nine months ended September 30, 1998 to 25% in the nine months ended September 30, 1999; and

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

        - the acquisition of Collagen in September 1999 which enhanced our product portfolio and is expected to help us take advantage of our distribution infrastructure.

     As a result of these efforts, together with a 24% increase in net sales for fiscal year 1998 as compared to fiscal year 1997, we achieved profitability in fiscal year 1998. See "Our Company -- Recent Developments."

INDUSTRY

  Overview of Aesthetic Medicine Market

     The market for aesthetic medicine and plastic surgery includes both cosmetic and reconstructive procedures. Cosmetic surgery procedures are entirely elective and are designed to improve aesthetic appearance. Reconstructive surgery procedures reshape abnormal anatomical features, which result from trauma, tumors, congenital defects or disease. Due to its elective nature, cosmetic surgery is typically private pay, while reconstructive surgery is primarily reimbursed by third-party payors. Aesthetic medicine procedures are typically performed by plastic and reconstructive surgeons, dermatologists, cosmetic surgeons, facial plastic surgeons and oral and maxillofacial surgeons.


     According to a survey of surgeons conducted by the American Society of Plastic and Reconstructive Surgeons in 1998, which we will refer to as the "ASPRS study," the most frequently performed procedures in the aesthetic medicine market in 1998 were breast augmentation, facial enhancement, eyelid surgery and liposuction. The aesthetic medicine market has experienced significant growth over the past decade. According to the ASPRS study, approximately 2.2 million plastic surgery procedures were performed by U.S. board-certified plastic surgeons in 1998. Cosmetic surgery procedures have grown at a compounded annual growth rate of approximately 16.7% from 1992 to 1998 as the number of procedures has increased from approximately 400,000 in 1992 to approximately 1.0 million in 1998. Reconstructive surgery procedures have grown from approximately 1.1 million procedures performed in 1992 to approximately 1.2 million in 1998. The ASPRS study indicates that the growth in the aesthetic medicine market in the U.S. is attributable to a number of factors, including:



        - Since the first "baby boomers" turned 50 in 1996, cosmetic surgery procedures for 51-64 year olds have risen 47% from 164,662 in 1996 to 242,427 in 1998. We believe demographic shifts are leading to a larger number of patients in the 20-64 age bracket which has traditionally represented the majority of the cosmetic surgery patient population.


        - In addition to growth in the 20-64 year old population, the age bracket of patients undergoing aesthetic procedures has expanded in both directions to teenagers and seniors. The 1998 ASPRS study showed a 113% increase since 1996 in the number of over-65 individuals choosing cosmetic surgery, with procedures rising from 42,597 in 1996 to 90,911 in 1998.


     We believe these statistics indicate the following:


        - Aesthetic medicine is gaining in acceptance and visibility. Physicians are showing greater interest in aesthetic medicine and patients are becoming increasingly open to discussing elective cosmetic procedures. In addition, the media provides an ongoing flow of information on the newest technologies and treatments to look one's best.

        - Since cosmetic surgery procedures are typically private pay, increasing discretionary incomes, especially among "baby boomers," helps increase the size of the market. In addition, an August 9, 1999 Newsweek cover story reported that two-thirds of the patients undergoing plastic surgery have household incomes under $50,000 per year but are willing to defer other discretionary expenses to pay for cosmetic procedures.

        - Increased patient awareness and interest in health-related issues has led to an increase in the number of procedures, such as preventative mastectomies, and corresponding growth in the reconstructive surgery market.

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

        - As the field of aesthetic medicine grows, more and more consumers have direct and easy access to trained physicians. Aesthetic medicine has expanded from its traditional constituency of females in select urban centers to be a consideration for both men and women across a broader range of geographies.

  Breast Implant Market

     Breast implants are used for augmentation in cosmetic surgery or for reconstruction following a mastectomy procedure, which is the total or partial removal of tissue as a result of breast cancer. We believe the worldwide market for implant devices used in cosmetic and reconstructive breast surgery was approximately $300 million in 1998, with the U.S. accounting for roughly two-thirds of the total. Inamed and Mentor Corporation are the two principal manufacturers of breast implant products. We believe that, together with Mentor Corporation, we account for approximately 95% of all breast implant products sold in the U.S. and approximately 80% of all breast implant products sold worldwide.


     Breast Augmentation. Breast augmentation surgery is the process by which breast implants are used to enhance the size or shape of a woman's breast for cosmetic reasons. We believe breast augmentation represents one of the fastest growing segments of the plastic surgery industry. According to the ASPRS study, approximately 132,400 women had breast augmentation surgery in 1998 in the U.S., as compared with approximately 32,600 in 1992, representing a compounded annual growth rate of 26.7%. The ASPRS study suggests that 60% of the women undergoing breast augmentations were between the ages of 19 and 34, and 35% were between the ages of 35 and 50.


     Breast Reconstruction. Breast reconstruction surgery is the procedure by which a surgeon recreates or reconstructs a woman's breast following a mastectomy. According to the ASPRS study, approximately 69,700 reconstruction procedures were performed in 1998 in the U.S., as compared with approximately 29,600 in 1992, representing a compounded annual growth rate of 15.3%.


     In 1998, we believe there were approximately 180,000 breast cancer cases requiring a mastectomy, with less than half receiving reconstructive breast implants. We believe the number of post-mastectomy breast reconstruction procedures will increase due to a number of factors. First, a new federal law was signed in October 1998 that mandates nationwide insurance coverage of reconstructive surgery following a mastectomy. Historically, not all health insurers covered this procedure. In addition, technological advancement allows for earlier detection of breast cancer and improved surgical technique has allowed for favorable clinical outcomes for patients.


     Controversy and Litigation Over Silicone Implants. In January 1992, the FDA requested that all U.S. manufacturers stop selling their silicone gel-filled implants as a voluntary action and that surgeons refrain from implanting the devices in patients pending further review of information relating to the safety of the products. Furthermore, in April 1992, the FDA announced that silicone gel-filled breast implants would be available only under controlled clinical studies. Litigation against manufacturers of breast implants substantially increased following the FDA moratorium. A more detailed discussion of the legal proceedings and settlements pursued by us is included in our Form 10-K for our 1998 fiscal year which is incorporated by reference into this prospectus under the heading "Item 3 -- Legal Proceedings -- Breast Implant Litigation." In February 1999, Judge Sam Pointer of the Federal District Court for Northern Alabama, approved our settlement, resolving virtually all of the breast implant litigation outstanding against our company at that time relating to products implanted before June 1, 1993 and precluding those who are eligible to participate in the settlement from pursuing future litigation. In May 1999, we made our final payment to the plaintiff class in this breast implant litigation. With the exception of Mentor Corporation and us, all other significant breast implant manufacturers exited the U.S. market by 1993.


     Numerous medical studies published subsequent to 1992 have described the lack of evidence in support of an association between silicone gel-filled breast implants and various diseases. A 30-year retrospective Mayo Clinic study published in the June 1994 New England Journal of Medicine found no association between breast implants and connective-tissue disease and other disorders that were studied. A Harvard Medical School study published in the June 1995 New England Journal of Medicine, conducted

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


over a 14-year period, found no evidence of an association between silicone gel-filled breast implants and either connective-tissue diseases defined according to a variety of standardized criteria or signs or symptoms of connective-tissue disease.



     The most significant summation and overview of the evidence to date was released in June 1999 in the form of a 400-page report commissioned by Congress and prepared by an independent committee of 13 scientists assembled by the Institute of Medicine, a part of the National Academy of Sciences. The Institute of Medicine report concluded that although silicone gel-filled breast implants may be responsible for localized problems, such as hardening or scarring of breast tissue, implants do not cause any major or systemic diseases such as lupus or rheumatoid arthritis.


  Facial Aesthetic Market

     Facial aesthetic products are designed to resurface skin, repair fine lines, deep folds and scars, enhance the lip border and surgically contour the face. We estimate that the 1998 market consisted of several distinct segments including laser treatments, with sales of approximately $400 million; over-the-counter products dispensed by physicians, with sales of approximately $150 million; and injectable collagen-based therapies, with sales of approximately $100 million.

     Collagen-based injections are one of the most popular procedures for facial enhancement. In early 1999 the American Society for Aesthetic Plastic Surgery, Inc. published its statistics on cosmetic procedures in the U.S. based on a survey of board certified plastic surgeons, dermatologists and other specialists likely to perform cosmetic surgical and non-surgical procedures. Based on this survey, the number of collagen-based injection procedures in the U.S. increased 6% from 347,168 procedures in 1997 to 367,170 procedures in 1998. Collagen procedures were ranked in the survey among the five most frequently performed non-surgical cosmetic procedures in the U.S.

     Collagen is a fibrous insoluble protein found in connective tissue throughout the body, including the skin. Purified bovine collagen sourced from cows is used to supplement the skin's natural layers of fat and collagen, which degrade as one ages. Collagen, which can be produced in a number of forms for different applications, is injected under the skin to "fill in" the creases formed by years of facial movement and environmental stress. The body eventually absorbs the injected collagen over a period of time which can range from weeks to years. As such, injectable collagen is considered a temporary treatment for the signs of facial aging. We believe that most patients require treatments every three to six months in order to maintain the effects of the initial treatment. Most facial aesthetic procedures using our products are relatively simple and are performed on an outpatient basis.

  Obesity Market

     Morbid obesity products are designed to treat individuals who are either 100% over their ideal body weight or 100 pounds overweight. Morbid obesity is life threatening, leading to cerebrovascular diseases, diabetes and other health problems. In the U.S., it is estimated that there are approximately 6 to 9 million adults who are morbidly obese. In Europe, it is estimated that there are approximately 2 to 7 million adults who are morbidly obese.

     There are a variety of medical devices and surgical procedures used to treat individuals for whom simple dieting and exercise are not an adequate solution. One example is the gastric bypass operation, whereby the surgeon makes a direct connection from the upper portion of the stomach to the intestine. Another procedure is stomach stapling. These procedures are significantly invasive and have a high risk of morbidity and the post-surgery side effects of poor digestion and nutritional complications.

PRODUCTS

  Breast Implants and Related Products

     We are a leading worldwide manufacturer and marketer of breast implants, with a diverse product line consisting of a variety of fills, shapes, sizes and textures. Our breast implants consist of a silicone elastomer, rubber-like shell filled with either saline solution or silicone gel. The shape of the breast implants can be either round or anatomical. Round breast implants generally give a woman a round curve in the upper part of her breasts, while anatomical breast implants are more likely to give the woman a gentle slope which is shaped more like a natural breast. Our breast implant products are available in an aggregate of over 200 sizes to meet our customers' preferences and needs. The outside shell of the breast implants can consist of either a smooth or textured surface, which generally is chosen by the surgeon. Textured implants were developed by us primarily in response to concerns about capsular contraction, the formation of reactive and constrictive tissue around the implant. Our textured implants are sold at a higher average selling price than smooth implants.



     We market our breast implants under the tradename McGhan(R) and the trademarks BioCell(R) and MicroCell(R). Our net sales for breast implant products were $84.7 million in the nine months ended September 30, 1999, representing approximately 47% of our pro forma net sales, after giving effect to the Collagen acquisition as if it had occurred at the beginning of the period.



        - Saline-filled breast implants. We market and distribute saline-filled breast implants in the U.S. and abroad primarily for use in breast augmentation for cosmetic reasons. Our saline-filled breast implants are distributed in the U.S. pursuant to a 510(k) clearance. Manufacturers of saline-filled breast implants were recently called by the FDA to file PMA applications by November 17, 1999. Any manufacturer that fails to have a PMA application accepted for filing will lose its 510(k) clearance and will no longer be permitted to distribute saline-filled breast implants in the U.S. until PMA approval is obtained. We expect to submit our completed PMA application to the FDA in November 1999. We currently have the CE Mark for marketing our saline-filled products in the European Community. In the nine months ended September 30, 1999, our net sales for saline-filled breast implants represented approximately 63% of our total breast implant net sales for that period.



        - Silicone gel-filled breast implants. We market and distribute silicone gel-filled breast implants primarily in Europe and Australia. In the U.S., we sell a limited number of silicone gel-filled breast implants for reconstructive surgeries following radical mastectomies. Our U.S. sales are based on our participation in an adjunct clinical study for reconstructive and revision surgery approved by the FDA. We currently have the CE Mark for marketing our silicone gel-filled products in the European Community. In the nine months ended September 30, 1999, our net sales for silicone gel-filled breast implants represented approximately 37% of our total breast implant net sales.


     Breast implants are placed under either a woman's breast tissue or pectoral muscle. If the implant is saline-filled, it is usually inserted empty and then filled and positioned. An advantage to this type of implant is that it can usually be placed through a small incision. Silicone gel-filled implants are inserted pre-filled and require a slightly larger incision. The incision generally is made as inconspicuously as possible in either the fold of the breast, around the nipple or under the arm. Breast implant surgery is performed in an operating room, either in the surgeon's office or at a hospital. If done for augmentation purposes, the surgery is typically performed on an outpatient basis and usually lasts less than one hour. General anesthesia is most commonly used, although local anesthesia may be an option. Reconstructive surgery generally occurs in a hospital, lasts one to six hours depending on the surgical technique employed, and in substantially all cases requires more than one operation over a period of several months.

     In addition to breast implants, we develop, manufacture and market an extensive line of breast and non-breast tissue expanders. The tissue expander is surgically implanted under the skin at a site where new tissue is desired and is filled over several weeks or months with saline solution. The increased pressure under the skin results in tissue growth to generate an increase in skin surface. Our tissue expanders are most commonly used in the first stage of two-stage breast reconstruction to create additional tissue at the mastectomy site. In addition, we make and sell a complete line of tissue expanders that are used for purposes other than breast implant surgery, including as an alternative to skin grafting to cover burn scars and to correct birth defects.

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

  Facial Enhancement Products

     We offer a full line of facial enhancement products designed to improve facial appearance by smoothing wrinkles, scars and enhancing the definition of the lip border. Our primary products in this area are the Zyderm(R) and Zyplast(R) collagen-based facial implants. We also distribute products manufactured by third parties, including Hylaform(R) gel and SoftForm(R) implant.

        - Zyderm(R) and Zyplast(R) Implants. Zyderm(R) and Zyplast(R) are injectable formulations of bovine collagen sourced from our exclusive domestic closed-herd of cows. Zyderm(R) implants were formulated especially for people with fine lines or superficial contour defects. These implants are particularly effective in smoothing delicate frown and smile lines and fine creases that develop at the corners of the eyes and above and below the lips, and can also help correct some kinds of shallow scars. Zyplast(R) implants are designed to treat deeper depressions and can be used for more pronounced contour problems, such as deeper scars, lines and furrows, and for areas upon which more force is exerted, such as the corners of the mouth. Zyderm(R) and Zyplast(R) implants may be used alone or in conjunction with one another. Following injection, they produce an immediate visible difference in the appearance of a patient's skin.


          Zyderm(R) and Zyplast(R) implants are dispersed in a saline solution containing a small amount of lidocaine, a local anesthetic, and injected with a fine gauge needle into depressed layers of skin to elevate the area to the level of the surrounding skin surface. As a result, the Zyderm(R) and Zyplast(R) implants replenish the skin's natural collagen support layer. The implants take on the texture and appearance of human tissue and are subject to similar stresses and aging processes. Consequently, supplemental treatments are necessary after initial treatment, depending on the location and original cause of the skin deformity. On average, patients require two to four treatments per year to maintain the desired result. Because the products are derived from a non-human source, a skin test must be performed with a requisite 30-day period to observe the possibility of allergic reaction in the recipient. In the nine months ended September 30, 1999, Collagen's net sales for Zyderm(R) and Zyplast(R) implants represented approximately 30% of our total pro forma net sales, after giving effect to the Collagen acquisition as if it had occurred at the beginning of the period, and substantially all of our net sales for facial enhancement products.


          Zyderm(R) and Zyplast(R) received the CE Mark in June 1995, allowing for marketing in the European Community. The FDA granted PMA applications for Zyderm(R) in July 1981 and for Zyplast(R) in June 1985, allowing for marketing in the U.S. Our Zyderm(R) and Zyplast(R) line of collagen-based products are the only facial injectable products currently marketed that have been approved for marketing in the U.S. by the FDA.

        - Hylaform(R) Gel. Hylaform(R) gel is an injectable product for same-day treatment of facial wrinkles and scars, which can be used without a skin sensitivity test. We obtained exclusive marketing and distribution rights to Hylaform(R) gel from BioMatrix, Inc. in selected international markets and have the option to acquire the U.S. distribution rights in the future. Hylaform(R) gel received a CE Mark in December 1995 allowing marketing in the European community, but is not approved for marketing in the U.S.


        - SoftForm(R) Implant. SoftForm(R) implant is a non-resorbable, long-lasting facial implant for the treatment of deep facial furrows and creases such as deep frown lines, creases between the nose and corners of the mouth, and definition of the lip border. We obtained exclusive worldwide marketing and distribution rights to SoftForm(R) from Tissue Technologies, Inc. SoftForm(R) received the CE Mark in September 1997, allowing marketing in the European community and FDA clearance in September 1998 for marketing in the U.S.


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  Obesity and Other Products

     We develop, manufacture and market devices for the treatment of obesity through our BioEnterics Corporation subsidiary. Through Collagen, we also develop, manufacture and market products to treat urinary incontinence, the involuntary loss of urine from the bladder due to intrinsic sphincter deficiency.


     Our LAP-BAND(R) Adjustable Gastric Banding System is designed to provide long-term treatment of severe obesity that is minimally invasive and is used as an alternative to full gastric bypass surgery or stomach stapling. The LAP-BAND(R) System consists of an adjustable silicone elastomer band which is laparoscopically placed around the upper part of the stomach through a small incision, making part of the stomach a small pouch. This slows down the passage of food and makes the patient feel fuller longer. The LAP-BAND(R) System procedure is completely reversible. The LAP-BAND(R) System has begun to achieve acceptance in Europe and Australia, with approximately 35,000 units sold since 1993.



     The LAP-BAND(R) System is currently undergoing clinical trials in the U.S., and we expect to complete our PMA application in early 2000. Our net sales of the LAP-BAND(R) System in the nine months ended September 30, 1999 were $11.5 million, representing 8% of our total pro forma net sales, after giving effect to the Collagen acquisition as if it had occurred at the beginning of the period.


     Contigen(R), our product used to treat urinary incontinence, is a sterile, bovine dermal collagen sourced from cows. Contigen(R) is injected into the tissues of and adjacent to the urethra and/or bladder neck. This increases tissue bulk and subsequently joins the urethral lumen to alleviate urinary incontinence. The Contigen(R) treatment cycle may require multiple injections at the start of treatment and may require supplementary injections over time.


     We obtained approval from the FDA to market Contigen(R) in September 1993 for the treatment of urinary incontinence. We have granted C.R. Bard exclusive worldwide marketing and distribution rights to Contigen(R), which is currently marketed in the U.S. C.R. Bard has received reimbursement codes for Contigen(R) and is expected to commence marketing in several European nations, Latin America, Japan, Australia and Canada. Our revenues, including royalties, of Contigen(R) product in the nine months ended September 30, 1999 were $10.2 million, representing 6% of our total pro forma net sales, after giving effect to the Collagen acquisition as if it had occurred at the beginning of the period.


SALES AND MARKETING

  Physician Marketing Efforts


        - U.S. Sales Organization. In the U.S., we sell our products to plastic and reconstructive surgeons, cosmetic surgeons, facial and oral surgeons, dermatologists, outpatient surgery centers and hospitals through our staff of direct sales people. We estimate that currently there are approximately 4,600 plastic surgeons, 1,100 cosmetic surgeons and 8,400 dermatologists in the U.S. As of September 30, 1999, we had approximately 70 direct sales representatives in the U.S.



        - International Sales Organization. Internationally, we sell our products directly and through independent distributors in more than 60 countries worldwide, including countries in Europe, Central and South America, Australia and Asia. These sales are managed through regional sales and marketing employees and, in some countries, through a direct sales force. As of September 30, 1999, our international direct sales force consisted of approximately 40 direct sales representatives.


     We reinforce our sales and marketing program with telemarketing, which is designed to increase sales through follow-up on leads and the distribution of product information to potential customers. We supplement our marketing efforts with appearances at trade shows and advertisements in trade journals, sales brochures, national print media, radio and television. In addition, we sponsor symposiums and educational programs to teach surgeons the leading techniques and methods of using our products.

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

  Patient Education and Services


     Because many of our products involve elective procedures, the costs of which are borne directly by the patients, we strive to educate patients about our products and provide services to make our products easier to understand and access. We accomplish this in part through the formation in the U.S. of the Aesthetic Marketing Alliance. This program pools physician resources through the payment of monthly fees to purchase direct-to-consumer magazine and Internet advertising to increase patient awareness and understanding of our various aesthetic products and procedures. In January 1998, we launched our Aesthetic Marketing Alliance program aimed at plastic and reconstructive physicians involved in breast augmentation procedures. As of September 30, 1999, approximately 1,150 physicians have enrolled in this program.


     We direct potential patients accessing our website or calling the toll-free numbers in our advertisements who want information about aesthetic products and procedures to physicians in the Aesthetic Marketing Alliance. This helps patients to better understand aesthetic medicine options while allowing physicians to increase the visibility and breadth of their practice. Physicians enrolled in the Aesthetic Marketing Alliance can also offer their patients an option to finance cosmetic procedures for up to 48 months with interest rates currently starting as low as 9.9% APR. We provide this option to physicians through our strategic alliance with Life Financial Corporation.

STRATEGIC ALLIANCES

        - Advanced Tissue Sciences. In May 1999, we entered into a strategic alliance with Advanced Tissue Sciences, Inc. under which we license for development, marketing and sales five of Advanced Tissue's human-based, tissue-engineered products for surgical applications. These applications are (1) temporary skin substitutes for the treatment of laser burns, (2) cartilage for plastic and reconstructive facial surgery, (3) injectable collagen for breast reconstruction, (4) injectable collagen for the correction of facial wrinkles and (5) injectable collagen to act as a bulking agent for the treatment of urinary incontinence.

         One goal of this alliance is to provide us with a potential human-based collagen product line which does not require skin tests before use. Advanced Tissue will be responsible for the development of the products and the related manufacturing processes, and we will be responsible for the related clinical, regulatory, sales and marketing activities. We are in the process of seeking to obtain the necessary FDA approval for some of these human-based collagen products to be marketed in the U.S.


         As of October 22, 1999, our total investment in the Advanced Tissue strategic alliance was $9.0 million. Of this amount, $6.5 million was paid for licensing rights and the remainder was paid for common stock, and warrants to purchase common stock, of Advanced Tissue. In November 1999, we expect to pay Advanced Tissue an additional $1.0 million, of which approximately $725,000 will be licensing rights and approximately $275,000 will be allocated to additional common stock, and warrants to purchase common stock, of Advanced Tissue at a premium to market. We also are obligated to pay Advanced Tissue an additional $2.0 million milestone payment for each of the marketed products that receives FDA approval, up to $10.0 million in total for all of the products. Finally, Advanced Tissue is entitled to royalties from us on a sliding scale based on overall product sales. We have agreed to hold any investment in Advanced Tissue common stock until at least October 2002.


        - BioMatrix, Inc. We have exclusive rights to market and distribute Hylaform(R) gel in Europe and selected countries outside of Europe from BioMatrix. We also have the option to acquire distribution rights in the U.S. once BioMatrix obtains the necessary approvals from the FDA.

        - C.R. Bard. In April 1987, we entered into an amended and restated distribution agreement with C.R. Bard, whereby we granted C.R. Bard exclusive worldwide marketing and distribution rights to Contigen(R) for the treatment of urinary incontinence. Under the terms of the

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

         agreement, we sell Contigen(R) to C.R. Bard and we receive a royalty on end-market sales of Contigen(R). C.R. Bard has received reimbursement codes for Contigen(R) and is expected to commence marketing in several European nations, Latin America, Japan, Australia and Canada. Contigen(R) is already being marketed in the U.S.

     In addition, we have entered into other alliances designed to expand our product line as potential new technologies become available or to make our existing products more attractive. For example, our strategic alliance with NovaMed, Inc. gives us access to breast implants that are filled with a water-based gel. We expect to continue evaluating strategic alliances that may assist us in developing new products and expanding our distribution network.

MANUFACTURING

  Breast Implants and Related Products

     Our breast implant and related tissue expander products are manufactured by our subsidiaries, McGhan Medical Corporation in our Santa Barbara and Carpinteria, California facilities and McGhan Ltd. in our Wicklow, Ireland facility. We plan to begin manufacturing some of our breast implant products in Costa Rica in 2000. We manufacture our devices and products in a controlled environment utilizing specialized equipment for precision measurement, quality control, packaging and sterilization. Our quality control procedures begin with our suppliers meeting our standards of compliance. Our in-house quality control procedures begin upon the receipt of raw components and materials and continue throughout production, sterilization and final packaging. We maintain quality control and production records of each product manufactured and encourage the return of any defective units for analysis.


     All of our domestic activities are subject to FDA regulations and guidelines, and our products and manufacturing procedures are continually monitored or reviewed by the FDA. In 1997 and 1999, the FDA conducted a review of our main U.S. manufacturing facilities. In 1998, the FDA conducted reviews of the manufacturing facility of McGhan Ltd.


     Since the 1992 moratorium by the FDA on silicone gel-filled breast implants and the ensuing litigation, traditional major commercial suppliers of silicone raw materials have ceased to supply implant or medical grade materials to medical device manufacturers, including us. Under guidelines established by the FDA, we have been successful in using other companies to meet our silicone raw material needs, but at higher prices. Prior to 1998, we also devoted resources to develop our own raw materials manufacturing capability through a subsidiary in Wicklow, Ireland.

     In late 1998, we entered into a strategic alliance with a privately-held specialty chemical company, whereby that company has become our exclusive supplier of silicone raw materials and has taken over the operation of our Irish raw materials facility. This alliance includes favorable long-term pricing, reduction of the overhead previously associated with the in-house manufacturing, and closer technical support for initiatives like our just-in-time inventory and new product development. This alliance also provides us with the technical expertise necessary to become a vertically-integrated manufacturer of virtually all of our silicone raw material needs in the event the supplier is unable to meet our requirements due to natural disaster, industrial accidents or other adverse events. We cannot assure you that we will not experience periodic disruptions in our source of supply or the quantities needed due to regulatory or other factors.

  Facial Enhancement Products

     Zyderm(R) and Zyplast(R), our primary collagen-based injectable products, are manufactured by our recently acquired subsidiary, Collagen, in our Fremont, California facility. We use a patented viral inactivation process for our collagen-based products to promote both safety and quality. The production processes use readily available chemicals and enzymes and bovine dermis sourced from cows as our source of collagen. Since 1987, the hides have been sourced from a domestic closed herd, in an effort to prevent diseases such as mad cow disease, from contaminating our collagen-based products. We believe that the supply of raw materials and processing materials for our manufacturing operations can be purchased from

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

other sources. Our collagen-based products have refrigerated shelf lives of 36 months. We typically ship products to physicians as orders are received on an express delivery basis and have no material backlog.

     Our manufacturing facility for collagen-based products is subject to regulatory requirements and periodic inspection by regulatory authorities, such as the FDA in the U.S. In June 1995, our quality system was audited to ensure that our products conform to the provisions of the European Medical Devices Directive. After the completion of the audit and review of the technical documentation, we were granted permission to affix the CE Mark on our Zyderm(R) and Zyplast(R) implant product packages and to sell these products in the European Community. An annual surveillance audit of our quality system was performed in March 1998 and our quality systems were recertified to permit us to sell products in the European Community.

     Hylaform(R) gel and the SoftForm(R) implant are manufactured by third parties. Therefore, we are dependent on these third parties to manufacture and supply these products to us as required.

  Obesity and Other Products


     Our obesity treatment products are manufactured by our subsidiary, BioEnterics Corporation. BioEnterics manufactures the LAP-BAND(R) System at our facility in Carpinteria, California. In 1998, the FDA reviewed BioEnterics' manufacturing facilities. Contigen(R) is manufactured by us at our Fremont, California facility -- the same facility where Zyderm(R) and Zyplast(R) are produced.


COMPETITION

  Breast Implant Products

     Our sole significant competitor in the U.S. breast implant market is Mentor Corporation. All other competitors discontinued production of breast implants in the U.S. by 1993, largely as a result of regulatory action by the FDA and the ensuing wave of litigation by women alleging injury from their breast implants. Internationally, we compete with several other manufacturers, including Mentor Corporation, PIP, Nagor, Silimed and Laboratories Sebbin. Several of these manufacturers received 510(k) clearance from the FDA to market saline-filled breast implants in the U.S. In August 1999, the FDA called for PMA applications on saline-filled breast implants to be filed within 90 days. Any manufacturer that fails to file an adequate application by November 17, 1999 will lose its 510(k) clearance and will no longer be permitted to distribute saline-filled breast implants in the U.S. without first obtaining a PMA. We expect to submit our completed PMA application to the FDA in November 1999.

     We believe that the principal factors permitting our products to compete effectively with our competitors are our high-quality product consistency, our variety of product designs, management's knowledge of and sensitivity to market demands, plastic surgeons' familiarity with our products and their respective brand names, and our ability to identify, develop and, if appropriate, license, patented products embodying new technologies.

  Facial Enhancement Products

     Several companies and institutions compete directly with us in the facial aesthetic applications business. Some of these companies and institutions are developing human collagen-based products which, when and if commercially introduced, may have actual and perceived advantages over our bovine collagen-based products. Some of these companies and institutions may have substantially greater capital resources, research and development staffs and facilities, and experience in conducting clinical trials, obtaining regulatory approvals, and manufacturing and marketing products similar to ours. These companies and institutions may represent significant long-term competition for us. Our competitors may succeed in developing technologies and products that are more effective than ours, which may render our technology and products obsolete or non-competitive.

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

     Our injectable products also compete in the dermatology and plastic surgery markets with substantially different treatments, such as laser treatments, chemical peels, fat injections, gelatin- or cadaver-based collagen products, dermabrasion, botulinum toxin injections and face lifts. In addition, several companies are engaged in research and development activities examining the use of collagen and other biomaterials for the correction of soft tissue defects.

  Obesity and Other Products

     The LAP-BAND(R) System competes with the Swedish Adjustable Gastric Band in Europe and Australia. This band is manufactured by Obtech Medical A.G., a privately-held, Swiss company. This product is not currently available in the U.S. Contigen(R) competes with comparable bulking agents and some surgical procedures, including sling procedures, bladder neck suspension and insertion of bone anchors.

PRODUCT DEVELOPMENT


     We have a qualified staff of over 50 doctorates, scientists, engineers and technicians working on material technology and product design as part of our research and development efforts. In addition, we are directing our research and development toward new and improved products based on scientific advances in technology and medical knowledge together with qualified input from the surgical profession. For the nine months ended September 30, 1999, after giving effect to the Collagen acquisition as if it had occurred at the beginning of the period, we had pro forma research and development expenses of $9.8 million, representing approximately 5.4% of our pro forma net sales for the period.


PATENTS AND LICENSE AGREEMENTS

     We currently own or have exclusive licenses covering more than 50 patents throughout the world. Most of our patents pertaining to our facial aesthetic application products are licensed to us under an agreement with Cohesion Technologies, Inc., which was spun off from Collagen Corporation in August 1998. Following the spin-off, Collagen Corporation changed its name to Collagen Aesthetics, Inc. In the spin-off, Collagen Corporation assigned substantially all of its intellectual property rights to Cohesion. Cohesion in turn granted Collagen Aesthetics, Inc. an exclusive, worldwide, perpetual, fully paid-up license to the assigned intellectual property rights in the fields of urinary incontinence and human aesthetic products, technologies and treatments.

     Our policy is to actively seek patent protection for our products and manufacturing processes when appropriate. We manufacture and market our products both under our own patents and under our license agreements with other parties. We also have license agreements allowing other companies to manufacture products using some of our technology in exchange for royalty and other compensation or benefits. Included in our currently owned patents and trademarks are the product and processes that we have developed and which are used to manufacture reduced diffusion silicone gel-filled breast implants and used for the resulting barrier coat breast implants. We also have patents relating to our other breast implant products, tissue expanders, textured surfaces, injection ports and valve systems, and obesity and general surgery products.


     In 1998, we reviewed our portfolio of patents and licenses and determined in several situations that the licensed patents had expired, were invalid, were unenforceable, were not being utilized or that the licensor had breached its obligations to us. Accordingly, we ceased paying several million dollars in annual royalties under some of our license agreements. We are currently engaged in litigation and arbitration with various former licensors over our obligations and whether we are entitled to recover past royalties that were paid. In the proceedings, the former licensors are seeking payment of the royalties we determined were not owed as well as additional damages and royalties for our ongoing sales of formerly royalty bearing products. We have also brought suit against various manufacturers and other parties that we believe have been infringing on our intellectual property. The proceedings involving some of these patents and licenses are discussed more fully in "-- Legal Proceedings -- Patent and License Litigation."


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

     Although we believe our patents are valuable, our knowledge and experience; our creative product development and marketing staff; and our trade secret information with respect to manufacturing processes, materials and product design, have been equally important in maintaining our proprietary product lines. As a condition of employment, we require all employees to execute a confidentiality agreement relating to proprietary information and patent rights.

     While we make efforts to protect our trade secret information, others may independently develop or otherwise acquire substantially equivalent proprietary information or techniques, or gain access to our proprietary technology or disclose this technology. Any of these factors could adversely impact the value of our proprietary trade secret information and harm our business.

GOVERNMENT REGULATIONS

  United States

     Application and Clearance Procedures

     The FDA and corresponding state and foreign agencies regulate the clinical testing, manufacture and sale of medical devices, including labeling, advertising and record keeping. Most of our products manufactured or sold in the U.S. are classified as medical devices subject to regulation by the FDA.

     Unless an exemption applies, each medical device that we wish to market in the U.S. must receive either a "510(k)" clearance or a PMA from the FDA under the Federal Food, Drug, and Cosmetic Act. The FDA's 510(k) clearance process usually takes three to nine months but can last longer. The FDA's PMA process generally requires from one to three years or more. We cannot assure you that we will obtain 510(k) clearance or a PMA for any product we propose to market.

     The FDA decides whether a device must undergo either the 510(k) clearance or a PMA process based upon statutory criteria. These criteria include the level of risk that the FDA perceives is associated with the device and a determination of whether the product is within a type that is similar to devices that are already legally marketed. Those devices deemed to pose relatively less risk are placed in either Class I or Class II. Class II devices generally require the manufacturer to submit a premarket notification requesting 510(k) clearance unless an exemption applies.

     A 510(k) clearance will be granted if the submitted information establishes that the proposed device is "substantially equivalent" to a "predicate device," a legally marketed Class I or Class II medical device, or a preamendment Class III medical device that was in commercial distribution before May 28, 1976 for which the FDA has not called for PMAs. The FDA may determine that the proposed device is not substantially equivalent to a predicate device, or that additional information is needed before it is deemed substantially equivalent to a predicate device or that additional information is needed before a substantial equivalence determination can be made.

     Devices deemed by the FDA to pose greater risk, or to be novel devices lacking a legally marketed predicate, are placed in Class III and are required to undergo the PMA process. A PMA application must contain the results of clinical trials, the results of all relevant bench tests, laboratory and animal studies, a complete description of the device and its components, and a detailed description of the methods, facilities and controls used to manufacture the device. The FDA's review time is often significantly extended by FDA requests for additional information or clarification of information already provided in the submission. Modifications to a device that is the subject of an approved PMA, its labeling or its manufacturing process may require approval by the FDA of PMA supplements or new PMAs. The PMA process can be expensive, uncertain and lengthy, and a number of devices for which FDA approval has been sought by other companies have never been approved for marketing.

     If human clinical trials of a device are required in order to obtain adequate safety, performance and/or efficacy data, and the device presents a "significant risk" to the patient, the sponsor of the trial, usually the manufacturer or the distributor of the device, will have to file an Investigational Device Exemption (IDE) application prior to commencing the human clinical trials necessary to complete a PMA application. The IDE application must be supported by data, typically including the results of animal and laboratory testing. If the IDE application is approved by the FDA and the study protocol is approved by one or more appropriate Institutional Review Boards, human clinical trials may begin at a specific number of investigational sites with a specific number of patients, as approved by the FDA. If the device presents a "nonsignificant risk" to the patient, a sponsor may begin the clinical trial after obtaining approval for the study by one or more appropriate Institutional Review Boards without the need for FDA approval. Sponsors of U.S. clinical trials are permitted to sell investigational devices distributed in the course of the study provided that compensation does not exceed recovery of the costs of manufacture, research, development and handling. An IDE supplement must be submitted and approved by the FDA and appropriate Institutional Review Boards before a sponsor or investigator may make a change to the investigational plan that may affect its scientific soundness or the rights, safety or welfare of human subjects.

     The continuing trend of more stringent FDA oversight in product clearance and enforcement activities has caused medical device manufacturers to experience longer approval cycles, more uncertainty, greater risk and higher expenses. Failure to obtain, or delays in obtaining, the required regulatory approvals for new products could hurt our business, as could product recalls. In addition, we cannot assure you that the FDA will give us approval to market our current products for broader or different applications, or that it will grant us approval with respect to separate product applications which represent extensions of our basic technology, or that existing approvals will not be withdrawn. In addition, it is possible that the FDA will promulgate additional regulations restricting the sale of our present or proposed products.


     A majority of our products are classified as Class III devices, including all of our injectable bovine collagen-based products, breast implant products and obesity treatment products. All of our products described in "-- Products," other than Hylaform(R) gel, the LAP-BAND(R) System and our silicone gel-filled breast implants, have been approved or cleared for commercial sale in the U.S.


     In the ongoing process of compliance with applicable laws and regulations, we have incurred, and will continue to incur, substantial costs that relate to laboratory and clinical testing of new products, data preparation and filing of documents in the proper outline or format required by the FDA. Manufacturers of saline-filled breast implants must have PMA applications accepted for filing by the FDA by November 17, 1999. Any manufacturer that fails to submit an adequate application will not be permitted to commercially distribute saline-filled breast implants in the U.S. without obtaining a PMA. Our failure to have an application accepted for filing by the deadline, or a decision by the FDA that our application is not approvable, would have a material adverse effect on our operations and financial position. We will decide on a product-by-product basis whether to respond to any future calls for PMAs and regulatory requirements.


     We are in the process of conducting trials in preparation for potential PMA filings on two of our products. In January 1999, we began IDE clinical trials for silicone gel-filled implants for augmentation, reconstructive and revision uses. We are also conducting a clinical study of the LAP-BAND(R) System in the U.S. under an IDE granted by the FDA in April 1995, and plan to complete submission of the results of this study by January 2000 as part of our LAP-BAND(R) PMA application. In addition, in 1994, the FDA granted LipoMatrix, Inc., a former subsidiary of Collagen, an IDE on the Trilucent(R) breast implant. LipoMatrix began a pilot study for this product in December 1994, and a pivotal study in September 1996. Enrollment in the pivotal study was stopped in June 1997, owing to planned changes in the product which would result in the need for a new pivotal study. Follow-up on the women who received this product in the U.S. is continuing per protocol. The Trilucent(R) product was never marketed commercially in the U.S. See "-- Legal Proceedings -- Trilucent(R) Implant Matters."


     Manufacturing Regulations and Reporting Requirements

     In addition to the foregoing application and clearance procedures, we must comply with the current Quality Systems Regulation in order to receive FDA approval to market new products and to continue to market current products. Manufacturers of medical devices for marketing in the U.S. are required to adhere to detailed Quality Systems Regulation requirements, which include testing, control and

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

documentation. Manufacturers must also comply with Medical Device Reporting requirements that a company report to the FDA any incident in which its product may have caused or contributed to a death or serious injury. If a malfunction does not result in death or serious injury, a manufacturer must report whether a recurring malfunction would be likely to cause or contribute to death or serious injury. Labeling and promotional activities are subject to scrutiny by the FDA and, in some circumstances, by the Federal Trade Commission. FDA enforcement policy prohibits the marketing of approved medical devices for unapproved ("off label") uses.

     We are registered with the FDA as a manufacturer of medical devices. We are subject to routine inspection by the FDA and state agencies for compliance with Quality Systems Regulation requirements, Medical Device Reporting requirements and other applicable regulations. Our facilities and manufacturing processes also have been inspected periodically by the State of California and other agencies, and remain subject to audit from time to time. We believe that we are in substantial compliance with all applicable federal and state regulations. Nevertheless, we cannot assure you that the FDA or a state agency will agree with us, or that our Quality Systems Regulation compliance will not be challenged at some subsequent point in time. Enforcement of Quality Systems Regulation has increased significantly in the last several years, and the FDA has stated publicly that compliance will be scrutinized more strictly. In the event that we are determined to be in noncompliance with FDA regulations, to the extent that we are unable to convince the FDA or state agency of the adequacy of our compliance, the FDA or state agency has the power to assert penalties or remedies, including injunction or temporary suspension of shipment until compliance is achieved. Noncompliance may also lead to a recall of a product. These penalties or remedies could have a materially adverse effect on our business, financial condition and results of operations.

  International

     Medical device laws and regulations similar to those in the U.S. are also in effect in many of the countries to which we export or sell our products. These range from comprehensive device approval requirements for some or all of our medical device products to requests for product data or certifications.

     Some countries have historically permitted human studies earlier in the product development cycle than U.S. regulations permit. Other countries, such as Japan, have requirements similar to those of the U.S. Disparities in the regulation of medical devices may result in more rapid product clearance in some countries than in others.

     The primary regulatory environment in Europe is that of the European Community which consists of more than 15 countries encompassing most of the major countries in Europe. Other countries, such as Switzerland, have voluntarily adopted laws and regulations that mirror those of the European Community with respect to medical devices. The European Community has adopted numerous directives and standards regulating the design, manufacture, clinical trial, labeling, and adverse event reporting for medical devices. The principal directives prescribing the laws and regulations pertaining to medical devices in the European Community are found in the European Medical Devices Directive, 93/42/EC.


     Devices that comply with requirements of a relevant directive will be entitled to bear CE conformity marking, indicating that the device conforms with the essential requirements of the applicable directive and, accordingly, can be commercially distributed throughout the European Community. The method of assessing conformity varies depending on the class of the product, but normally involves a combination of self-assessment by the manufacturer and a third-party assessment by a notified body. This third-party assessment may consist of an audit of the manufacturer's quality system, review of a technical file and specific testing of the manufacturer's products. An assessment by a notified body in one country within the European Community is required in order for a manufacturer to commercially distribute the product throughout the European Community. We cannot assure you that we will be successful in meeting the European quality standards or other certification requirements. We currently have the CE Mark for our saline-filled and silicone gel-filled breast implants. Zyderm(R) and Zyplast(R) received CE Mark on June 23, 1995, Contigen(R) received CE Mark on October 26, 1995, Hylaform(R) received CE Mark on November 2, 1995 and SoftForm(R) received CE Mark on September 22, 1997.


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

     While no additional pre-market approvals for individual European Community countries are required prior to the marketing of a device bearing CE Mark, practical complications with respect to market introduction may occur. For example differences among countries have arisen with regard to labeling requirements.

     Unapproved devices subject to 510(k) clearance or PMA requirements intended solely for export may be exported legally without FDA approval provided certain requirements are met. However, we must, among other things, notify the FDA and meet the importing country's requirements. We cannot assure you that we will receive FDA export approval when this approval is necessary, or that countries to which the devices are to be exported will approve the devices for import. Failure to receive import approval from other countries, or to obtain Certificates of Exportability when required, or to meet FDA's export requirements or to obtain FDA export approval when required to do so, could have a material adverse effect on our business, financial condition and results of operations.

THIRD PARTY REIMBURSEMENT

     In the U.S., healthcare providers that purchase medical devices such as Contigen(R) generally rely on third-party payors, principally federal Medicare, state Medicaid and private health insurance plans to reimburse all or part of the cost of the procedure in which the device is used. This reimbursement is typically made at a fixed rate. In October 1998, a federal law was signed that mandates nationwide insurance coverage of reconstructive surgery following a mastectomy. Historically, not all insurance providers covered this procedure. Reimbursement is becoming increasingly available outside the U.S., for example in Europe and Australia, where the purchaser of medical devices such as the LAP-BAND(R) may be reimbursed.

LIMITED WARRANTIES

     We make every effort to conduct our product development, manufacturing, marketing, and service and support activities with careful regard for the consequences to patients. As with any medical device manufacturer, we occasionally receive communications from surgeons or patients with respect to various products claiming the products were defective and have resulted in injury to the patient. We provide a limited warranty to the effect that any breast implant, tissue expander or obesity treatment product that proves defective will be replaced with a new product of comparable type without charge. In the case of our breast implant products sold and implanted in the U.S., our ConfidencePlus(TM) program provides product replacement and some financial assistance for some surgical procedures required within ten years of implantation.

EMPLOYEES

     As of September 30, 1999, we had approximately 1,127 employees, of which approximately 832 were in the U.S. and approximately 295 were at international operations. We expect this number to decrease by the end of 1999 as our integration of Collagen continues. Except for our employees at our manufacturing facility in Wicklow, Ireland, none of our employees are represented by a labor union. We offer our employees competitive benefits and wages comparable with employees for the type of business and the location/country in which the employment occurs. We consider our employee relations to be good throughout operations.

PROPERTIES


     We lease all of our office, manufacturing and distribution facilities, as follows (including approximate square footage): Carpinteria, California (61,000 square feet), Fremont, California (61,000 square feet), Santa Barbara, California (187,000 square feet), New York, New York (2,200 square feet) and Arklow County, Wicklow, Ireland (53,000 square feet). In addition, we have leases for space in Palo Alto, California, Las Vegas, Nevada, Mexico, The Netherlands, Switzerland and the United Kingdom which we no longer use, or intend to no longer use in the near future, for our operations.

     Our international sales offices, located in Australia, France, Germany, Italy, Japan, The Netherlands, Spain and the United Kingdom, lease office and warehouse space ranging from 1,500 square feet to 4,000 square feet. We believe our facilities are generally suitable and adequate to accommodate our current operations.

LEGAL PROCEEDINGS

  Breast Implant Litigation

     Final Settlement on Litigation. Prior to the final settlement order issued by federal Judge Sam C. Pointer, Jr. of the U.S. District Court for the Northern District of Alabama, Southern Division on February 1, 1999, we were defendants in tens of thousands of state and federal court lawsuits involving breast implants. As part of that final order, all of those cases arising from breast implant products (both silicone gel-filled and saline-filled) that were implanted before June 1, 1993 were consolidated into a mandatory class action settlement and dismissed. Our settlement order became final and non-appealable on March 3, 1999. In May 1999, we made the final payment in connection with the class action litigation using proceeds from our $31.1 million equity issuance. See "Our Company -- Recent Developments" and "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources."


     Current Product Liability Exposure. Currently, our product liability litigation relates largely to saline-filled products that were implanted after the 1992 FDA moratorium on silicone gel-filled implants went into effect. These cases are being handled in the ordinary course of business and are not expected to have a material financial impact on us.


     Outside the U.S., where we have been selling silicone gel-filled implants without interruption, and where the local tort systems do not encourage or allow contingency fee arrangements, we have had only a minimal number of product liability lawsuits and no material financial exposure.

     Resolution of 3M Contractual Indemnity Claims. In connection with the breast implant litigation, 3M asserted against us a contractual indemnity provision which was part of the August 1984 transaction in which our McGhan Medical subsidiary purchased 3M's plastic surgery business. To resolve these claims, on April 16, 1998, we entered into a provisional agreement with 3M under which we agreed to seek to obtain releases of claims asserted against 3M in lawsuits involving breast implants manufactured by our McGhan Medical subsidiary. The 3M agreement provides for release of 3M's indemnity claim upon achievement of an agreed minimum number of conditional releases for 3M.

     Under the terms of the 3M agreement, as later amended in January 1999, we paid $3.0 million to 3M in February 1999. Also under the terms of the 3M agreement, we will assume limited indemnification obligations to 3M beginning in the year 2000, subject to a cap of $1.0 million annually and $2.1 million in total, depending on the resolution of other cases which were not settled prior to the issuance of the final order.

     Ongoing Litigation Risks. Although we expect the breast implant litigation settlement to end as a practical matter our involvement in the current mass product liability litigation in the U.S. over breast implants, there remain a number of ongoing litigation risks, including:

        - Collateral Attack. As in all class actions, we may be called upon to defend individual lawsuits collaterally attacking the settlement even though it is now non-appealable. However, the typically permissible grounds for those attacks, in general, lack of jurisdiction or constitutionally inadequate class notice or representation, are significantly narrower than the grounds available on direct appeal.

        - Non-Covered Claims. The settlement does not include several categories of breast implants which we will be left to defend in the ordinary course through the tort system. These include lawsuits relating to breast implants implanted on or after June 1, 1993, and lawsuits in foreign jurisdictions. We regard lawsuits involving post-June 1993 implants (predominantly saline-filled implants) as routine litigation manageable in the ordinary course of business. Breast implant litigation outside of the U.S. has to date been minimal, and the court has with minor exceptions rejected efforts by foreign plaintiffs to file suit in the U.S.

     Trilucent(R) Implant Matters. On November 6, 1998, Collagen announced the sale of its LipoMatrix, Inc. subsidiary, manufacturer of the Trilucent(R) breast implant, to Sierra Medical Technologies. Collagen accounted for LipoMatrix as a discontinued operation in its 1998 fiscal year.

     On March 8, 1999, the United Kingdom Medical Devices Agency (MDA) announced the voluntary suspension of marketing and voluntary withdrawal of the Trilucent(R) implant in the United Kingdom. The MDA stated that its actions were taken as a precautionary measure and did not identify any immediate hazard associated with the use of the product. The MDA further stated that it sought the withdrawal because it had received "reports of local complications in a small number of women" who have received those implants, involving localized swelling. The same notice stated that there "has been no evidence of permanent injury or harm to general health" as a result of these implants. Subsequently, Lipomatrix's notified body in Europe suspended the product's CE Mark pending further assessment of the long-term safety of the product. Sierra Medical has since stopped sales of the product.


     Collagen retained the liability for Trilucent(R) implants sold prior to November 6, 1998. Collagen also agreed with the United Kingdom National Health Service that, for a period of time, it would perform some product surveillance with respect to United Kingdom patients implanted with the Trilucent(R) implant and pay for explants for any United Kingdom women with confirmed Trilucent(R)implant ruptures. Any swelling or inflammation relating to the Trilucent(R) implants appears to resolve upon explantation. At June 30, 1999, Collagen increased by $11.5 million its provision for LipoMatrix as a discontinued operation. We are aware of one lawsuit claiming damages from the Trilucent(R) breast implant product that is pending in the U.K. In addition, we are aware of a legal action pending in Belgium brought by a patient against her surgeon nearly two years before the March 1999 withdrawal of the Trilucent(R) breast implant product. That surgeon is now seeking to implead Collagen as a third party. To date, Collagen has not been served with papers in that matter. In the U.S., a total of 165 women received Trilucent(R) breast implants in two clinical studies; enrollment in both studies ended by June 1997. No lawsuit has been filed and we have not received any notice of claim as a result of the implantation of any Trilucent(R) breast implants in the U.S.


  Patent and License Litigation

     In February 1999, Inamed and certain of our subsidiaries were named as respondents in an arbitration commenced by Dr. Lubomyr I. Kuzmak at the American Arbitration Association. Dr. Kuzmak alleges that, as of the date of filing of the arbitration, he was owed approximately $400,000 in unpaid royalties under a license agreement covering four U.S. patents in the field of gastric banding naming Dr. Kuzmak as an inventor. In the past, we worked with Dr. Kuzmak, through our subsidiary BioEnterics, in the development and improvement of gastric banding technology.

     Inamed has moved to be dismissed from the arbitration. We have denied all of the material allegations raised by Dr. Kuzmak and have asserted affirmative defenses and counterclaims, including noninfringement, invalidity and unenforceability for inequitable conduct before the U.S. Patent and Trademark Office. An arbitration hearing is scheduled to begin in December 1999.

     In addition, in February 1999, we filed an action in the U.S. District Court for the Central District of California against Dr. Kuzmak seeking a declaratory judgment of invalidity, unenforceability, and non-infringement of the patents to which Dr. Kuzmak claims ownership. Dr. Kuzmak has moved to dismiss the action for lack of personal jurisdiction. That motion was heard in September 1999, and no decision has been rendered. We are confident that our defenses have considerable merit, although we cannot assure you that the resolution of the dispute with Dr. Kuzmak will not require us to pay damages and future royalties.

     In January 1999, Medical Products Development Inc. instituted an action against our subsidiary McGhan Medical Corporation in the U.S. District Court for the Central District of California. Medical Products Development alleges that McGhan Medical has infringed on some of its U.S. patents and has breached an agreement between McGhan Medical and Medical Products Development that exclusively licensed those patents to McGhan Medical. Those patents pertain to the textured surface of the silicone shell used in our breast implants and the methods of making those textured shells. Until last year, McGhan Medical was the exclusive licensee under these patents and paid royalties to Medical Products Development on sales in the U.S. of its textured implant products. In 1997, the last full year for which McGhan Medical paid royalties under the license, McGhan Medical paid Medical Products Development approximately $2.5 million in royalties. In 1994, McGhan Medical and Medical Products Development entered into a consent judgment in settlement of a dispute which stipulated that the patent claims were valid in certain respects. The consent judgment did not address McGhan Medical's present non-infringement defense nor its unenforceability defense. Medical Products Development is seeking unpaid royalties up until the date of termination of the license, unspecified damages, including enhanced damages for alleged willful infringement, and an injunction. The unpaid royalties allegedly due when the lawsuit was commenced were approximately $1.0 million.


     McGhan Medical filed an answer denying all of the material allegations of Medical Products Development's complaint and raising affirmative defenses and counterclaims of non-infringement, invalidity on grounds not precluded by the consent judgment, unenforceability of the patents and breach of contract. McGhan Medical believes that its textured breast implant products are made using significantly different processes than that claimed in the patents, and that the alleged inventor of the patents engaged in inequitable conduct before the U.S. Patent and Trademark Office during prosecution of the patents. In August 1999, the court granted Medical Products Development's motion to dismiss some of the counterclaims, and on its own motion dismissed the remaining counterclaims. In September 1999, Medical Products Development filed a motion for leave to amend its complaint to add another cause of action for breach of contract. Discovery is currently ongoing. A trial date in January 2000 has been set. We believe our affirmative defenses have considerable merit, but we cannot assure you that the resolution of the action will not result in the payment of damages and future royalties or limit our ability to sell textured breast implants covered by the patents.


     In May 1998, Societe Anonyme de Development des Utilisations du Collagene (SADUC) commenced an arbitration under the rules of the International Chamber of Commerce against Collagen Corporation under a technology license and human collagen supply agreement between the parties. Following the spin-off of Cohesion Technologies, Inc., Collagen Corporation changed its name to Collagen Aesthetics, Inc. SADUC is ultimately owned by Rhone-Poulenc. SADUC seeks recovery for alleged lost profits and royalties for Collagen Corporation's allegedly wrongful termination of the agreement as well as compensation for confidential information allegedly misappropriated by Collagen Corporation, including the assignment to SADUC of certain Collagen Corporation patents allegedly disclosing and claiming processes allegedly developed by SADUC. SADUC seeks approximately $4.5 million in termination damages and $2.1 million as losses for breach of the contractual confidentiality obligations, plus ongoing royalties. Collagen Corporation has denied all material allegations, as it is Collagen Corporation's belief that SADUC breached the agreement by being unable and unwilling to supply the specified product at the contract price. In addition, Collagen Corporation has stated that its patents do not disclose or claim any of SADUC's allegedly confidential information, and that SADUC's allegedly confidential information was neither novel nor useful. Accordingly, Collagen Corporation seeks rescission of the agreement and restitution to it of all amounts paid and the costs incurred by it in attempting to perform under the agreement. Collagen Corporation's position is believed to have considerable merit, but we cannot assure you that the resolution of this arbitration will not require us to pay damages or require these patents to be assigned to SADUC.

  Other Litigation

     We are involved in various legal actions arising in the ordinary course of business, the majority of which involve product liability claims alleging personal injuries and economic harm as a result of ruptures in breast implants. In our experience, claimants typically do not allege that the release of saline solution causes any chronic condition or systemic disease. While the outcome of these matters is currently not determinable, we believe that these matters, individually or in the aggregate, will not have a material adverse effect on our business, results of operations or financial condition.

                                   MANAGEMENT

     The following table sets forth information regarding our executive officers and directors as of September 27, 1999:


                   NAME                      AGE                    POSITION
                   ----                      ---                    --------
Richard G. Babbitt.........................  73    Chairman and Chief Executive Officer
Ilan K. Reich..............................  44    Director and President
Michael J. Doty............................  52    Senior Vice President and Chief Financial
                                                   Officer
David E. Bamberger.........................  42    Senior Vice President, Secretary and
                                                   General Counsel
John Strohmeyer............................  55    Vice President, Manufacturing
James E. Bolin(1)(2).......................  41    Director
Malcolm R. Currie, Ph.D.(1)................  72    Director
John F. Doyle(2)...........................  70    Director
Mitchell S. Rosenthal, M.D.(2).............  63    Director
David A. Tepper............................  42    Director
John E. Williams, M.D.(1)..................  78    Director


---------------
(1) Member of the Audit Committee.

(2) Member of the Compensation Committee.


     Mr. Babbitt has served as the Chief Executive Officer of Inamed since January 22, 1998, Chairman since February 6, 1998 and President between January 22, 1998 and December 22, 1998. Prior to 1998, for more than five years, he was associated with DNA Technologies, Inc., Ben Hogan Company, B.I. Industries, American Safety Equipment Corporation, Welsh Manufacturing and Medical Supply Company in Chief Executive Officer and Board positions. Mr. Babbitt is a graduate of Purdue University and holds Bachelor of Science and Bachelor of Naval Science Tactics degrees. He also served as an officer in the United States Marine Corps.


     Mr. Bamberger has served as Senior Vice President and General Counsel of Inamed since June 1, 1999, and Secretary since July 21, 1999. Prior to joining Inamed, for approximately five years, Mr. Bamberger was a partner at Olshan Grundman Frome Rosenzweig & Wolosky LLP in New York, specializing in corporate and general litigation. Prior to 1994, he was vice president and general counsel of TPI Enterprises, Inc., a publicly-traded company, and before that, Senior Counsel with MacAndrews & Forbes Holdings, Inc. He was also an attorney at Simpson Thacher & Bartlett and Skadden Arps Slate Meagher & Flom. Mr. Bamberger holds a J.D. from Harvard Law School and a B.A. from Brandeis University.


     Mr. Bolin has served as a director of Inamed since March 18, 1999. Mr. Bolin has been a Vice President and Secretary of Appaloosa Partners Inc. since 1995. He was previously a Vice President and Director of Corporate Bond Research at Goldman, Sachs & Co. He also worked at Smith Barney, Harris Upham in the Fixed Income Research Department. Mr. Bolin holds a B.A. from Washington University in St. Louis and an M.B.A. in accounting and finance from University of Missouri-St. Louis.



     Dr. Currie has served as a director of Inamed since June 3, 1999. He has served as the President and Chief Executive Officer of Currie Technologies Incorporated, an electric transportation company, since 1997. He has been the Chairman Emeritus of Hughes Aircraft Company since his retirement in 1992 as Chairman and Chief Executive Officer. He has had an extensive career in high technology research, engineering and management. Dr. Currie currently serves on the Boards of Directors of the following publicly traded companies: Investment Company of America, SM&A Corporation, LSI Logic Corporation, U.S. Electricar and Regal One. Dr. Currie also serves as the Chairman of the University of Southern California Board of Trustees. He has previously served as President and CEO of Delco Electronics Corporation and Chairman and CEO of GM Hughes Electronics Corporation. From June 1994 to August

1997, Dr. Currie was a manager of Electric Bicycle Co., LLC, a limited liability company that filed for Chapter 7 bankruptcy protection in August 1997. Dr. Currie holds a B.A. in Physics and a Ph.D. in Engineering Physics from the University of California at Berkeley.



     Mr. Doty has served as Senior Vice President and Chief Financial Officer of Inamed since May 3, 1999. He is a certified public accountant with more than 25 years of experience in a wide range of financial, administrative and planning positions at companies such as 3M, Honeywell, Inc. and Reckitt & Colman, PLC. Prior to his employment with Inamed, from 1997 until May 1999, Mr. Doty was the Vice President and Chief Financial Officer of O-Cedar Brands, Inc., a private consumer product company based in Cincinnati. From 1994 to 1997, Mr. Doty was the Vice President and Chief Financial Officer of White Systems, Inc., a manufacturer and software developer. Mr. Doty holds a Bachelor of Chemistry and Bachelor of Science in Business Administration -- Accounting from the University of Minnesota and an M.B.A. from the University of St. Thomas.



     Mr. Doyle has served as a director of Inamed since March 18, 1999. Since 1994, he has performed marketing and management consulting, primarily for start-up companies. Prior to 1994, Mr. Doyle worked with IBM and Craig Corporation in executive and sales and marketing positions. He served as the Chairman and Chief Executive Officer of Pioneer Electronics (USA) Inc. from 1971 to 1986. Mr. Doyle currently serves on the Board of Directors of the Pomona Valley Hospital Foundation, and has served on the Board of various consumer groups as well as business and philanthropic organizations. Mr. Doyle holds a B.A. from Miami University of Ohio.


     Mr. Reich has served as a director of Inamed since January 22, 1998, Executive Vice President between January 22, 1998 and December 22, 1998 and President since December 22, 1998. Prior to 1998, he was a partner or counsel with the New York law firm of Olshan Grundman Frome Rosenzweig & Wolosky LLP, specializing in corporate and securities law. From 1988 to June 1996, Mr. Reich served in various senior executive positions with public and private companies controlled by a private investor, including Western Publishing Group, Inc., the largest U.S. publisher of children's books, and Rabco Health Services, Inc., a distributor of medical/surgical products and a wholesale pharmaceutical company. From 1979 until July 1986, Mr. Reich was an associate and then partner at the New York law firm of Wachtell, Lipton, Rosen & Katz, specializing in corporate and securities law. Mr. Reich holds a B.A. from Columbia College and a J.D. from Columbia Law School, and is a member of various bar associations.

     During a four year period which ended over fifteen years ago, Mr. Reich provided a third party with non-public information about merger and acquisition transactions in which Mr. Reich's law firm was involved. Mr. Reich never received any payment or profits from that information, and voluntarily disengaged from that activity two years before any charges were brought. In 1986, Mr. Reich pleaded guilty to two federal counts of mail and securities fraud (for which he served a prison term), consented with the Commission to entry of an injunction against future violations of certain provisions of the federal securities laws, paid a substantial fine and was also disbarred. In 1995, a panel of judges readmitted Mr. Reich to the practice of law. In order to obtain readmission, Mr. Reich had to meet the burden of showing, by clear and convincing evidence, that he is of high ethical character and unlikely to engage in further violative conduct. The board of directors was aware of the foregoing facts and took them into consideration in concluding that Mr. Reich was fit to serve as an executive officer and director of the company.


     Dr. Rosenthal has served as a director of Inamed since June 3, 1999. He is a psychiatrist and since 1970 has served as the president of Phoenix House Foundation, which he founded over 30 years ago and which is the nation's largest non-profit substance abuse treatment and prevention system, with more than three dozen programs in New York, California, Texas and Florida. Dr. Rosenthal has been a White House advisor on drug policy, a special consultant to the Office of National Drug Control Policy and serves on the New York State Advisory Council on Alcoholism and Substance Abuse services, which he chaired from 1985 to 1997. Dr. Rosenthal is a lecturer in psychiatry at Columbia University's College of Physicians and Surgeons and a former president of the American Association of Psychoanalytic Physicians. He is a graduate of Lafayette College and earned his M.D. from the State University of New York.

Dr. Rosenthal is a member of the Council on Foreign Relations and serves on the Board of the Pro Musicis Foundation.



     Mr. Strohmeyer has served as Vice President, Manufacturing of Inamed since November 2, 1998. From early 1995 to November 1998, Mr. Strohmeyer was Chief Executive Officer of Sport Carriers Incorporated, an original equipment manufacturer for the auto industry. Prior to that, Mr. Strohmeyer spent a number of years in the electronics and automotive industries, including Nissan Motor Corporation and Nippondenso (Japan). He has been involved in start-ups, re-engineering of manufacturing facilities, relocation and development of international operations, and is skilled in manufacturing and general management of companies. Mr. Strohmeyer holds a B.S. from Long Beach State University, California.


     Mr. Tepper has served as a director of Inamed since March 18, 1999. Mr. Tepper has been President of Appaloosa Partners Inc. since its formation in 1993. He was previously head trader in the High Yield Department of Goldman, Sachs & Co. He also has been employed by Keystone Funds and Republic Steel. Mr. Tepper holds an M.B.A. from Carnegie Mellon University and a B.A. with honors in Economics from the University of Pittsburgh.

     Dr. Williams has served as a director of Inamed since March 31, 1997. Dr. Williams recently retired from his decades long practice as a plastic surgeon specializing in aesthetic surgery. He is a Diplomat of the American Board of Plastic Surgery and is a Fellow of the American College of Surgeons. Dr. Williams is a member of the American Society of Plastic and Reconstructive Surgeons and the American Society of Aesthetic Plastic Surgeons. He holds memberships in state, national and international plastic surgery societies and is a member of the American Medical Association and the Los Angeles County Medical Association.

                       PRINCIPAL AND SELLING STOCKHOLDERS



     The following table sets forth with respect to the beneficial ownership of the shares of our common stock owned as of October 20, 1999, by each person known by us to be the beneficial owner of more than five percent of the outstanding common stock of Inamed, each of our selling stockholders, each of our directors, each of our chief executive officer and the four other most highly compensated executive officers, and all of our directors and executive officers as a group. Unless otherwise indicated in the footnotes following the table and subject to community property laws where applicable, the person(s) as to whom the information is given had sole voting and investment power over the shares of common stock shown as beneficially owned.



                                                     SHARES BENEFICIALLY                           SHARES BENEFICIALLY
                                                    OWNED BEFORE OFFERING                          OWNED AFTER OFFERING
                                                   ------------------------   NUMBER OF SHARES   ------------------------
NAME                                                 NUMBER      PERCENT(1)    BEING OFFERED       NUMBER      PERCENT(2)
----                                               -----------   ----------   ----------------   -----------   ----------
Entities affiliated with Appaloosa Management
  L.P............................................    6,400,052(3)    35.3%                  --     6,400,052      31.0%
  26 Main Street
  Chatham, New Jersey 07928
Entities affiliated with Oracle Partners, L.P....    1,297,902(4)     7.5%             500,000(4)     810,143(4)     4.1%
  712 Fifth Avenue, 45th Floor
  New York, New York 10019
Donald K. McGhan.................................    1,274,858(5)     7.4%                  --     1,274,858       6.5%
  3800 Howard Hughes Pkwy
  Suite 1800
  Las Vegas, Nevada 89109
Medical Device Alliance, Inc.                        1,120,000(6)     6.4%                  --     1,120,000       5.6%
  5851 West Charleston
  Las Vegas, Nevada 89146
Richard G. Babbitt(7)............................      230,000(9)     1.3%                  --       230,000       1.2%
Ilan K. Reich(8).................................      305,100(10)     1.7%                 --       305,100       1.5%
David E. Bamberger(8)............................           --         *                    --            --         *
Michael J. Doty(8)...............................           --         *                    --            --        --
James E. Bolin(7)................................           --(11)       *                  --            --        --
Malcolm R. Currie, Ph.D.(7)......................       25,000(12)       *                  --        25,000         *
John F. Doyle(7).................................       50,653(12)       *                  --        50,653         *
Mitchell S. Rosenthal, M.D.(7)...................        5,000(13)       *                  --         5,000         *
David A. Tepper(7)...............................    6,400,052(3)    35.3%                  --     6,400,052      31.0%
John E. Williams, M.D.(7)........................       65,000(13)       *                  --        65,000         *
John Strohmeyer(7)...............................        8,333(13)       *                  --         8,333         *
All officers and directors as a group (11
  persons).......................................    7,089,138(14)    37.9%                 --     7,089,138      33.4%


-------------------------
  *  Less than 1%


 (1) The percentages are calculated on the basis of the amount of outstanding shares of common stock as of September 30, 1999, which is 17,202,594 plus shares of common stock underlying each holder's options and warrants which have been issued and are exercisable within 60 days hereof.



 (2) The percentages are calculated on the basis of the amount of outstanding shares of common stock as of September 30, 1999, which is 17,202,594, plus shares of common stock underlying each holder's options and warrants which have been issued and are exercisable within 60 days hereof, plus the 2,500,000 shares being offered by Inamed and 12,241 shares to be newly issued upon the exercise of warrants and sold by one of our selling stockholders in this offering. The percentages assume no exercise of the underwriters' over-allotment option.


 (3) Based on the Schedule 13D/A filed jointly in June 1999 by Appaloosa Management L.P. and David A. Tepper. Mr. Tepper is the President of Appaloosa Partners Inc., the general partner of Appaloosa Management L.P. Includes (i) 362,286 shares of common stock issuable upon the exercise of warrants to purchase shares of common stock at $7.50 per share and (ii) 579,510 shares of common stock issuable upon the exercise of warrants to purchase shares of common stock at $6.50 per share.


 (4) Includes 102,011 shares of common stock issuable upon exercise of warrants to purchase common stock at $7.50 per share. Of these 102,011 shares, we expect Oracle Partners, L.P. to exercise warrants to purchase 12,241 shares on behalf of Quasar International Partners C.V., one of the funds it manages, and to include those shares in this offering. In addition to Quasar International Partners C.V., other funds managed by Oracle Partners, L.P. that are expected to participate in this offering are Oracle Partners, L.P. (287,759 shares), Oracle Institutional Partners, L.P. (95,000 shares), GSAM Oracle Fund, Inc. (95,000 shares) and Oracle Offshore Limited (10,000 shares).

 (5) Based on a Schedule 13D filed jointly in March 1999 by Donald K. McGhan, Shirley M. McGhan, McGhan Management Corp., McGhan Management Limited Partnership, International Integrated Industries LLC and Medical Device Alliance Inc., includes (i) 87,485 shares owned by McGhan Management Corporation, a corporation for which Mr. McGhan is the chairman; (ii) 197,280 shares owned by McGhan Management Limited Partnership, a limited partnership of which Mr. McGhan is the general partner and (iii) 354,489 shares owned by International Integrated Industries L.L.C., a limited liability corporation of which Mr. McGhan is the managing member. Does not include 207,310 shares of common stock owned by Shirley M. McGhan, the wife of Donald K. McGhan, to which Mr. McGhan disclaims beneficial ownership. Recently, Mr. McGhan was removed as an officer and director of Medical Device Alliance and was replaced by a court-appointed receiver. Does not include the 860,000 shares and 260,000 warrants to purchase common stock at $12.40 per share, which are beneficially owned by Medical Device Alliance. Pursuant to a letter agreement dated July 8, 1998, Mr. McGhan agreed for a five-year period to comply with various traditional "standstill" provisions, including, among others, to vote all of the common stock owned by him or his affiliates, including International Integrated Industries, Inc. and Medical Device Alliance, in proportion to the votes (or abstentions) of all other stockholders on any matter submitted to a vote or consent of stockholders, except for a vote on any proposed business combination, recapitalization or other similar transaction and, except under limited circumstances, not to transfer any shares of common stock in one or a series of transactions in a manner that would result in the acquiror owning 5% or more of the outstanding common stock of Inamed.



 (6) Includes 660,000 shares, an additional 200,000 shares held in escrow by Inamed and 260,000 warrants to purchase common stock at $12.40 per share. Because Medical Device Alliance was an affiliate of Mr. McGhan on July 8, 1998, all of the shares of our common stock held by Medical Device Alliance are subject to the "standstill" provisions of the July 8, 1998 letter agreement referred to in note 5 above. The court-appointed receiver of Medical Device Alliance may determine at a later date, subject to court approval and the consent of Hambrecht & Quist LLC and Inamed, to include some of the shares held by it in this offering.



 (7) The named person is an officer and/or director of Inamed and his address is 5540 Ekwill Street, Suite D, Santa Barbara, California 93111.



 (8) The named person is an officer and/or director of Inamed and his address is 11 Penn Plaza, Suite 946, New York, New York 10001.



 (9) Includes 200,000 shares of common stock issuable upon the exercise of options and/or warrants within 60 days hereof, but excludes 400,000 shares of common stock issuable upon exercise of various warrants which have not yet vested.



(10) Includes 275,000 shares of common stock issuable upon the exercise of options and/or warrants within 60 days hereof, but excludes 400,000 shares of common stock issuable upon exercise of various warrants which have not yet vested.



(11) Mr. Bolin is the Vice President of Appaloosa Partners Inc., the general partner of Appaloosa Management L.P. Mr. Bolin disclaims beneficial ownership of all shares owned by Appaloosa Management L.P.



(12) Includes 5,000 shares of common stock issuable upon the exercise of options within 60 days hereof.



(13) Consists of shares of common stock issuable upon the exercise of options within 60 days hereof.



(14) Includes 1,505,129 shares of common stock issuable upon the exercise of options and warrants within 60 days hereof.


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                          DESCRIPTION OF CAPITAL STOCK

GENERAL


     Our certificate of incorporation authorizes 26,000,000 shares of capital stock, consisting of 25,000,000 shares of common stock, par value $0.01 per share, and 1,000,000 shares of preferred stock, par value $0.01 per share. As of October 20, 1999, the outstanding capital stock of Inamed consisted of 17,202,594 shares of common stock held by 762 stockholders of record. No shares of preferred stock are outstanding. The following summaries of provisions of our common stock and preferred stock do not purport to be complete and are subject to, and qualified in their entirety by, the provisions of the restated certificate of incorporation and bylaws of Inamed, which are incorporated by reference as exhibits to the Registration Statement of which this prospectus forms a part, and by applicable law. Inamed changed its state of incorporation in December 1998 from Florida to Delaware and is now subject to the Delaware corporation law.


COMMON STOCK

     Holders of our common stock are entitled to one vote per share on all matters to be voted upon by the stockholders of Inamed, and the holders of common stock vote together as a single class on all matters to be voted upon by the stockholders. The holders of common stock are entitled to receive ratably dividends when, as and if declared from time to time by our board of directors out of the assets of Inamed available for the payment of dividends to the extent permitted by law, subject to preferences that may be applicable to any outstanding preferred stock and any other provisions of our certificate of incorporation.


     Holders of common stock have no preemptive or other rights to subscribe for additional shares. No shares of common stock are subject to redemption or a sinking fund. Holders of common stock also do not have cumulative voting rights, which means the holder or holders of more than half of the shares voting for the election of directors can elect all the directors then being elected. In the event of any liquidation, dissolution or winding up of Inamed, whether voluntary or involuntary, after payment of the debts and other liabilities of Inamed, and subject to the rights of holders of shares of preferred stock, holders of common stock are entitled to share pro rata in any distribution of remaining assets to the stockholders. All of the outstanding shares of common stock are, and the shares offered hereby will be, validly issued, fully paid and non-assessable. If we assume that all of the outstanding warrants and options of Inamed are exercised, 21,156,589 shares of common stock will be issued and outstanding prior to the issuance of shares of common stock pursuant to this offering.


     We have not declared or paid any cash dividends on our common stock and it is our current policy to retain earnings to finance the growth and development of our business. Therefore, we do not anticipate paying cash dividends on our common stock in the foreseeable future. See "Dividend Policy" included elsewhere in this prospectus.

PREFERRED STOCK

     Our board of directors is authorized, without further vote or action by the holders of common stock, to issue by resolution an aggregate of 1,000,000 shares of preferred stock. These shares of preferred stock may be issued in one or more series as established from time to time by our board of directors. Our board also is authorized to fix the number of shares and the designation or title of each series of preferred stock prior to the issuance of any shares of that series. Regarding each class or series of preferred stock, our board will fix the voting powers which may be full or limited, or there may be no voting powers. Our board will also determine the preferences and relative, participating, optional or other special rights and qualifications, limitations or restrictions, of each series of preferred stock. Our board is further authorized to increase or decrease the number of shares of any series subsequent to the issuance of shares of that series, but not below the number of shares of the class or series then outstanding.

     No shares of preferred stock are outstanding and we have no plans to issue a new series of preferred stock. It is not possible to state the effect of the authorization and issuance of any series of preferred stock
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

upon the rights of the holders of common stock until our board of directors determines the specific terms, rights and preferences of a series of preferred stock. However, possible effects might include restricting dividends on the common stock, diluting the voting power of the common stock or impairing the liquidation rights of the common stock without further action by holders of common stock. In addition, under some circumstances, the issuance of preferred stock may render more difficult or tend to discourage a merger, tender offer or proxy contest, the assumption of control by a holder of a large block of our securities or the removal of incumbent management, which could thereby depress the market price of our common stock.

COMMON STOCK WARRANTS


     At October 20, 1999, we had outstanding warrants for the purchase of 3,461,495 shares of our common stock. Each warrant is exercisable at prices ranging from $3.53 to $24.75 per share (with a weighted average exercise price of $9.70) of common stock. In addition, in connection with the issuance of debt under our bridge loan facility, we placed in escrow warrants representing in the aggregate the right to acquire 10% of our fully-diluted common stock after giving effect to the exercise of those warrants and all other outstanding warrants, options and other equity equivalents of Inamed.



     In 1997, we issued warrants to purchase 1,846,071 shares of common stock, which have an exercise price of $7.50 per share, in connection with the restructuring of $35.0 million in convertible debt and the funding of our breast implant litigation settlement. In September 1998, we obtained $8.0 million to fund our breast implant litigation settlement by issuing 10% senior secured notes and warrants to acquire up to 590,000 shares of our common stock with an exercise price of $6.50 per share.



     On November 5, 1998, we completed an exchange offer whereby we exchanged our outstanding 11% senior secured convertible notes for a package of securities which consisted of (1) 11% junior secured notes, (2) warrants to acquire an aggregate of 3,671,616 shares of our common stock with an exercise price of $5.50 per share and (3) warrants to purchase an aggregate of 500,000 shares of our common stock with an exercise price of $7.50 per share. These $7.50 warrants were issued to all holders of the 11% senior secured convertible notes, regardless of whether or not they participated in the exchange offer, as a part of the restructuring of our senior debt and as an anti-dilution adjustment.



     We also have outstanding warrants to acquire up to 7,255 shares of our common stock with an exercise price of $9.8125 per share and warrants to acquire up to 260,000 shares of our common stock with an exercise price of $12.40 per share.



     During the second quarter of 1999, also in connection with the financing of the settlement of our breast implant litigation, we completed a $31.1 million equity financing, in which 5.4 million new shares of our common stock were issued to various holders of the $5.50 warrants and the 1997 $7.50 warrants in exchange for the payment of $20.4 million of cash and the surrender of $10.7 million of 11% convertible junior secured notes. Virtually all of the holders of warrants who were eligible to exercise at this time participated in the transaction. All of those shares of common stock contain a legend that restricts transferability absent compliance with or an exemption under Rule 144 of the Securities Act after the applicable holding period or an effective registration statement.



     Regarding our outstanding warrants, including warrants already issued and those to be issued to our senior executive officers described below, the exercise price and number of shares of our common stock purchasable upon the exercise of the warrants are subject to anti-dilution adjustment upon the occurrence of specified events, including stock dividends, stock splits, combinations and reclassification of the common stock.



     Additionally, an adjustment to our warrants would be made in the case of a reclassification or exchange of the common stock, consolidation or merger of Inamed with or into another corporation (other than a consolidation or merger in which Inamed is the surviving corporation) or, in the case of the non-employee and the $9.8125 warrants, sale of all or substantially all of the assets of Inamed in order to enable stockholders to acquire the kind and number of shares of stock or other securities or property receivable in similar circumstances by the holder of the warrant. The executive officer warrants fully vest upon a change of control of Inamed.



     In addition to the adjustments described above, the $6.50 and 1998 $7.50 warrants are subject to further anti-dilution adjustment upon certain issuances by us of shares of common stock, or warrants or other rights to purchase shares of common stock including stock options, for consideration that is, or at an exercise price that is, less than the current market price of our common stock. Current market price is defined in these warrants as the daily volume weighted average sale price per share of our common stock for the 20 business days ending five days before the date of determination.



     The $6.50 warrants provide that we cannot issue, sell or exchange, or agree to issue, sell or exchange any equity securities (as defined in these warrants) unless we first give written notice to each warrant holder, and to all holders of common stock issued pursuant to those warrants, of such issuance, sale or exchange and we offer to issue to each of those holders, the holder's proportionate percentage of those securities. We have obtained a waiver of these preemptive rights and the anti-dilution provisions described in the preceding two paragraphs from all relevant holders for this offering.



     A holder of any of the warrants described above will not be entitled to any rights as a stockholder of Inamed, including, without limitation, the right to vote with respect to the shares of our common stock or the right to dividend or other rights, until the holder has exercised the warrants. Some of these warrant holders are entitled to registration rights as described below under "-- Registration Rights."



     We also recently authorized the issuance and allocation of warrants, subject to final ratification of our compensation committee, to purchase 900,000 shares of common stock with a weighted average exercise price of $19.06 per share to certain of our senior executives.



     For a description of the warrants issued in connection with the bridge loan facility, see "Description of Certain Indebtedness -- Warrants."


STOCK OPTION AND STOCK AWARD PLANS


     In 1987, Inamed adopted an incentive stock award plan. Under the terms of the 1987 plan, 300,000 shares of common stock were reserved for issuance to employees at the discretion of our board of directors. At September 30, 1999, there were 120,223 shares available for future grant under the 1987 plan.



     In 1993, Inamed adopted a non-employee director stock option plan which authorized us to issue up to 150,000 shares of common stock to directors who are not employees of or consultants to Inamed and who are thus not eligible to receive stock option grants under Inamed's stock option plans. Pursuant to this plan, each non-employee director is automatically granted an option to purchase 5,000 shares of common stock on the date of his or her initial appointment or election as a director, and an option to purchase an additional 5,000 shares of common stock on each anniversary of his or her initial grant date providing he or she is still serving as a director. The exercise price per share is the fair market value per share on the date of grant. Between 1997 and 1999, options exercisable for a total of 70,000 shares of common stock were granted under the 1993 plan. Of those options, options exercisable for a total of 40,000 shares remain outstanding as of September 30, 1999. At September 30, 1999 there were 85,000 options available for future grant under this plan.



     In 1998, Inamed adopted a non-qualified stock option plan. Under the terms of the 1998 plan, 450,000 shares of common stock have been reserved for issuance to key employees. In 1998, 440,000 options were granted to 82 employees under the 1998 plan at $6.50 per share. No options were granted under this plan since 1998. The options are exercisable for no more than ten years after the option grant date and vest ratably over three years. Of those options, 422,500 remain outstanding as of September 30, 1999.


     In 1999, Inamed adopted a non-employee director stock election plan which authorized us to issue up to 50,000 shares of common stock to directors who wished to be compensated for their annual director fee

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

in shares of common stock rather than cash. The shares of common stock issuable to any director under the 1999 plan will be valued using the closing market price of Inamed common stock on the date prior to the grant of common stock under this plan.


     The exercise price of all options outstanding under our stock option plans range from $1.45 to $16.88 per share (with a weighted average exercise price of $6.61) and these options are exercisable in the aggregate for 492,500 shares of common stock. At September 30, 1999, there were at least 282,723 shares available for future grant under these option and award plans. Two of our employees have rights to purchase a total of 30,000 shares of common stock issuable pursuant to options granted under previously established stock option benefit plans.


REGISTRATION RIGHTS


     Our warrantholders have been granted various registration rights regarding the common stock underlying their warrants as specified in the warrants. If at any time we propose or are required to register our equity securities or securities convertible into or exchangeable for our equity securities under the Securities Act, those warrantholders have the right to cause us to use our best efforts, following a customary notice and response period, to register the common stock underlying their warrants with our registration statement. There is no limit to the number of times that the non-employee warrantholders can make this incidental registration request. The registration rights provisions of these non-employee warrants contain customary indemnification provisions between us and the warrantholders. We are obligated to pay all expenses, including legal and accounting fees and expenses, incurred in connection with any registration.



     We have agreed with certain holders of our warrants and shares issued pursuant to these warrants (other than holders that are affiliates of Appaloosa Management L.P.) that we will file a registration statement on an appropriate form under the Securities Act with respect to these warrant shares as soon as practicable after a date that is 120 days after the date of this prospectus, subject to reduction as determined by a nationally recognized financial advisor. We have further agreed with these holders that we will use our best efforts to cause this registration statement to be declared effective and to keep this registration statement continuously effective, subject to customary limitations, so as to permit or facilitate the sale or distribution of these shares. We have entered into a similar agreement with holders that are affiliates of Appaloosa Management L.P. to file a registration statement as soon as practicable after this offering is completed (subject to reduction as determined by a naturally recognized financial advisor), to use our best efforts to cause this registration statement to be declared effective within six months following the date of this prospectus and to keep this registration statement continuously effective, subject to customary limitations.


INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Section 145 of Delaware corporation law provides the power to indemnify any director or officer acting in his or her capacity as our representative who was, is or is threatened to be made a party to any action or proceeding for expenses, judgments, penalties, fines and amounts paid in settlement in connection with that action or proceeding. The indemnity provisions apply whether the action was instituted by a third party or arose by or in our right. Generally the only limitations on our ability to indemnify our director or officer is that the director or officer acted in good faith in a manner reasonably believed to be in, or not opposed to, the best interests of the corporation and, with respect to any criminal action, that the director or officer has no reasonable cause to believe that his conduct was unlawful.

     Our bylaws provide a right to indemnification to the full extent permitted by law for expenses, attorney's fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by any director or officer whether or not the indemnified liability arises or arose from any threatened, pending or completed proceeding by or in our right by reason of the fact that the director or officer is or was serving as our director or officer at our request, as a director, officer, partner, fiduciary or trustee of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, unless a court

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

finally determines that the director or officer did not act in good faith in a manner reasonably believed to be in, or not opposed to, the best interests of the corporation and, with respect to any criminal action, that the director or officer has no reasonable cause to believe that his conduct was unlawful. Our bylaws provide for the advancement of expenses to an indemnified party upon receipt of an undertaking by the party to repay those amounts if it is finally determined that the indemnified party is not entitled to indemnification.

     Our bylaws authorize us to take steps to ensure that all persons entitled to indemnification are properly indemnified, including, if the board of directors so determines, purchasing and maintaining insurance.

LIMITATION OF LIABILITY

     Our certificate of incorporation provides that none of our directors will be personally liable to us or our stockholders for monetary damages for a breach of fiduciary duty as a director, except for liability:

        - for any breach of that person's duty of loyalty;

        - for acts or omissions not in good faith or involving intentional misconduct or a knowing violation of law;

        - for the payment of unlawful dividends and certain other actions prohibited by Delaware corporation law; and

        - for any transaction resulting in receipt by that person of an improper personal benefit.

     We maintain directors and officers' liability insurance to provide directors and officers with insurance coverage for losses arising from claims based on breaches of duty, negligence, error and other wrongful acts. At present, there is no pending litigation or proceeding, and we are not aware of any threatened litigation or proceeding, involving any director or officer where indemnification will be required or permitted under our certificate of incorporation or our bylaws.

SECTION 203 OF THE DELAWARE GENERAL CORPORATION LAW

     Section 203 of Delaware corporation law provides in general that a stockholder acquiring more than 15% of the outstanding voting stock of a Delaware corporation has become an interested stockholder. An interested stockholder may not engage in certain business combinations described in Section 203 with the corporation for a period of three years subsequent to the date on which that stockholder became an interested stockholder. There are several exceptions that permit an interested stockholder to engage in a business combination, including if prior to the date the stockholder became an interested stockholder the corporation's board of directors approved either the business combination or the interested stockholder transaction, or if the business combination is approved by the corporation's board of directors and authorized by a vote of at least 66 2/3% of the outstanding voting stock of the corporation not owned by the interested stockholder. A "business combination" includes mergers, asset sales and other transactions resulting in financial benefit to a stockholder. Section 203 could prohibit or delay mergers or other takeover or change of control attempts with respect to Inamed and, accordingly, may discourage attempts that might result in a premium over the market price for the shares of common stock held by stockholders.

RIGHTS PLAN

     Our board of directors has unanimously adopted a stockholder rights plan, commonly known as a "poison pill," and declared a dividend granting to our stockholders the right to purchase for each share of our common stock held by them, one share of common stock at an initial purchase price of $80. The record date for the rights plan was June 13, 1997. The rights plan is designed to protect stockholders from various abusive takeover tactics, including attempts to acquire control of Inamed at an inadequate price which would deny stockholders the full value of their investments. The rights are attached to the our

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common stock and are not exercisable. They become detached from the common stock and become exercisable ten days after any person or group of persons becomes the beneficial owner of 15% or more of the common stock or ten business days after any person or group of persons publicly announces a tender or exchange offer that would result in the same beneficial ownership level. Once exercisable, depending on the circumstances, each right will entitle a holder, other than the potential acquiror, to purchase at the then current purchase price shares of either Inamed or an acquiring company having a market value equal to twice the purchase price. Unless previously redeemed by Inamed, the rights will expire on June 2, 2007. From time to time we have amended the rights plan to create and clarify a "grandfather" clause to the definition of acquiring person under the rights plan which currently exempts one of our stockholders, Appaloosa
Management L.P. and its affiliates, from being deemed an acquiring person under that definition so long as its beneficial ownership level, as defined in the rights plan, does not exceed 33%.

TRANSFER AGENT AND REGISTRAR

     The Transfer Agent and Registrar for our common stock is U.S. Stock Transfer Corporation, Glendale, California.

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                      DESCRIPTION OF CERTAIN INDEBTEDNESS

     We paid approximately $148.7 million to acquire Collagen in the offer and the merger, including the cancellation of all options of Collagen and expenses of approximately $9.2 million.

     Bridge Loan Facility and Use of Proceeds. The acquisition of Collagen, and the repayment of $16.9 million of Inamed debt, was financed through the issuance of senior secured bridge notes in an aggregate principal amount of $155.0 million plus $23.8 million of cash on hand at the closing of the merger. We issued bridge notes on September 1, 1999 pursuant to the terms of a loan agreement among Inamed and our acquisition subsidiary, as borrowers, the lenders named in the loan agreement, as initial lenders, and Ableco Finance LLC, as administrative agent. Cerberus Capital Management, L.P. was the lead lender under the loan agreement. The acquisition financing was arranged by U.S. Bancorp Libra, a division of U.S. Bancorp Investments, Inc.

     Collateral and Security. The bridge notes issued under the bridge loan facility are secured by perfected first priority liens on, and security interests in, substantially all of the assets of Inamed, substantially all of the stock and assets of our domestic subsidiaries, including the stock and assets of Collagen and its domestic subsidiaries, and 65% of the outstanding capital stock of our foreign subsidiaries.

     Guarantee. The bridge notes issued under the bridge loan facility are guaranteed on a senior basis by all of our material U.S. subsidiaries, including Collagen and its material U.S. subsidiaries. These guarantees are collateralized to the extent provided under "-- Collateral and Security" as described above.

     Interest Rate. The bridge notes bear interest initially at a margin of 600 basis points over the 30-day London Interbank Offered Rate (LIBOR). The applicable margin increases 100 basis points every three months during the term of the bridge notes. Approximately every 30 days, the interest rate will be adjusted based upon changes to the 30-day LIBOR, and the new rate will be in effect until the next 30-day adjustment. Interest is payable monthly in cash in arrears.


     Fees. In connection with the bridge loan facility, Inamed paid an initial commitment fee equal to 0.5% of the maximum principal amount of the bridge notes, or $775,000, to Cerberus. Inamed also paid a fee equal to 1.0% of the maximum principal amount of the bridge notes, or $1.55 million, to the bridge lenders upon the execution and delivery of the merger agreement.



     In connection with the funding of the bridge loan facility, Inamed paid a fee equal to 1.0% of the maximum principal amount of the bridge notes, or $1.55 million, to the bridge lenders, and a fee equal to 1.0% of the principal amount actually funded by the lenders under the bridge loan facility, or $1.55 million, in cash to U.S. Bancorp Libra.



     Optional Prepayments. Under the terms of the bridge notes, we are permitted to, at any time at our option, prepay the bridge notes, at par plus accrued interest plus a fee equal to 1.0% of the prepayment amount, subject to LIBOR breakage and/or redeployment costs.


     Maturity. The bridge notes are due and payable on May 31, 2000, nine months from the initial funding date.

     Exchange Feature; Rollover Securities. If outstanding on the maturity date, the bridge notes will be exchanged for new "rollover securities" subject to the satisfaction of the following conditions: no event of default under the bridge loan facility has occurred and is continuing; no event or condition that would become an event of default under the bridge loan facility has occurred and is continuing, subject to cure and grace periods; all fees and expenses due to the lenders as of the maturity date have been paid in full; and our earnings before interest, taxes, depreciation and amortization for the trailing four quarters is not less than $35.0 million. We cannot assure you that these conditions will be met or that the rollover securities will be issued.

     Terms of Rollover Securities. The rollover securities will mature seven years after issuance and will bear interest, payable semiannually in arrears, at 15% per year. Of that interest, 12% per year will be payable in cash, and the remaining 3% per year will be payable through the issuance of additional rollover

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securities. The rollover securities will be senior notes secured by all of our material domestic subsidiaries, including Collagen. Upon the sale of any rollover securities to third parties not affiliated with Cerberus, those transferred rollover securities will become non-callable until the fourth anniversary of their issuance, and thereafter will be redeemable at our option at premiums customary for high yield debt securities. Rollover securities owned by Cerberus or its affiliates will remain callable at our option without premium or penalty. The rollover securities will have covenants and other terms substantially similar to and customary for high-yield debt securities, including a debt incurrence covenant that prohibits us and our subsidiaries from incurring more than $25.0 million of secured debt, including sale-leasebacks, and customary limitations on other debt incurrence and assumption.


     Warrants. Upon the funding of the bridge loan facility, we placed in escrow warrants representing in the aggregate the right to acquire 10.0% of our fully-diluted common stock as of June 1, 2000, calculated after giving effect to the exercise of those warrants and all other outstanding warrants, options and other equity equivalents of Inamed. These warrants will expire five years after their issuance and will be exercisable for cash at an exercise price equal to the average closing price of our common stock for the ten trading days preceding their issuance. These warrants will be released from escrow (a) to the lenders upon original maturity of the bridge notes, if the bridge notes, or any portion of the principal or interest thereof, remain outstanding after the original maturity date, whether or not the rollover securities are issued in exchange for the bridge notes, or (b) otherwise, to Inamed for cancellation. Holders of the shares of common stock issuable upon exercise of these warrants will be entitled to the benefits of a registration rights agreement in customary form for bridge loan transactions that provides for one demand registration and unlimited "piggyback" registrations, subject to standard cutbacks and "blackout" periods. A demand registration that is reduced at the discretion of the financial institution underwriting or arranging such distribution of shares by more than 40% will entitle the holders to one additional demand registration.


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                       U.S. TAX CONSIDERATIONS APPLICABLE
                    TO NON-U.S. HOLDERS OF THE COMMON STOCK

     The following are the material United States federal income and estate tax consequences to Non-U.S. Holders of the purchase, ownership and disposition of the common stock. You will be considered a Non-U.S. Holder if you are:

        (1) not an individual citizen or resident of the United States;

        (2) not a corporation, partnership or other entity created and organized in or under the laws of the United States or any state of the United States;

        (3) not an estate the income of which is subject to United States federal income tax regardless of its source; and

        (4) not a trust subject to control of one or more United States persons and the primary supervision of a United States court.

     This discussion is not intended to reflect the individual tax situation of any Non-U.S. Holder of the common stock. This discussion does not deal with:

        (1) holders with a special tax status or special tax situation, such as financial institutions or dealers in securities or currencies; or

        (2) common stock held as a hedge or as part of a straddle with other investments or as part of a "synthetic security" or other integrated investment (including a "conversion transaction") consisting of common stock and one or more other investments.

     This discussion is based upon the United States federal tax laws and regulations now in effect and as currently interpreted. It does not take into account possible changes in those tax laws or interpretations, all of which may be applied retroactively. This discussion does not include any description of the tax laws of any state or local government within the United States or of any foreign government that may be applicable to you or to the common shares.

     For purposes of this discussion, dividends and gain on the sale, exchange or other disposition of common stock will be considered to be "U.S. trade or business income" if the income or gain is:

        (1) effectively connected with a United States trade or business conducted by you; or

        (2) attributable to a permanent establishment (or, in the case of an individual, a fixed base) in the United States if you are a treaty resident.

     YOU SHOULD CONSULT YOUR OWN TAX ADVISORS CONCERNING THE APPLICATION OF THE UNITED STATES FEDERAL TAX LAWS TO YOUR PARTICULAR SITUATION AS WELL AS ANY CONSEQUENCES ARISING UNDER THE LAWS OF ANY OTHER TAXING JURISDICTION.

DIVIDENDS

     If you are a Non-U.S. Holder, payments of dividends to you will be subject to a 30% United States federal withholding tax unless that rate is reduced by an applicable tax treaty. Dividends that are considered U.S. trade or business income are generally subject to United States federal income tax on a net basis at regular income tax rates. If you receive dividends from the common stock as U.S. trade and business income and you provide a Form 4224 (or a successor Form W-8ECI), to the payor of the dividends, then those dividends will generally not be subject to the 30% withholding tax. If you are a corporation, you may be subject to a branch profits tax equal to 30% (or a lower treaty rate) with respect to dividends treated as U.S. trade or business income. If the dividends that are paid to you with respect to the common stock are sent to an address in a foreign country, you are presumed to be a resident of that country, (absent any contradictory information) for purposes of the withholding tax and the applicability of a tax treaty rate. Under recently issued final Treasury Regulations which will be effective on January 1, 2001, if you are a Non-U.S. Holder and you would like to claim the benefit of an applicable treaty rate, you must comply with certain certification requirements, including filing a Form W-8BEN or Form W-8IMY and providing a document issued by foreign governmental authorities as proof of your residence in that foreign country.

     If you are a Non-U.S. Holder eligible for a reduced rate of withholding under a tax treaty, you may obtain a refund of any excess amounts currently withheld by filing a claim for a refund with the Internal Revenue Service.

SALE, EXCHANGE, REDEMPTION OR OTHER DISPOSITION

     If you are a Non-U.S. Holder, you will not be subject to the United States federal income tax on gain realized on the sale, exchange or other disposition of common stock, unless:

        (1) the gain is effectively connected with your conduct of a trade or business in the United States;

        (2) you are an individual present in the United States for 183 days or more in the taxable year of disposition and either:

           - your "tax home" (as defined in Internal Revenue Code Section 911(d)(3)) is in the United States unless the gain is attributable to a fixed place of business that you maintain in a foreign country and such income has been subject to foreign tax of at least 10%) or

           - the gain is attributable to an office or other fixed place of business maintained by you in the United States; or

        (3) you are subject to the United States federal tax as it applies to certain expatriates (including certain former citizens or residents of the United States).

FEDERAL ESTATE TAX

     If you are a Non-U.S. Holder who is not a citizen or resident of the United States for United States federal estate tax purposes, the common shares will be included in your gross estate for U.S. federal estate tax purposes unless an applicable estate tax treaty provides otherwise.

INFORMATION REPORTING AND BACKUP WITHHOLDING

     We are required to report annually to the IRS and to each Non-U.S. Holder any dividend income that is either subject to withholding or that is exempt from United States withholding tax under a tax treaty. The tax authorities of the country in which you reside may obtain copies of these information returns under the provisions of a specific tax treaty or agreement.

     Under current law, we, our agents and our paying agents will not be required to "backup" withhold a tax equal to 31% of each dividend payment made to a Non-U.S. Holder at an address outside the United States, unless we, our agents and our paying agents know that you are a U.S. person. Under the recently issued final Treasury Regulations, if you are a Non-U.S. Holder, you will be subject to backup withholding unless you file a Form W-8BEN or Form W-8IMY and meet certain other requirements.

     Unless you certify under penalty of perjury that you are a Non-U.S. Holder or otherwise prove that you are exempt from information and backup withholding requirements, any payment of proceeds from the disposition of common stock to or through the United States office of any broker, either domestic or foreign, will be subject to information reporting and possible backup withholding. In addition, the broker must not have knowledge that you are a U.S. Person or that you have not satisfied the conditions for exemption. The payment of proceeds from the disposition of common stock to or through a non-U.S. office of a non-U.S. broker that is not related to you as a "U.S. related person" under the Code will not be subject to information reporting or backup withholding.

     If you receive payment of proceeds from the disposition of common stock to or through a non-U.S. office of a broker that is either a U.S. person or a U.S. related person, the broker is required to report information with respect to that payment. The broker is not required to report if it has documentary evidence that you are a Non-U.S. Holder and it has no knowledge to the contrary. Any payments made to you by the foreign office of a broker that is a U.S. person or a U.S. related person will not be subject to backup withholding, unless the broker knows that you are a U.S. Person.

     You may apply any backup withholding amounts as a refund or credit to your U.S. federal income tax liability.

                                  UNDERWRITING


     Subject to the terms and conditions of the underwriting agreement, the underwriters named below, through their representative Hambrecht & Quist LLC, Bear, Stearns & Co. Inc. and CIBC World Markets Corp., have severally agreed to purchase from us and the selling stockholders the following respective number of shares of our common stock:



                                                                 NUMBER
NAME                                                            OF SHARES
----                                                            ---------
Hambrecht & Quist LLC.......................................
Bear, Stearns & Co. Inc.....................................
CIBC World Markets Corp.....................................

                                                                ---------
          Total.............................................    3,000,000
                                                                =========



     The underwriting agreement provides that the obligations of the underwriters are subject to conditions we must satisfy, including receipt of certificates, opinions and letters from us and the selling stockholders, our counsel and our independent auditors. The nature of the underwriters' obligation is such that they are committed to purchase all shares of common stock offered in this offering if any of the shares are purchased.


     The underwriters propose to offer the shares of our common stock directly to the public at the public offering price set forth on the cover page of this prospectus and to dealers at such price less a concession not in excess of
$     per share. The underwriters may allow and such dealers may reallow a
concession not in excess of $     per share to other dealers. After the public
offering of the shares, the underwriters may change the offering price and other selling terms.


     We have granted to the underwriters an option, exercisable no later than 30 days after the date of this prospectus, to purchase up to 450,000 additional shares of our common stock at the public offering price, less the underwriting discount, set forth on the cover page of this prospectus. To the extent that the underwriters exercise this option, each underwriter will have a firm commitment to purchase a number of shares that approximately reflects the same percentage of total shares said underwriter purchased in the above table. We will be obligated, pursuant to the option, to sell shares to the underwriters to the extent the option is exercised. The underwriters may exercise the option only to cover over-allotments made in connection with the sale of common stock offered in this prospectus.


     The following table summarizes the compensation that we will pay to the underwriters in connection with this offering.


                                                                                  TOTAL
                                                                     --------------------------------
                                                                        WITHOUT             WITH
                                                        PER SHARE    OVER-ALLOTMENT    OVER-ALLOTMENT
                                                        ---------    --------------    --------------
Underwriting discounts and commissions paid by us.....   $                 $                 $
Underwriting discounts and commissions paid by the
  selling stockholders................................   $                 $                 $



     We estimate that the total expenses of this offering to be incurred by us, excluding underwriting discounts and commissions, will be approximately $1.2 million.


     The offering of the shares is made for delivery when, as and if accepted by the underwriters and subject to prior sale and to withdrawal, cancellation or modification of the offering without notice. The underwriters reserve the right to reject an order for the purchase of shares in whole or in part.


     We and the selling stockholders have agreed to indemnify the underwriters against liabilities, including liabilities under the Securities Act, and to contribute to payments the underwriters may be required to make in respect thereof.



     Our executive officers, directors and some of our principal stockholders, including the selling stockholders, have agreed that, with certain exceptions, they will not, directly or indirectly, without the prior written consent of Hambrecht & Quist LLC, on behalf of the underwriters, offer, sell, or otherwise dispose of any shares of our common stock, options or warrants to acquire shares of common stock or securities exchangeable for or convertible into shares of common stock owned by them during the 90-day period following the date of this prospectus. We have agreed that we will not, without the prior written consent of Hambrecht & Quist LLC, offer, sell or otherwise dispose of any shares of common stock, options or warrants to acquire shares of common stock or securities exchangeable for or convertible into shares of common stock during the 90-day period following the date of this prospectus, except that we may issue shares upon the exercise of options or warrants granted prior to the date hereof and we may grant additional options under our stock option plans provided that, without the prior written consent of Hambrecht & Quist LLC, such additional options shall not be exercisable during such period.

     In general, the rules of the Commission will prohibit the underwriters from making a market in our common stock during the "cooling off" period immediately preceding the commencement of sales in the offering. The Commission has, however, adopted exemptions from these rules that permit passive market making under certain conditions. These rules permit an underwriter to continue to make a market subject to the conditions, among others, that its bid not exceed the highest bid by a market maker not connected with the offering and that its net purchases on any one trading day not exceed prescribed limits. Pursuant to these exemptions, some underwriters, selling group members (if any) or their respective affiliates intend to engage in passive market making in our common stock during the cooling off period.

     Certain persons participating in this offering may over-allot or effect transactions that stabilize, maintain or otherwise affect the market price of our common stock at levels above those which might otherwise prevail in the open market, including by entering stabilizing bids, effecting syndicate covering transactions or imposing penalty bids. A stabilizing bid means the placing of any bid or effecting of any purchase, for the purpose of pegging, fixing or maintaining the price of the common stock. A syndicate covering transaction means the placing of any bid on behalf of the underwriting syndicate or the effecting of any purchase to reduce a short position created in connection with the offering. A penalty bid means an arrangement that permits the underwriters to reclaim a selling concession from a syndicate member in connection with the offering when shares of common stock sold by the syndicate member are purchased in syndicate covering transactions. Such transactions may be effected on the Nasdaq National Market, in the over-the-counter market or otherwise. Such stabilizing, if commenced, may be discontinued at any time.

     Hambrecht & Quist LLC served as our financial advisor and dealer manager in connection with our acquisition of Collagen. Hambrecht & Quist LLC is entitled to receive a total of $1.5 million in fees for those services.

                                 LEGAL MATTERS

     The validity of the common stock offered by this prospectus will be passed upon for us by Milbank, Tweed, Hadley & McCloy LLP, New York, New York. Legal matters in connection with the offering will be passed upon for the underwriters by Brobeck, Phleger & Harrison LLP, New York, New York.

                                    EXPERTS

     Our consolidated balance sheets at December 31, 1998 and 1997 and our consolidated statements of operations, stockholders' deficiency, cash flows and schedule for the years ended December 31, 1998, 1997 and 1996, included in this prospectus, have been audited by BDO Seidman, LLP, independent certified public accountants, and are included herein in reliance on their reports given upon the authority of that firm as experts in auditing and accounting.

     Ernst & Young LLP, independent auditors, have audited the consolidated financial statements and schedule of Collagen at June 30, 1999 and 1998, and for each of the three years in the period ended June 30, 1999, as set forth in their report. We have included these financial statements and schedule in this prospectus in reliance on Ernst & Young LLP's report given on their authority as experts in accounting and auditing.

                      WHERE YOU CAN FIND MORE INFORMATION

     We file annual, quarterly and current reports, proxy statements and other documents with the Securities and Exchange Commission under the Securities Exchange Act of 1934. You may read and copy any of those reports, proxy statements or other documents at the public reference facilities maintained by the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 and at its regional offices located at 7 World Trade Center, New York, New York 10048 and Northwest Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Please call the Commission at 1-800-SEC-0330 for further information on its public reference facilities. These filings are also available to the public from commercial document retrieval services and at the Commission's Web site at www.sec.gov.

     Our common stock is quoted on the Nasdaq National Market System. Reports, proxy statements and other information concerning Inamed can be inspected at the National Association of Securities Dealers, Inc., 1735 K Street, N.W., Washington, D.C. 20006. In addition, we maintain websites at www.inamed.com and that contain additional information, including news releases, about our business and operations. Information contained in these websites do not constitute, and shall not be deemed to constitute, part of this prospectus.

     You may also request a copy of any of our filings with the Commission, or any of the agreements or other documents that constitute exhibits to those filings, at no cost, by writing or telephoning us at the following address or phone number:

                    Assistant Secretary
                    Inamed Corporation
                    5540 Ekwill Street
                    Suite D
                    Santa Barbara, CA 93111
                    Tel. No. (805) 692-5400

     The Commission allows us to "incorporate by reference" in this prospectus reports that we file with them, which means that we can disclose important information to you by referring you to those reports. Accordingly, we are incorporating by reference in this prospectus the documents listed below and any future filings we make with the Commission under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934:

        (1) Our Annual Report on Form 10-K for the year ended December 31, 1998;


        (2) Our Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 1999, June 30, 1999 and September 30, 1999;



        (3) Our Quarterly Report on Form 10-Q/A for the quarterly period ended June 30, 1999;



        (4) Our Current Reports on Form 8-K dated February 1, 1999, March 4, 1999, March 19, 1999, April 2, 1999, May 10, 1999, and September 15,
            1999; and



        (5) Our Current Report on Form 8-K/A dated March 27, 1998.


     The information incorporated by reference is deemed to be part of this prospectus, except for any information superseded by information contained directly in this prospectus. Any information that we file later with the Commission will automatically update and supercede this information.

     This prospectus constitutes a part of a registration statement on Form S-3 filed by us with the Commission under the Securities Act, with respect to the common stock that we are offering in this prospectus. This prospectus does not contain all the information that is contained in the registration statement, some of which we are allowed to omit in accordance with the rules and regulations of the Commission. We refer to the registration statement and to the exhibits filed with the registration statement for further information with respect to Inamed. Copies of the registration statement and the exhibits to the registration statement are on file at the offices of the Commission and may be obtained upon payment of the prescribed fee or may be examined without charge at the public reference facilities of the Commission described above. Statements contained in this prospectus concerning the provisions of documents are summaries of the material provisions of those documents, and each of those statements is qualified in its entirety by reference to the copy of the applicable document filed with the Commission. Since this prospectus may not contain all of the information that you may find important, you should review the full text of these documents.

                         INDEX TO FINANCIAL STATEMENTS


                                                              PAGE
                                                              NO.
                                                              ----
UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS OF INAMED
  Consolidated Balance Sheets at September 30, 1999 and
     December 31, 1998......................................   F-2
  Consolidated Income Statements for the nine months ended
     September 30, 1999 and 1998............................   F-3
  Consolidated Income Statements for the three months ended
     September 30, 1999 and 1998............................   F-4
  Consolidated Statements of Comprehensive Income for the
     three months ended September 30, 1999 and 1998.........   F-5
  Consolidated Statements of Cash Flows for the nine months
     ended September 30, 1999 and 1998......................   F-6
  Notes to Consolidated Financial Statements................   F-7

AUDITED CONSOLIDATED FINANCIAL STATEMENTS OF INAMED
  Independent Auditor's Report..............................  F-12
  Consolidated Balance Sheets at December 31, 1998 and
     1997...................................................  F-13
  Consolidated Statements of Operations for the fiscal years ended December 31, 1998, 1997 and 1996.................  F-14
  Consolidated Statements of Stockholders' Deficiency for
     the fiscal years ended December 31, 1998, 1997 and
     1996...................................................  F-15
  Consolidated Statements of Cash Flows for the fiscal years ended December 31, 1998, 1997 and 1996.................  F-16
  Notes to Consolidated Financial Statements................  F-17
Schedule II -- Valuation and Qualifying Accounts............  F-37

AUDITED CONSOLIDATED FINANCIAL STATEMENTS OF COLLAGEN
  Independent Auditor's Report..............................  F-38
  Consolidated Balance Sheets at June 30, 1999 and 1998.....  F-39
  Consolidated Statements of Operations for the fiscal years ended June 30, 1999, 1998 and 1997.....................  F-40
  Consolidated Statements of Stockholders' Equity for the
     fiscal years ended June 30, 1999, 1998 and 1997........  F-41
  Consolidated Statements of Cash Flows for the fiscal years ended June 30, 1999, 1998 and 1997.....................  F-42
  Notes to Consolidated Financial Statements................  F-43
Schedule II -- Valuation and Qualifying Accounts............  F-60

                      INAMED CORPORATION AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS
                                 (IN THOUSANDS)


                                                              SEPTEMBER 30, 1999    DECEMBER 31, 1998
                                                              ------------------    -----------------
                                                                  UNAUDITED              AUDITED
ASSETS
Current assets:
  Cash and cash equivalents.................................      $  15,474             $ 11,873
  Trade accounts receivable, net of allowance for doubtful
    accounts and returns and allowances of $6,513 and
    $6,158..................................................         38,337               23,169
  Inventories...............................................         28,098               17,855
  Prepaid expenses and other current assets.................         15,038                1,337
  Income tax refund receivable..............................            960                  726
  Deferred income taxes.....................................         19,103                8,000
                                                                  ---------             --------
         Total current assets...............................        117,010               62,960
                                                                  ---------             --------
Property and equipment, at cost:
  Machinery and equipment...................................         27,160               14,170
  Furniture and fixtures....................................         25,412                3,418
  Leasehold improvements....................................         17,033               11,986
                                                                  ---------             --------
                                                                     69,605               29,574
  Less accumulated depreciation and amortization............        (43,408)             (16,751)
                                                                  ---------             --------
         Net property and equipment.........................         26,197               12,823
Notes receivable, net of allowance of $467..................          2,765                2,769
Intangible assets, net......................................        147,912                1,015
Deferred income taxes.......................................          4,278                   --
Other assets, at cost.......................................         20,698                1,140
                                                                  ---------             --------
         Total assets.......................................      $ 318,860             $ 80,707
                                                                  =========             ========
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Current installments of long-term debt....................      $      14             $     51
  Notes payable to bank.....................................          1,372                1,186
  Accounts payable..........................................         16,519               12,226
  Accrued liabilities:
    Salaries, wages, and payroll taxes......................         12,954                2,681
    Interest................................................          1,469                2,032
    Self-insurance..........................................          4,123                3,649
    Merger and integration costs............................         28,070                   --
    Provision for disposal of discontinued operations.......          4,431                   --
    Other...................................................         17,875               10,244
  Royalties payable.........................................          3,455                5,061
  Taxes payable.............................................         23,350                1,318
  Note payable, escrow agent................................             --               25,500
                                                                  ---------             --------
         Total current liabilities..........................        113,632               63,948
                                                                  ---------             --------
Long-term debt..............................................        155,000               27,767
Provision for disposal of discontinued operations...........          5,495                   --
Deferred grant income.......................................          1,025                1,235
Deferred income taxes.......................................            687                  382
Commitments and contingencies...............................             --                   --
Redeemable common stock, $.01 par value 426,323 shares
  issued and outstanding stated at redemption value $7.04
  per share.................................................             --                3,000
Stockholders' equity:
  Preferred stock, $0.01 par value; authorized 1,000,000
    shares; none issued.....................................             --                   --
  Common stock, $0.01 par value; authorized 25,000,000
    shares; issued and outstanding 17,187,594 and
    11,010,290..............................................            172                  110
  Additional paid-in capital................................         74,778               37,605
  Accumulated other comprehensive (loss) income.............         (3,410)                 269
  Accumulated deficit.......................................        (28,519)             (53,609)
                                                                  ---------             --------
         Stockholders' equity (deficiency)..................         43,021              (15,625)
                                                                  ---------             --------
Total liabilities and stockholders' equity..................      $ 318,860             $ 80,707
                                                                  =========             ========



   The Notes to Financial Statements are an integral part of this statement.

                      INAMED CORPORATION AND SUBSIDIARIES

                         CONSOLIDATED INCOME STATEMENTS
                                  (UNAUDITED)
                 (IN THOUSANDS EXCEPT SHARE AND PER SHARE DATA)


                                                                NINE MONTHS           NINE MONTHS
                                                                   ENDED                 ENDED
                                                             SEPTEMBER 30, 1999    SEPTEMBER 30, 1998
                                                             ------------------    ------------------
Net sales..................................................      $  123,722            $   99,109
Cost of goods sold.........................................          36,597                35,219
                                                                 ----------            ----------
     Gross profit..........................................          87,125                63,890
                                                                 ----------            ----------
Operating expenses:
  Marketing................................................          27,099                26,894
  General and administrative...............................          22,841                21,201
  Research and development.................................           6,871                 7,053
                                                                 ----------            ----------
     Total operating expenses..............................          56,811                55,148
                                                                 ----------            ----------
     Operating income......................................          30,314                 8,742
                                                                 ----------            ----------
Other income (expense):
  Foreign currency transaction gains (losses)..............               3                  (961)
  Miscellaneous loss.......................................             (41)               (2,871)
                                                                 ----------            ----------
     Net other expense.....................................             (38)               (3,832)
                                                                 ----------            ----------
Income before interest and taxes...........................          30,276                 4,910
Interest and other financing expense, net..................           5,186                 2,746
Income before income tax expense...........................          25,090                 2,164
Income tax expense.........................................              --                   137
                                                                 ----------            ----------
     Net income............................................      $   25,090            $    2,027
                                                                 ==========            ==========
Net income per share of common stock
  Basic....................................................      $     1.74            $     0.20
                                                                 ==========            ==========
  Diluted..................................................      $     1.39            $     0.20
                                                                 ==========            ==========
Weighted average common shares outstanding basic...........      14,444,246            10,129,766
                                                                 ==========            ==========
Weighted average common shares outstanding diluted.........      18,063,118            10,129,766
                                                                 ==========            ==========


   The Notes to Financial Statements are an integral part of this statement.

                      INAMED CORPORATION AND SUBSIDIARIES


                    CONSOLIDATED STATEMENTS OF INCOME (LOSS)

                                  (UNAUDITED)
                 (IN THOUSANDS EXCEPT SHARE AND PER SHARE DATA)


                                                                THREE MONTHS          THREE MONTHS
                                                                   ENDED                 ENDED
                                                             SEPTEMBER 30, 1999    SEPTEMBER 30, 1998
                                                             ------------------    ------------------
Net sales..................................................      $   43,969            $   32,130
Cost of goods sold.........................................          12,677                11,926
                                                                 ----------            ----------
     Gross profit..........................................          31,292                20,204
                                                                 ----------            ----------
Operating expenses:
  Marketing................................................          10,685                 8,598
  General and administrative...............................           7,906                 5,549
  Research and development.................................           2,770                 2,943
                                                                 ----------            ----------
     Total operating expenses..............................          21,361                17,090
                                                                 ----------            ----------
     Operating income......................................           9,931                 3,114
                                                                 ----------            ----------
Other income (expense):
  Foreign currency transaction gains (losses)..............             (97)                  106
  Miscellaneous loss.......................................             839                (2,757)
                                                                 ----------            ----------
     Net other expense.....................................             742                (2,651)
                                                                 ----------            ----------
Income before interest and taxes...........................          10,673                   463
Interest and other financing expense, net..................           2,147                   891
Income (loss) before income tax expense....................           8,526                  (428)
Income tax expense.........................................              --                    33
                                                                 ----------            ----------
     Net income (loss).....................................      $    8,526            $     (461)
                                                                 ==========            ==========
Net income (loss) per share of common stock
  Basic....................................................      $     0.50            $    (0.04)
                                                                 ==========            ==========
  Diluted..................................................      $     0.44            $    (0.04)
                                                                 ==========            ==========
Weighted average common shares outstanding basic...........      17,138,961            10,924,108
                                                                 ==========            ==========
Weighted average common shares outstanding diluted.........      19,512,899            10,924,108
                                                                 ==========            ==========


   The Notes to Financial Statements are an integral part of this statement.

                      INAMED CORPORATION AND SUBSIDIARIES


             CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (LOSS)

                                  (UNAUDITED)
                                 (IN THOUSANDS)


                                                               THREE MONTHS           THREE MONTHS
                                                                   ENDED                  ENDED
                                                            SEPTEMBER 30, 1999      SEPTEMBER 30,1998
                                                            -------------------    -------------------
Net income (loss).........................................        $ 8,526                $ (461)
Other comprehensive (loss) income, net of tax:
  Cumulative foreign currency translation gains
     (losses).............................................         (2,030)                  392
                                                                  -------                ------
Comprehensive income (loss)...............................        $ 6,496                $  (69)
                                                                  -------                ------



                                                                NINE MONTHS           NINE MONTHS
                                                                   ENDED                 ENDED
                                                             SEPTEMBER 30, 1999    SEPTEMBER 30, 1998
                                                             ------------------    ------------------
Net income.................................................       $25,090                $2,027
Other comprehensive income (loss), net of tax:
  Cumulative foreign currency translation gains (losses)...        (3,679)                1,071
                                                                  -------                ------
Comprehensive income.......................................       $21,411                $3,098



   The Notes to Financial Statements are an integral part of this statement.

                      INAMED CORPORATION AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                  (UNAUDITED)
                                 (IN THOUSANDS)


                                                               NINE MONTHS ENDED
                                                                 SEPTEMBER 30,
                                                              --------------------
                                                                1999        1998
                                                              ---------    -------
INCREASE IN CASH AND CASH EQUIVALENTS
Cash flows from operating activities:
  Net income................................................  $  25,090    $ 2,027
Adjustments to reconcile net income to net cash provided by
  operating activities:
  Depreciation and amortization.............................      4,311      4,312
  Deferred income taxes.....................................     (2,507)        --
  Provision for doubtful accounts, notes & returns..........       (140)        --
  Provision for obsolescence of inventory...................      1,395         --
  Provision for asset impairment............................        600         --
  Non-cash compensation.....................................         40         --
  Non-cash financing cost...................................      1,977         --
  Changes in assets and liabilities:
    Trade accounts receivable and notes receivable..........     (1,030)    (8,223)
    Inventories.............................................     (1,189)     4,320
    Prepaid expenses and other current assets...............     (1,251)      (248)
    Other assets............................................     (4,318)        --
    Accounts payable, accrued and other liabilities.........      4,224      1,919
                                                              ---------    -------
    Total adjustments.......................................      2,112      2,080
                                                              ---------    -------
    Net cash provided by operating activities...............     27,202      4,107
                                                              ---------    -------
Cash flows from investing activities:
  Business acquisitions, net of cash acquired...............   (132,528)        --
  Investments in strategic alliances........................     (9,100)        --
  Purchases of property and equipment, net..................     (3,311)      (935)
  Disposal of property and equipment, net...................         --       (670)
                                                              ---------    -------
  Net cash used in investing activities.....................  $(144,939)   $(1,605)
                                                              ---------    -------
Cash flows from financing activities:
  Payment of note in escrow for litigation settlement.......  $ (25,500)   $    --
  Increases in notes payable and long-term debt.............    155,000        410
  Principal repayment of notes payable and long-term debt...    (27,767)        --
  Payment of redeemable common stock in escrow for
    litigation settlement...................................     (3,000)
  Increase (decrease) in related party payables.............         --      1,038
  (Increase) decrease in related party receivables..........         --        128
  Proceeds from the exercise of warrants....................     26,495         --
  Proceeds from issuance of common Stock....................         --         80
  (Decrease) Increase in deferred grants....................       (210)       298
                                                              ---------    -------
    Net cash provided by financing activities...............    125,018      1,954
                                                              ---------    -------
    Effect of exchange rate changes on cash.................     (3,680)       141
                                                              ---------    -------
    Net increase in cash and cash equivalents...............      3,601      4,597
Cash and cash equivalents at beginning of period............     11,873      1,946
                                                              ---------    -------
Cash and cash equivalents at end of period..................  $  15,474    $ 6,543
                                                              ---------    -------
Supplemental disclosure of cash flow information:
  Cash paid during the nine months for:
    Interest................................................  $   9,166    $ 2,424
                                                              =========    =======
    Income taxes............................................  $      11    $    97
                                                              =========    =======



Disclosure of accounting policy:



    For purposes of the consolidated statement of cash flows, the Company considers all highly liquid debt instruments purchased with a maturity of three months or less to be cash equivalents.



Non-cash transactions:



                                                               1999      1998
                                                              -------    ----
Common stock exchanged for junior secured notes.............  $10,700     --


   The Notes to Financial Statements are an integral part of this statement.

                      INAMED CORPORATION AND SUBSIDIARIES


              NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS



1 -- INTERIM FINANCIAL STATEMENTS



     The accompanying unaudited consolidated financial statements include all adjustments (consisting only of normal recurring accruals) which are, in the opinion of management, necessary for fair presentation of the results of operations for the periods presented. Interim results are not necessarily indicative of the results to be expected for a full year.



     Certain information and footnote disclosures normally included in financial statements, prepared in accordance with generally accepted accounting principles, have been condensed or omitted as allowed by Form 10-Q. The accompanying unaudited consolidated financial statements should be read in conjunction with the Company's consolidated financial statements for the year ended December 31, 1998 as filed with the Securities and Exchange Commission on Form 10-K.



2 -- BASIS OF PRESENTATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES



     The accompanying consolidated financial statements include the accounts of Inamed Corporation and all of its wholly owned subsidiaries (the "Company"). Intercompany transactions are eliminated in consolidation.



THE COMPANY



     Inamed Corporation is a global surgical and medical device company engaged in the development, manufacturing and marketing of medical devices for the plastic, reconstructive and aesthetic surgery markets. Inamed Corporation's subsidiaries are organized into three business units: United States Plastic, Reconstructive and Aesthetic Surgery (consisting primarily of McGhan Medical Corporation, Collagen Aesthetics, Flowmatrix Corporation and CUI Corporation, which develop, manufacture and sell medical devices and components); BioEnterics Corporation, which develops, manufactures and sells medical devices and associated instrumentation to the bariatric and general surgery fields; and International (consisting of Inamed International Corp. and its subsidiaries which are engaged in manufacturing and distribution through McGhan Limited (based in Ireland) and sales subsidiaries in various countries, including Holland, Germany, Italy, United Kingdom, France, and Spain, which sell products for the plastic, aesthetic medicine and bariatric surgery fields).



EARNINGS PER SHARE



     During 1998, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 128, "Earnings per Share", ("SFAS No. 128") which provides for the calculation of "basic" and "diluted" earnings per share. SFAS No. 128 is effective for financial statements issued for periods ending after December 15, 1998. Basic earnings per share includes no dilution and is computed by dividing income available to common shareholders by the weighted average number of common shares outstanding for the period. Diluted earnings per share reflects, in periods in which they have a dilutive effect, the effect of common shares issuable upon exercise of stock options and warrants. As required by this Statement, all periods presented have been restated to comply with the provisions of SFAS No. 128.



COMPREHENSIVE INCOME



     Statement of Financial Accounting Standards No. 130, "Reporting Comprehensive Income," ("SFAS No. 130") established standards for reporting and display of comprehensive income, its components and accumulated balances. Comprehensive income is defined to include all changes in equity except those resulting from investments by owners and distributions to owners. Among other disclosures, SFAS No. 130 requires that all items that are required to be recognized under current accounting

                      INAMED CORPORATION AND SUBSIDIARIES
standards as components of comprehensive income be reported in a financial statement that is displayed with the same prominence as other financial statements.



SEGMENT REPORTING



     In June 1998, the Financial Accounting Standards Board issued SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information", ("SFAS No. 131") which supersedes SFAS No. 14, Financial Reporting for Segments of a Business Enterprise. SFAS No. 131 establishes standards for the way public companies report information about operating segments in annual financial statements and requires reporting of selected information about operating segments in interim financial statements issued to the public. It also establishes standards for disclosures regarding products and services, geographic areas and major customers. SFAS No. 131 defines operating segments as components of a company about which separate financial information is available that is evaluated regularly by the chief operating decision maker in deciding how to allocate resources and in assessing performance.



TAXES



     The Company reduced the valuation allowance on the deferred tax asset by $8.3 million and $2.8 million for the nine months and three months ended September 30, 1999, respectively, based on pre tax income for the nine months ended September 30, 1999. The Company has a $7.2 million allowance remaining as of September 30, 1999. The Companies management is currently evaluating the necessity for a continued allowance on the deferred tax assets. The majority of taxes currently payable relate to the net assets acquired from Collagen Aesthetics, Inc.



NEW ACCOUNTING STANDARDS



     In June 1998 the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Instruments and Hedging Activities" ("SFAS No. 133"), which requires entities to recognize all derivatives as either assets or liabilities in the statement of financial position and measure these instruments at fair value. SFAS No. 133 is effective for all fiscal years beginning after June 15, 2,000. The Company is currently reviewing SFAS No. 133 and has of yet been unable to fully evaluate the impact, if any, it may have on future operating results or financial statement disclosures.



RECLASSIFICATION



     Certain reclassifications were made to the 1998 consolidated financial statements to conform to the 1999 presentation.



3 -- ACQUISITION



     On September 1, 1999, the Company acquired all of the net assets of Collagen Aesthetics, Inc. ("Collagen") for approximately $157 million (including the cancellation of employee stock options and expenses). The Collagen acquisition has been accounted for by the purchase method of accounting, and accordingly, the results of operations of Collagen for the period from September 1, 1999 are included in the accompanying consolidated financial statements. The unaudited consolidated financial statements includes managements preliminary allocation of the total consideration paid by the Company in connection with the Collagen acquisition. The Company has hired an independent appraiser to value the net assets. Upon completion of this valuation, the Company will reallocate the purchase price to Collagen's assets and liabilities, both intangible and tangible, with the excess of the cost over fair value of the net assets acquired allocated to goodwill and amortized on a straight-line basis over 30 years. Management expects that, based on this allocation, additional purchase accounting adjustments will be made to Collagen's assets and liabilities.

                      INAMED CORPORATION AND SUBSIDIARIES

     In connection with the acquisition the Company has recorded merger and acquisition costs of $39,427. These charges include severance and stock option payouts of $21,300, restructuring costs of $10,771 and professional fees of $7,356.



     The $140,000 excess of the purchase price over Collagen's net assets has been allocated to goodwill subject to the completion of an appraisal discussed above. The total acquisition consideration will be allocated to assets, liabilities and the elimination of stockholders' equity of Collagen based on management's estimated fair value as summarized below:



Cash and cash equivalents...................................  $ 16,631
Short term investments......................................     5,890
Accounts receivable, net....................................    13,116
Inventories, net............................................    10,515
Prepaid and other current assets............................     7,891
Property and equipment net..................................    12,862
Intangible assets, net......................................     8,221
Goodwill, net...............................................   140,000
Other investments and assets, net...........................     5,995
Accounts payable............................................    (5,292)
Accrued liabilities.........................................    (7,256)
Provision for disposal of discontinued operations...........    (8,771)
Income taxes payable........................................   (15,775)
Other long-term liabilities.................................    (1,198)
                                                              --------
Total acquisition consideration.............................  $182,829
                                                              ========



     The summarized unaudited pro forma results of operations set forth below for 1999 and 1998 assume the Collagen acquisition, which was accounted for under the purchase method of accounting, occurred as of the beginning of each of these periods.



                                                                      PRO FORMA CONSOLIDATED
                                                                        NINE MONTHS ENDED
                                                             ----------------------------------------
                                                             SEPTEMBER 30, 1999    SEPTEMBER 30, 1998
                                                             ------------------    ------------------
Net Sales..................................................       $181,112              $158,555
Net Income (loss) from continuing operations...............         12,372              $ (9,505)
Net Income (loss) from continuing operations per common
  share:
  Basic....................................................       $   0.86                 (0.94)
  Diluted..................................................       $   0.68                 (0.94)



     Pro forma adjusted net income per common share may not be indicative of actual results, primarily because the pro forma earnings include historical results of Collagen and do not reflect any cost savings or potential sales erosion that may result from the Company's integration efforts.



4 -- PROVISION FOR DISPOSAL OF DISCONTINUED OPERATIONS



     The provision for disposal of discontinued operations of $9,926 at September 30, 1999 is the remaining provision for Collagen's discontinued operation of the LipoMatrix breast implant business. The LipoMatrix operations have been classified as discontinued since June 30, 1998.

                      INAMED CORPORATION AND SUBSIDIARIES

5 -- ACCOUNTS AND NOTES RECEIVABLE



     Accounts and notes receivable consist of the following:



                                                             SEPTEMBER 30, 1999    DECEMBER 31, 1998
                                                             ------------------    -----------------
Accounts receivable........................................       $44,850               $29,327
Allowance for doubtful accounts............................        (1,034)               (1,402)
Allowance for returns and credits..........................        (5,479)               (4,756)
                                                                  -------               -------
Net accounts receivable....................................       $38,337               $23,169
                                                                  =======               =======
Notes receivable...........................................       $ 3,232               $ 3,236
Allowance for doubtful notes...............................          (467)                 (467)
                                                                  -------               -------
Net notes receivable.......................................       $ 2,765               $ 2,769
                                                                  =======               =======



6 -- INVENTORIES



     Inventories are summarized as follows:



                                                             SEPTEMBER 30, 1999    DECEMBER 31, 1998
                                                             ------------------    -----------------
Raw materials..............................................       $ 6,968               $ 3,764
Work in process............................................         5,997                 3,931
Finished goods.............................................        17,697                11,329
                                                                  -------               -------
                                                                   30,662                19,024
Less allowance for obsolescence............................        (2,564)               (1,169)
                                                                  -------               -------
                                                                  $28,098               $17,855
                                                                  =======               =======



7 -- LONG TERM DEBT



     The following is a summary of the Company's significant long-term debt:



          $155 million senior secured bridge loan facility secured by perfected first priority liens on, and security interests in, substantially all of the assets of Inamed, substantially all of the stock and assets of Inamed's subsidiaries, including the stock and assets of Collagen and its subsidiaries, and 65% of the outstanding capital stock of certain of Inamed's foreign subsidiaries. The loans made under the secured bridge loan facility bear interest at variable rates based on a margin that increases by 100 basis points every three months over 30-day LIBOR. At September 27, 1999, the weighted average interest rate on the loans was 11.5% per annum. Interest is payable under the facility on a monthly basis. The bridge loan facility matures on May 31, 2000 and, unless repaid or refinanced, will be rolled over into longer term senior notes maturing on June 1, 2007.



8 -- EQUITY FINANCING AND FINANCE CHARGE



     During the second quarter of 1999, the Company completed a $31.1 million equity financing, in which 5.4 million new shares of common stock were issued to various holders of $5.50 and $7.50 warrants in exchange for the payment of $20.4 million of cash and the surrender of $10.7 million of 11% junior secured notes. Virtually all of the holders of warrants who were eligible to exercise at this time participated in the transaction. The Company also received $3 million of cash from its noteholders, which was used to purchase on their behalf the 426,323 shares of common stock held by the court-appointed escrow agent. All of those 5.8 million shares of common stock contain a legend that restricts transferability absent compliance with or an exemption under Rule 144 (after the one-year holding period) or an effective

                      INAMED CORPORATION AND SUBSIDIARIES
registration statement. In addition, the Company incurred a one-time $2.0 million finance charge against earnings in connection with the exercise of warrants to fund the litigation settlement.



9 -- COMMITMENTS AND CONTINGENCIES



     Final payment to plaintiffs in the mandatory class action settlement of the breast implant litigation:



          In May of 1999, the Company completed the final payment of all of the monies owed to the court-appointed escrow agent on behalf of the plaintiffs in the mandatory class action settlement of the breast implant litigation. The payment was $29.9 million in cash, and included $25.5 million as full payment of the 6% promissory note which was issued in June 1998 at the time the settlement received preliminary approval, $1.4 million of accrued interest on that note, and $3 million to repurchase the 426,323 shares of common stock which were also issued in June 1998 to the escrow agent. As a result of this payment, approximately $30 million of liabilities relating to the breast implant litigation that was recorded on the Company's balance sheet as of the end of the first quarter of 1999 has now have been eliminated.



10 -- NON CASH COMPENSATION



     During the nine months ended September 30, 1999, we authorized the issuance and allocation to certain of our senior executives, subject to final ratification by our compensation committee, warrants to purchase 900,000 shares of our common stock. We expect that this will result in an annual compensation charge of between $0.5 million to $1.0 million over the next three years.



11 -- SUBSEQUENT EVENTS



     In October 1999, the Company filed a registration statement offering 2,500,000 shares of its common stock (plus an additional 450,000 shares for the underwriters' over-allotment option). The Company anticipates using the net proceeds of the offering to repay a portion of the borrowings under its outstanding bridge loan facility.

               REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

The Stockholders and Board of Directors
Inamed Corporation and Subsidiaries:

     We have audited the accompanying consolidated balance sheets of Inamed Corporation and Subsidiaries as of December 31, 1998 and 1997, and the related consolidated statements of operations, stockholders' deficiency and cash flows for each of the three years in the period ended December 31, 1998. We have also audited the schedule listed in the accompanying index for the same periods. These financial statements and schedule are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements and schedule based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements and schedule are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements and schedule. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements and schedule. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Inamed Corporation and Subsidiaries at December 31, 1998 and 1997, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1998, in conformity with generally accepted accounting principles. Also, in our opinion, the schedule presents fairly, in all material respects, the information set forth therein for each of the three years in the period ended December 31, 1998.

                                          BDO Seidman, LLP

New York, New York
February 12, 1999, except
for Note 14 which is as of
March 3, 1999

                      INAMED CORPORATION AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS
                          (IN 000'S EXCEPT SHARE DATA)

                                                                 DECEMBER 31,
                                                              -------------------
                                                               1998        1997
                                                              -------    --------
ASSETS
Current Assets:
  Cash and cash equivalents.................................  $11,873    $  1,946
  Trade accounts receivable, net of allowances for doubtful
    accounts and returns of $6,158 and $5,221...............   23,169      13,979
  Related party notes receivable............................       --         129
  Inventories...............................................   17,855      23,117
  Prepaid expenses and other current assets.................    1,337       1,413
  Income tax refund receivable..............................      726         472
  Deferred income taxes.....................................    8,000          --
                                                              -------    --------
         Total current assets...............................   62,960      41,056
                                                              -------    --------
Property and equipment, at cost:
  Machinery and equipment...................................   14,170      12,585
  Furniture and fixtures....................................    3,418       4,541
  Leasehold improvements....................................   11,986      10,996
                                                               29,574      28,122
Less, accumulated depreciation and amortization.............  (16,751)    (14,639)
                                                              -------    --------
         Net property and equipment.........................   12,823      13,483
Notes receivable, net of allowances of $467.................    2,769       2,799
Intangible assets, net......................................    1,015       1,164
Other assets................................................    1,140         340
                                                              -------    --------
         Total assets.......................................  $80,707    $ 58,842
                                                              =======    ========
LIABILITIES AND STOCKHOLDERS' DEFICIENCY
Current liabilities:
  Current installments of long-term debt....................  $    51    $     30
  Notes payable to bank.....................................    1,186         659
  Accounts payable..........................................   12,226      14,759
  Accrued liabilities:
    Salaries, wages, and payroll taxes......................    2,681       2,683
    Interest................................................    2,032       3,146
    Self-insurance..........................................    3,649       3,602
    Other...................................................    4,523       2,667
  Royalties payable.........................................    5,061       4,156
  Income taxes payable......................................    1,318       2,894
  Accrued litigation settlement.............................    5,721          --
  Note payable, escrow agent................................   25,500          --
                                                              -------    --------
         Total current liabilities..........................   63,948      34,596
                                                              -------    --------
Convertible and other long-term debt........................   27,767      23,574
Subordinated notes payable, related party...................       --       8,813
Deferred grant income.......................................    1,235         993
Deferred income taxes.......................................      382         220
Accrued litigation settlement...............................       --      37,335
Commitments and contingencies
Redeemable common stock, $.01 par value 426,323 shares
  issued and outstanding stated at redemption value $7.04
  per share.................................................    3,000          --
Stockholders' deficiency:
  Common stock, $.01 par value. Authorized 25,000,000
    shares; issued and outstanding 11,010,290 and
    8,885,076...............................................      110          89
  Additional paid-in capital................................   37,605      19,027
  Accumulated other comprehensive adjustments...............      269        (223)
  Accumulated deficit.......................................  (53,609)    (65,582)
                                                              -------    --------
         Stockholders' deficiency...........................  (15,625)    (46,689)
                                                              -------    --------
Total liabilities and stockholders' deficiency..............  $80,707    $ 58,842
                                                              =======    ========

          See accompanying notes to consolidated financial statements.

                      INAMED CORPORATION AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS
                   (IN 000'S EXCEPT SHARE AND PER SHARE DATA)
                  YEARS ENDED DECEMBER 31, 1998, 1997 AND 1996

                                                               1998        1997        1996
                                                             --------    --------    --------
Net sales..................................................  $131,566    $106,381    $ 93,372
Cost of goods sold.........................................    47,954      37,643      35,295
                                                             --------    --------    --------
     Gross profit..........................................    83,612      68,738      58,077
                                                             --------    --------    --------
Operating expense:
  Marketing................................................    33,364      30,002      25,088
  General and administrative...............................    28,213      33,450      31,252
  Research and development.................................     9,366       8,863       5,693
  Restructuring expense....................................     4,202          --          --
                                                             --------    --------    --------
     Total operating expenses..............................    75,145      72,315      62,033
                                                             --------    --------    --------
     Operating profit (loss)...............................     8,467      (3,577)     (3,956)
                                                             --------    --------    --------
Other income (expense):
  Litigation settlement....................................        --     (28,150)         --
  Net interest expense and debt costs......................    (3,812)     (6,173)     (4,277)
  Foreign currency transactions gains (losses).............       686      (1,796)         68
                                                             --------    --------    --------
Other expense..............................................    (3,126)    (36,119)     (4,209)
                                                             --------    --------    --------
Income (loss) before income tax expense (benefit) and
  extraordinary charges....................................     5,341     (39,696)     (8,165)
Income tax expense (benefit)...............................    (8,432)      1,881       3,214
                                                             --------    --------    --------
Income (loss) before extraordinary charges.................    13,773     (41,577)    (11,379)
Extraordinary charges......................................    (1,800)         --          --
                                                             --------    --------    --------
Net income (loss)..........................................  $ 11,973    $(41,577)   $(11,379)
                                                             ========    ========    ========
Income (loss) before extraordinary charges per share of
  common stock
  Basic....................................................  $   1.33    $  (4.97)   $  (1.46)
  Diluted..................................................  $   1.05    $  (4.97)   $  (1.46)
Income (loss) from extraordinary charges per share of
  common stock
  Basic....................................................  $  (0.18)   $  (0.00)   $  (0.00)
  Diluted..................................................  $  (0.13)   $  (0.00)   $  (0.00)
Net income (loss) per share of common stock
  Basic....................................................  $   1.15    $  (4.97)   $  (1.46)
  Diluted..................................................  $   0.92    $  (4.97)   $  (1.46)
Weighted average shares outstanding:
  Basic....................................................  10,387,163  8,371,399   7,811,073
  Diluted..................................................  14,185,244  8,371,399   7,811,073

          See accompanying notes to consolidated financial statements.

                      INAMED CORPORATION AND SUBSIDIARIES

              CONSOLIDATED STATEMENTS OF STOCKHOLDERS' DEFICIENCY
                                   (IN 000'S)
                  YEARS ENDED DECEMBER 31, 1998, 1997 AND 1996

                                                                             ACCUMULATED
                                              COMMON STOCK     ADDITIONAL       OTHER                         TOTAL
                                             ---------------    PAID-IN     COMPREHENSIVE   ACCUMULATED   STOCKHOLDERS'
                                             SHARES   AMOUNT    CAPITAL      ADJUSTMENTS      DEFICIT      DEFICIENCY
                                             ------   ------   ----------   -------------   -----------   -------------
BALANCE, JANUARY 1, 1996...................   7,603    $ 76     $ 9,964         $ 882        $(12,626)      $ (1,704)
Comprehensive income (loss):
  Net loss.................................      --      --          --            --         (11,379)       (11,379)
  Translation adjustment...................      --      --          --          (451)             --           (451)
                                                                                                            --------
          Total comprehensive income.......                                                                  (11,830)
                                                                                                            ========
Repurchases and retirement of common
  stock....................................      --      --          (3)           --              --             (3)
Issuance of common stock (exercise of stock
  options).................................      32      --          45            --              --             45
Issuance of common stock (Regulation S
  Transaction).............................     344       3       2,997            --              --          3,000
Issuance of common stock (conversions debt
  to equity)...............................      58       1         583            --              --            584
                                             ------    ----     -------         -----        --------       --------
BALANCE, DECEMBER 31, 1996.................   8,037      80      13,586           431         (24,005)        (9,908)
Comprehensive income:
  Net income...............................      --      --          --            --         (41,577)       (41,577)
  Translation adjustment...................      --      --          --          (654)             --           (654)
                                                                                                            --------
          Total comprehensive income.......                                                                  (42,231)
                                                                                                            ========
Repurchases and retirement of common
  stock....................................     (11)     --         (55)           --              --            (55)
Issuance of common stock (exercise of stock
  options).................................      71       1         102            --              --            103
Issuance of common stock (conversions of
  debt to equity)..........................     616       6       2,261            --              --          2,267
Issuance of common stock (waiver of
  covenant defaults).......................     172       2       1,415            --              --          1,417
Issuance of Warrants & Options.............      --      --       1,718            --              --          1,718
                                             ------    ----     -------         -----        --------       --------
BALANCE, DECEMBER 31, 1997.................   8,885      89      19,027          (223)        (65,582)       (46,689)
Comprehensive income (loss):
  Net loss.................................      --      --          --            --          11,973         11,973
  Translation adjustment...................      --      --          --           492              --            492
                                                                                                            --------
          Total comprehensive income.......                                                                   12,465
                                                                                                            ========
Issuance of common stock (exercise of stock
  options).................................      33      --          47            --              --             47
Issuance of common stock (conversions of
  debt to equity)..........................   1,990      20      15,188            --              --         15,208
Issuance of common stock...................     102       1         555            --              --            556
Issuance of Warrants & Options.............      --      --       2,788            --              --          2,788
                                             ------    ----     -------         -----        --------       --------
BALANCE, DECEMBER 31, 1998.................  11,010    $110     $37,605         $ 269        $(53,609)      $(15,625)
                                             ======    ====     =======         =====        ========       ========

          See accompanying notes to consolidated financial statements.

                      INAMED CORPORATION AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                  YEARS ENDED DECEMBER 31, 1998, 1997 AND 1996
                                   (IN 000'S)

                                                               1998        1997        1996
                                                              -------    --------    --------
Cash flows from operating activities:
  Net income (loss).........................................  $11,973    $(41,577)   $(11,379)
  Net cash provided by (used for) operating activities:
     Depreciation and amortization..........................    3,769       2,379       3,000
     Non-cash debt costs....................................    2,538       1,487          --
     Non-cash compensation to directors.....................      250         231          --
     Provision (credits) for doubtful accounts, notes and
       returns..............................................      936        (785)     (1,216)
     Provision for obsolescence of inventory................      156         264         563
     Deferred income taxes..................................   (8,104)        (35)      2,030
     Changes in current assets and liabilities:
       Trade accounts receivable............................   (9,471)     (3,265)        119
       Notes receivable.....................................     (150)       (101)         87
       Inventories..........................................    5,659      (4,491)     (3,910)
       Prepaid expenses and other current assets............     (174)       (294)        212
       Other assets.........................................     (636)       (105)       (173)
       Accounts payable, accrued and other liabilities......      633       3,116      (8,565)
       Income taxes payable.................................   (1,612)      1,091          (6)
       Accrued litigation settlement........................   (3,114)     28,183          --
                                                              -------    --------    --------
          Net cash provided by (used for) operating
            activities......................................    2,653     (13,902)    (19,238)
Cash flows from investing activities:
  Disposal of fixed assets..................................    1,621          --         (44)
  Loss on Investments.......................................       --          --         100
  Purchase of property and equipment........................   (3,678)     (5,106)     (4,039)
                                                              -------    --------    --------
          Net cash used in investing activities.............   (2,057)     (5,106)     (3,983)
                                                              -------    --------    --------
  Cash flows from financing activities:
  Restricted cash in escrow for litigation settlement.......  $    --    $ 14,796    $(14,796)
  Increases in notes payable and long-term debt.............      638          --         271
  Increases in convertible notes payable and debentures
     payable................................................    8,000       5,648      34,516
  Principal repayment of notes payable and long-term debt...       --     (13,816)       (197)
  Decrease in related party receivables.....................      128         105         149
  Increase (decrease) in related party payables.............    1,038       8,813      (1,759)
  Grants received, gross....................................      308          --         210
  Issuance of common stock..................................      104          48       3,043
                                                              -------    --------    --------
Net cash provided by financing activities...................   10,216      15,594      21,437
                                                              -------    --------    --------
Effect of exchange rate changes on cash.....................     (885)      4,437        (100)
                                                              -------    --------    --------
Net increase (decrease) in cash and cash equivalents........    9,927       1,023      (1,884)
Cash and cash equivalents at beginning of year..............    1,946         923       2,807
                                                              -------    --------    --------
Cash and cash equivalents at end of year....................  $11,873    $  1,946    $    923
                                                              =======    ========    ========
Supplemental disclosure of cash flow information:
  Cash paid during the year for:
     Interest...............................................  $ 4,562    $  3,745    $  3,519
                                                              =======    ========    ========
     Income taxes...........................................  $ 1,138    $    988    $  1,336
                                                              =======    ========    ========

          See accompanying notes to consolidated financial statements.

                               INAMED CORPORATION

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        DECEMBER 31, 1998 1997 AND 1996
                   (IN 000'S EXCEPT SHARE AND PER SHARE DATA)

(1) BASIS OF PRESENTATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     The accompanying consolidated financial statements include the accounts of Inamed Corporation and each of its wholly-owned subsidiaries (the "Company"). Intercompany transactions are eliminated in consolidation.

  The Company

     Inamed Corporation's subsidiaries are organized into three business units (for financial reporting purposes all business units are considered to be one segment): United States Plastic and Reconstructive Surgery (consisting primarily of McGhan Medical Corporation, Flowmatrix Corporation and CUI Corporation, which develop, manufacture and sell medical devices and components); BioEnterics Corporation, which develops, manufactures and sells medical devices and associated instrumentation to the bariatric and general surgery fields; and International (consisting primarily of two manufacturing companies based in Ireland -- McGhan Limited and Chamfield Ltd. -- and sales subsidiaries in various countries, including The Netherlands, Germany, Italy, United Kingdom, France, Spain and Mexico, which sell products for both the plastic and bariatric surgery fields).

  Revenue Recognition

     The Company recognizes revenue in accordance with Statement of Financial Accounting Standards No. 48, "Revenue Recognition When Right of Return Exists". Revenues are recorded net of estimated returns and allowances when product is shipped. The Company ships product with the right of return and has provided an estimate of the allowance for returns based on historical returns. Because management can reasonably estimate future returns, the product prices are substantially fixed and the Company recognizes net sales when the product is shipped. The estimated allowance for returns is based on the historical trend of returns, year-to-date sales and other factors.

  Inventories

     Inventories are stated at the lower of cost or market using the first-in, first-out (FIFO) convention. The Company provides a provision for obsolescence based upon historical experience.

  Current Vulnerability Due to Certain Concentrations

     The Company has limited sources of supply for certain raw materials, which are significant to its manufacturing process. A change in suppliers could cause a delay in manufacturing and a possible loss of sales, which would adversely affect operating results.

  Property and Equipment

     Property and equipment are stated at cost less accumulated depreciation and amortization. Significant improvements and betterments are capitalized while maintenance and repairs are charged to operations as incurred.

     Depreciation of property and equipment is computed using the straight-line method based on estimated useful lives ranging from five to ten years. Leasehold improvements are amortized on the straight-line basis over their estimated economic useful lives or the lives of the leases, whichever is shorter.

                               INAMED CORPORATION

  Intangible and Long-Term Assets

     Intangible and long-term assets are stated at cost less accumulated amortization, and are being amortized on a straight-line basis over their estimated useful lives ranging from 5 to 17 years.

     The Company classifies as goodwill the cost in excess of fair value of the net assets acquired in purchase transactions. The Company periodically evaluates the realizability of long-lived assets and goodwill in accordance with Statement of Financial Account Standards No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of" (SFAS No. 121). This statement requires that long-lived assets and certain identifiable intangible assets to be held and used be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of such assets may not be recoverable. The carrying value of long-term assets is periodically reviewed by management, and impairment losses, if any, are recognized when the expected non-discounted future operating cash flows derived from such assets are less than their carrying value. Impairment of long-lived assets is measured by the difference between the discounted future cash flows expected to be generated from the long-lived asset against the carrying value of the long-lived asset. Fair value of long-lived assets is determined by the amount at which the asset could be bought or sold in a current transaction between willing parties. Based upon its most recent analysis, no impairment of long-lived assets exists at December 31, 1998.

  Research and Development

     Research and development costs are expensed when incurred.

  Advertising costs

     Advertising costs are charged to operations in the year incurred and totaled approximately $677, $426 and $441 in 1998, 1997 and 1996, respectively.

  Income Taxes

     The Company accounts for its income taxes using the liability method, under which deferred taxes are determined based on the differences between the financial reporting and tax bases of assets and liabilities, using enacted tax rates in effect for the years in which the differences are expected to reverse. Valuation allowances are established when necessary to reduce deferred tax assets to the amount expected to be realized.

     The Company has provided a valuation allowance against deferred tax assets on its U.S. operations (see Note 8).

  Use of Estimates

     In preparing financial statements in conformity with generally accepted accounting principles, the Company is required to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and revenues and expenses during the reporting period. Actual results could differ from those estimates.

  Earnings Per Share

     During 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 128, "Earnings per Share", ("SFAS No. 128"), which provides for the calculation of "basic" and "diluted" earnings per share. SFAS No. 128 became effective for financial statements issued for periods ending after December 15, 1997. Basic earnings per share includes no dilution and is computed

                               INAMED CORPORATION
by dividing income available to common shareholders by the weighted average number of common shares outstanding for the period. Diluted earnings per share reflect, in periods in which they have a dilutive effect, the effect of common shares issuable upon exercise of common stock equivalents. The assumed conversion of the notes payable and exercise of the warrants and options would have been anti-dilutive and, therefore, were not considered in the computation of diluted earnings per share for the years ended December 31, 1997 and 1996.

                                                                 YEAR ENDED
                                                              DECEMBER 31, 1998
                                                              -----------------
COMPUTATION OF PER SHARE EARNINGS
Diluted:
Net income..................................................       $11,973
Interest and convertible debt assuming conversion at
  beginning of the year.....................................         1,112
                                                                   -------
Net income for diluted calculation..........................       $13,085
Weighted average shares outstanding.........................        10,387
Shares outstanding assuming conversion at the beginning of
  the year:
  Convertible debt..........................................         3,318
  Stock options.............................................           192
  Warrants..................................................         1,723(1)
Less assumed repurchase of shares...........................        (1,434)
                                                                   -------
Shares outstanding..........................................        14,186
Per share amount............................................       $  0.92

---------------
(1) The calculation excludes 2,701 warrants that are anti-dilutive.

     The Company's diluted per share amounts were anti-dilutive in 1997 and 1996 and are therefore not computed above.

  Foreign Currency Translation

     The functional currencies of the Company's foreign subsidiaries are their local currencies, and accordingly, the assets and liabilities of these foreign subsidiaries are translated at the rate of exchange at the balance sheet date. Revenues and expenses have been translated at the average rate of exchange in effect during the periods. For the year ended December 31, 1998, the foreign subsidiaries have incurred significant intercompany debts, which are denominated in various foreign currencies. The translation of the intercompany debts resulted in a foreign currency translation gain (loss) of $686, ($1,796) and $68 in 1998, 1997 and 1996, respectively. Unrealized translation adjustments do not reflect the results of operations and are included in the accumulated other comprehensive adjustments account as a component of stockholders' deficiency, while transaction gains and losses are reflected in the consolidated statement of operations. To date, the Company has not entered into hedging transactions to protect against changes in foreign currency exchange rates.

  Stock-Based Compensation

     The Company has adopted the disclosure-only option under Statement of Financial Accounting Standards No. 123, "Accounting for Stock Based Compensation", ("SFAS No. 123") as of December 31, 1996. Pro-forma information regarding net income and earnings per share using the fair value method is required by SFAS No. 123.

                               INAMED CORPORATION

  Statement of Cash Flows

     For purposes of the statement of cash flows, the Company considers all highly liquid debt instruments and other short-term investments with an initial maturity of three months or less to be cash equivalents. As at December 31, 1998, a total of $9,200 was invested in short-term deposits maturing in thirty days or less.

  Concentrations of Credit Risk

     Certain financial instruments potentially subject the Company to concentrations of credit risk. These financial instruments consist primarily of trade receivables and short-term cash investments.

     The Company places its short-term cash investments with high credit quality financial institutions and, by policy, limits the amount of credit exposure to any one financial institution. Concentrations of credit risk with respect to trade receivables are limited due to a large customer base and its dispersion across different types of healthcare professionals and geographic areas. The Company maintains an allowance for losses based on the expected collectability of all receivables.

  Financial Instruments

     The fair value of cash and cash equivalents and receivables approximate their carrying value due to their short-term maturities. The fair value of long-term debt instruments, including the current portion, approximates the carrying value and is estimated based on the current rates offered to the Company for debt of similar maturities.

  New Accounting Standards

     In June 1998, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Instruments and Hedging Activities," which requires entities to recognize all derivatives as either assets or liabilities in the statement of financial position and measure these instruments at fair value. SFAS No. 133 is effective for all fiscal years beginning after June 15, 1999. The Company is currently reviewing SFAS No. 133 and has of yet been unable to fully evaluate the impact, if any, it may have on future operating results or financial statement disclosures.

  Reclassification

     Certain reclassifications were made to 1997 and 1996 consolidated financial statements to conform to the 1998 presentation. There was no effect on net income or stockholders' deficiency as a result of these reclassifications.

                               INAMED CORPORATION

(2) ACCOUNTS AND NOTES RECEIVABLE

     Accounts and notes receivable consist of the following:

                                                              DECEMBER 31,
                                                           ------------------
                                                            1998       1997
                                                           -------    -------
Accounts receivable......................................  $29,327    $19,200
Allowance for doubtful accounts..........................   (1,402)      (865)
Allowance for returns and credits........................   (4,756)    (4,356)
                                                           -------    -------
Net accounts receivable..................................  $23,169    $13,979
                                                           =======    =======
Notes receivable.........................................  $ 3,236    $ 3,266
Allowance for doubtful notes.............................     (467)      (467)
                                                           -------    -------
Net notes receivable.....................................  $ 2,769    $ 2,799
                                                           =======    =======

(3) INVENTORIES

     Inventories are summarized as follows:

                                                              DECEMBER 31,
                                                           ------------------
                                                            1998       1997
                                                           -------    -------
Raw materials............................................  $ 3,764    $ 4,671
Work in progress.........................................    3,931      3,799
Finished goods...........................................   11,329     16,161
                                                           -------    -------
                                                            19,024     24,631
Less allowance for obsolescence..........................   (1,169)    (1,514)
                                                           -------    -------
                                                           $17,855    $23,117
                                                           =======    =======

(4) INTANGIBLE ASSETS

     Intangible assets primarily consist of patents, trademarks and goodwill net of accumulated amortization of approximately $4,107 and $3,733 amounting to $1,015 and $1,164 at December 31, 1998 and 1997.

(5) LINES OF CREDIT

     For the years ended December 31, 1998 and 1997, the Company's foreign subsidiaries financed approximately $1,186 and $659 which was secured by its accounts receivable.

     The Company's weighted average interest rate on short-term borrowings was 7% in both 1998 and 1997.

                               INAMED CORPORATION

(6) LONG-TERM DEBT

     Long-term debt is summarized as follows:

                                                              DECEMBER 31,
                                                           ------------------
                                                            1998       1997
                                                           -------    -------
10% Senior Secured Note payable, maturing September,
  2000, interest payable quarterly, December 31, March
  31, June 30, and September 30(a).......................  $ 7,948    $    --
11% Secured Convertible Note payable, maturing September,
  2000, interest payable quarterly, January 1, April 1,
  July 1, and October 1(b)...............................       57     19,691
11% Junior Secured Note payable, maturing September,
  2000, interest payable quarterly, January 1, April 1,
  July 1, and October 1(b)...............................   19,549         --
4% Convertible Debenture payable, maturing January 2000
  interest payable March 31, June 30, September 30 and
  December 31(c).........................................       --      3,857
Capital lease obligations, collateralized by related
  equipment..............................................      264         56
                                                           -------    -------
                                                            27,818     23,604
Less, current installments...............................      (51)       (30)
                                                           -------    -------
                                                           $27,767    $23,574
                                                           =======    =======

     The following is a summary of the Company's significant long-term debt:

          (a) In September, 1998 $8 million of proceeds were received from the issuance of the Company's 10% senior secured notes, due September 30, 2000. Under the terms of that loan, $3 million was placed in a court-supervised escrow account to satisfy the Company's deposit obligation under the settlement agreement for the breast implant litigation, and the balance was reserved for allocation to specific working capital and capital expenditure projects. Along with the debt the Company issued 590,000 warrants which resulted in a $52 charge to debt costs.

          (b) During January 1996, $35,000 of proceeds were received upon the issuance of 11% senior secured convertible notes, due March 31, 1999, in a private placement transaction. Of that amount, $14,800 was placed in an escrow account to be released within one year, following court approval of a mandatory non-opt-out class settlement of the breast implant litigation. Inasmuch as that condition was not met, in July 1997 the Company returned those escrowed funds to the senior Noteholders, in exchange for warrants to purchase $13,900 of common stock at $8.00 per share (subsequently adjusted to $7.50 per share), resulting in a charge of $864 to debt costs for 1997. The conversion price of the 11% senior secured convertible notes was originally $10 per share. In July 1997 the Company and the senior Noteholders agreed to change the conversion price to $5.50 per share at 103% of principal balance as part of an overall restructuring plan which included the waiver of past defaults. The conversion price of $5.50 per share was above market value. In September 1998 the Company and the senior Noteholders agreed to extend the maturity of this debt from March 31, 1999 to September 30, 2000 and to exchange this debt for non-convertible junior secured debt and warrants to purchase common stock at $5.50 per share. Under certain circumstances, the interest rate of these notes can be reduced to 9%. The Company recorded an extraordinary charge of $1,800 net of taxes of $1,200 related to the exchange of the 11% senior secured convertible notes for non-convertible junior secured debt and warrants. At December 31, 1998, $19.6 million of the 11% senior notes were outstanding.

                               INAMED CORPORATION

          (c) During January 1997, $5,700 of proceeds were received upon the issuance of $6,200 principal amount of 4% convertible debentures, due January 30, 2000. These debentures were convertible at 85% of the market price of the common stock. On March 31, 1997 the Company was in default of certain covenants. The default required the Company to reduce the conversion price by 6%. In addition, the Company incurred 3% liquidated damages per month on the outstanding principal balance. These transactions resulted in $396 and $1,202 of debt and interest expenses in 1997. As of April 6, 1998, all of these debentures had been converted into an aggregate of 1,724,017 shares of common stock at prices ranging from $2.60 to $4.44 per share. No debentures are currently outstanding.

          In addition, commencing during April 1997 and continuing through January 1998, an entity controlled by the Company's former Chairman loaned $9,900 to the Company to provide it with working capital to fund its operations. At December 31, 1997, the Company owed $8,800 (see note 12). The loan agreement discussed in (a) above precluded the payment of interest and principal on this 10.5% subordinated note without the consent of the senior Noteholders. In July 1998 the Company and its former chairman agreed to convert all of the 10.5% subordinated notes (including accrued interest) into 860,000 shares of common stock and a warrant to purchase 260,000 shares at $12.40 per share. At the time, the Company's common stock was trading at approximately $7.50 per share.

     The aggregate installments of long-term debt as of December 31, 1998 are as follows:

YEAR ENDING DECEMBER 31:
------------------------
  1999.....................................................  $    51
  2000.....................................................   27,609
  2001.....................................................       60
  2002.....................................................       57
  2003.....................................................       41
                                                             -------
                                                             $27,818
                                                             =======

(7) DEFERRED GRANT INCOME

     Deferred grant income represents grants received from the Irish Industrial Development Authority (IDA) for the purchase of capital equipment and is being amortized to income over the life of the related assets. Amortization for the years ended December 31, 1998, 1997 and 1996 was approximately $110, $454 and $96, respectively.

     IDA grants are subject to revocation upon a change of ownership or liquidation of McGhan Limited. If the grant were revoked, the Company would be liable on demand from the IDA for all sums received and deemed to have been received by the Company in respect to the grant. In the event of revocation of the grant, the Company could be liable for the amount of approximately $2,407 and $1,418 at December 31, 1998 and 1997.

(8) INCOME TAXES

     The Company currently has a net operating loss (NOL) for financial reporting purposes of approximately $53,000.

     The Company has federal tax credit carryforwards of approximately $1,958 and state net operation loss ("NOL") and credit carryforwards of approximately $5,200 and $570, respectively. The federal credit carryforward amounts will expire in various years beginning in 2008. If the Company has a change in

                               INAMED CORPORATION
ownership as defined by Internal Revenue Code Section 382, use of these carryforward amounts could be limited.

     A significant portion of the cost of the litigation settlement expenses discussed in Note 14 will be deductible for federal and state income tax purposes when qualified consideration is deposited in a court supervised escrow account. To the extent the settlement gives rise to a federal NOL, such NOL may be carried back 10 years.

     The primary components of temporary differences which compose the Company's net deferred tax assets as of December 31, 1998 and 1997 are as follows:

                                                     DECEMBER 31,    DECEMBER 31,
                                                         1998            1997
                                                     ------------    ------------
Allowance for returns..............................    $  1,618        $  1,742
Allowance for doubtful accounts....................         103             346
Allowance for inventory obsolescence...............         402             605
Accrued liabilities................................       2,097           1,673
Allowance for doubtful notes.......................         187             187
Litigation reserve.................................      13,781          14,821
Net operating losses and credits...................       2,996           8,200
Debt costs.........................................       1,646             568
Uniform capitalization adjustments.................         648              --
                                                       --------        --------
Deferred tax assets................................      23,478          28,142
Valuation allowance................................     (15,478)        (28,142)
                                                       --------        --------
Deferred tax assets................................    $  8,000        $     --
                                                       ========        ========

     The Company's deferred tax assets have been reduced with a valuation allowance of $15,478 as at December 31, 1998. The Company has recognized a $8,000 deferred tax asset based on future short-term income projections. Although the Company has a history of prior losses, these losses were primarily attributable to costs related to the breast implant litigation. The remaining valuation allowance is necessary due to the uncertainty of future income estimates.

     Income tax expense for 1997 pertains primarily to foreign operations. The Company recorded a provision in 1997 for foreign taxes of $1,000 related to the planned capitalization of intercompany balances with foreign subsidiaries. In addition to taxes on foreign operations, income tax expense for 1996 includes providing a 100% valuation allowance on the deferred tax assets not previously allowed for of $2,006.

     The 1998 tax benefit differs from the amount computed using the Federal statutory income tax rate due to the utilization of NOL's to offset current years taxable income and the recording of a $8,000 deferred tax asset. Provision has not been made for U.S. or additional foreign taxes on undistributed earnings of foreign subsidiaries. Those earnings have been and will continue to be permanently reinvested. These earnings could become subject to additional tax if they were remitted as dividends, if foreign earnings were loaned to the Company or a U.S. affiliate, or if the Company should sell its stock in the foreign subsidiaries. It is not practicable to determine the amount of additional tax, if any, that might be payable on the foreign earnings. The cumulative amount of reinvested earnings was approximately $5,686 and $5,460 at December 31, 1998 and 1997.

(9) ROYALTIES

     The Company has obtained the right to produce, use and sell patented technology through various license agreements. The Company pays royalties ranging from 5% to 10% of the related net sales,

                               INAMED CORPORATION
depending upon sales levels. Royalty expense under these agreements was approximately $6,626, $5,689 and $6,302 for the years ended December 31, 1998, 1997 and 1996, respectively, and is included in marketing expense. The license agreements expire at the expiration of the related patents.

(10) STOCKHOLDERS' EQUITY

     The Company has adopted several incentive and non-qualified stock option plans. Under the terms of the plans, 1,160,354 shares of common stock are reserved for issuance to key employees.

     Activity under these plans for the years ended December 31, 1998, 1997 and 1996:

                                           1998                     1997                     1996
                                   ---------------------    ---------------------    ---------------------
                                             WGTD. AVG.               WGTD. AVG.               WGTD. AVG.
                                   SHARES    EXER. PRICE    SHARES    EXER. PRICE    SHARES    EXER. PRICE
                                   -------   -----------    -------   -----------    -------   -----------
Options outstanding at beginning
  of year........................   71,500      $2.46       115,000      $1.46       146,500      $1.46
Granted..........................  470,000       6.18        30,000       3.81            --         --
Exercised........................  (30,000)      1.45       (73,500)      1.45       (31,500)      1.45
Expired..........................   (1,500)      2.49            --         --            --         --
                                   -------                  -------                  -------
Options outstanding at end of
  year...........................  510,000       5.95        71,500       2.46       115,000       1.46
                                   =======                  =======                  =======
Options exercisable at end of
  year...........................   60,000       2.63        71,500       2.46        90,000       1.47
                                   =======                  =======                  =======

     The following table summarizes information about stock options outstanding at December 31, 1998:

                             OPTIONS OUTSTANDING
               -----------------------------------------------       OPTIONS EXERCISABLE
                                 WEIGHTED                        ----------------------------
  RANGE OF                       AVERAGE           WEIGHTED                       WEIGHTED
  EXERCISE       NUMBER         REMAINING          AVERAGE         NUMBER         AVERAGE
   PRICES      OUTSTANDING   CONTRACTUAL LIFE   EXERCISE PRICE   EXERCISABLE   EXERCISE PRICE
-------------  -----------   ----------------   --------------   -----------   --------------
$1.45             40,000           4.94             $1.45          30,000          $1.45
6.50             440,000           9.75              6.50              --             --
3.75 to 3.875     30,000           5.71              3.81          30,000           3.81
                 -------           ----             -----          ------          -----
                 510,000           9.14             $5.95          60,000          $2.63
                 -------           ----             -----          ------          -----

     The Company applies Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" (APB 25) and related interpretations in accounting for its employee stock options.

     Pro forma information regarding net income and earnings per share is required by SFAS 123, and has been determined as if the Company had accounted for its employee stock options under the fair value method of SFAS 123. The fair value for these options was estimated at the date of grant using a Black-Scholes option pricing model with the following weighted-average assumptions for 1998, risk-free interest rates of 4.09%; volatility factor of the expected market price of the Company's Common Stock of 34.8%; and a weighted-average expected life of the option of 9.14 years.

     Under the accounting provisions of FASB Statement 123, the Company's net income and earnings per share would have been reduced to the pro forma amounts for 1998. (The effects on pro forma net income for 1997 and 1996 are not material and are therefore not shown.)

                               INAMED CORPORATION

                                                              1998
                                                             -------
Net income.................................................  $10,618
Net income per common share
  Basic....................................................  $  1.02
  Diluted..................................................  $  0.75

     In 1998, the Company issued 4,750,916 warrants in connection with the restructuring of the 11% junior secured notes and the issuance of the 10% senior secured notes (see Note 6). In addition, the Company issued 260,000 warrants in connection with the conversion of its 10.5% subordinated note into equity (see
Note 12). Compensatory warrants totaling 995,000 were issued during 1998; 845,000 to executive officers and 150,000 to non-employee directors.

     In 1997, the Company issued 1,846,071 warrants in connection with the restructuring of the $35,000 convertible debt and 500,000 warrants in connection with the issuance of the $6,200 convertible debenture (see Note 6). Compensatory warrants totaling 175,000 were also issued to non-employee directors.

                                                 EXERCISE                         FAIR MARKET VALUE
                                     SHARES       PRICE       EXPIRATION DATE       ON GRANT DATE
                                    ---------    --------    -----------------    -----------------
1998
  Warrants granted in 1998........    400,000    $  3.95     January 22, 2008        $  769,000
  Warrants granted in 1998........    400,000      3.525     January 31, 2008           726,000
  Warrants granted in 1998........    150,000       5.51     March 4, 2005              211,000
  Warrants granted in 1998........     25,000       5.51     March 15, 2005              60,000
  Warrants granted in 1998........     20,000       5.51     July 29, 2008               40,000
  Warrants granted in 1998........    260,000      12.40     July 8, 2002               330,000
  Warrants granted in 1998........    500,001       7.50     September 1, 2000          356,000
  Warrants granted in 1998........    590,000       6.50     September 1, 2000           52,000
  Warrants granted in 1998........  3,660,915       5.50     September 1, 2002        3,000,000
1997
  Warrants granted in 1997........  1,846,071    $  7.50     March 30, 2000          $  864,000
  Warrants granted in 1997........    500,000       9.81     January 15, 2000           623,000
  Warrants granted in 1997........    175,000       5.51     April 1, 2004              180,000

     The Company estimates the fair value of each stock option and warrant at the grant date by using the Black-Scholes option-pricing model with the following weighted-average assumptions used for grants in 1998: no dividends paid for all years; expected volatility of 34.8%; risk-free interest rates ranging from 5.71% to 4.06%; and expected lives ranging from 0.58 years to 9 years. For 1997: no dividends paid for all years; expected volatility of 34.8%; risk-free interest rates ranging from 6.17% to 5.87%; and expected lives ranging from 2.6 years to 6.7 years.

     In 1998 and 1997, the Company has recorded $2,538 and $1,487 as interest and other debt costs and $250 and $231 as compensation expense for warrants issued to executives and directors.

     The exercise price of all options outstanding under the stock option plans range from $1.45 to $6.50 per share. All options exercised in 1996, 1997 and 1998 were exercised at a price of $1.45. At December 31, 1998, there were 143,900 shares available for future grant under these plans. Under certain plans, the Company granted options at $1.45, which was below the fair market value of the common stock at the date of grant. The Company recorded compensation expense for the difference between the fair market value and the exercise price of the related outstanding options.

                               INAMED CORPORATION

     In 1984, McGhan Medical Corporation adopted an incentive stock option plan (the "1984 Plan"). Under the terms of the 1984 Plan, 100,000 shares of common stock were reserved for issuance to key employees at prices not less than the market value of the stock at the date the option is granted. In 1985, Inamed Corporation agreed to substitute options to purchase its shares (on a two-for-one basis) for those of McGhan Medical Corporation. In 1998, 10,000 options were granted under the 1984 Plan. No options were granted under this plan during 1997 or 1996.

     In 1986, the Company adopted an incentive and non-qualified stock option plan (the "1986 Plan"). Under the terms of the 1986 Plan, 300,000 shares of common stock have been reserved for issuance to key employees. In 1998, 20,000 options were granted under the 1986 Plan. No options were granted under this plan during 1997 or 1996.

     In 1987, the Company adopted an incentive stock award plan (the "1987 Plan"). Under the terms of the 1987 Plan, 300,000 shares of common stock were reserved for issuance to employees at the discretion of the Board of Directors. No shares were awarded under the 1987 Plan during 1998, 1997 or 1996. At December 31, 1998, there were 119,612 shares available for future grant under the 1987 Plan.

     In 1993, the Company adopted a Non-Employee Director Stock Option Plan which authorized the Company to issue up to 150,000 shares of common stock to directors who are not employees of or consultants to the Company and who are thus not eligible to receive stock option grants under the Company's stock option plans. Pursuant to this Plan, each non-employee director is automatically granted an option to purchase 5,000 shares of common stock on the date of his or her initial appointment or election as a director, and an option to purchase an additional 5,000 shares of common stock on each anniversary of his or her initial grant date providing he or she is still serving as a director. The exercise price per share is the fair market value per share on the date of grant. No shares were awarded under this plan in 1998. A total of 30,000 options were issued during 1997 under this plan and the Company recorded stock compensation expense of $51 for this issuance. At December 31, 1998 there were 120,000 options available for future grant under this plan.

     In 1998, the Company adopted a non-qualified stock option plan (the "1998 Plan"). Under the terms of the 1998 Plan, 450,000 shares of common stock have been reserved for issuance to key employees. In 1998, 440,000 options were granted to approximately 70 employees under the 1998 Plan at $6.50 per share. The current market price of the Company's common stock at that time was $5.8125. The options are exercisable for ten (10) years after the option grant date and vest ratably over three (3) years.

                               INAMED CORPORATION

(11) GEOGRAPHIC SEGMENT DATA

                                                U.S.      INTERNATIONAL    ELIMINATION    CONSOLIDATED
                                              --------    -------------    -----------    ------------
Year ended December 31, 1998
  Net sales to unaffiliated customers.......  $ 85,889       $45,677        $     --        $131,566
  Intersegment sales........................     9,204        29,020         (38,224)             --
                                              --------       -------        --------        --------
  Total net sales...........................  $ 95,093       $74,697        $(38,224)       $131,566
                                              ========       =======        ========        ========
  Operating profit..........................  $ 20,071       $ 3,845        $     --        $ 23,916
                                              ========       =======        ========        ========
  General corporate expenses................    (6,792)           --              --          (6,792)
  Restructuring expense.....................                                                  (4,202)
  Depreciation and amortization.............    (2,832)         (937)             --          (3,769)
  Net interest expense......................        --            --              --          (3,812)
                                              --------       -------        --------        --------
  Profit/(loss) before income taxes and
     extraordinary charges..................  $  6,057       $  (716)       $     --        $  5,341
                                              ========       =======        ========        ========
  Long lived assets.........................  $ 46,987       $32,705        $     --        $ 79,692
                                              ========       =======        ========        ========
Year ended December 31, 1997
  Net sales to unaffiliated customers.......  $ 66,778       $39,603        $     --        $106,381
  Intersegment sales........................     7,857        33,785         (41,642)             --
                                              --------       -------        --------        --------
  Total net sales...........................  $ 74,635       $73,388        $(41,642)       $106,381
                                              ========       =======        ========        ========
  Operating profit..........................  $  1,101       $ 3,349        $     --        $  4,450
                                              ========       =======        ========        ========
  General corporate expenses................    (7,444)           --              --          (7,444)
  Litigation settlement expense.............        --            --              --         (28,150)
  Depreciation and amortization.............    (2,025)         (354)             --          (2,379)
  Net interest expense......................        --            --              --          (6,173)
                                              --------       -------        --------        --------
  Profit/(loss) before income taxes.........  $(42,246)      $ 2,550        $     --        $(39,696)
                                              ========       =======        ========        ========
  Long lived assets.........................  $ 28,148       $29,530        $     --        $ 57,678
                                              ========       =======        ========        ========
Year ended December 31, 1996
  Net sales to unaffiliated customers.......  $ 60,831       $32,541        $     --        $ 93,372
  Intersegment sales........................     5,587        25,235         (30,822)             --
                                              --------       -------        --------        --------
  Total net sales...........................  $ 66,418       $57,776        $(30,822)       $ 93,372
                                              ========       =======        ========        ========
  Operating profit..........................  $  2,147       $ 2,206        $     --        $  4,353
                                              ========       =======        ========        ========
  General corporate expenses................    (5,241)           --              --          (5,241)
  Depreciation and amortization.............    (2,257)         (743)             --          (3,000)
  Net interest expense......................        --            --              --          (4,277)
                                              --------       -------        --------        --------
  Profit/(loss) before income taxes.........  $ (9,489)      $ 1,324        $     --        $ (8,165)
                                              ========       =======        ========        ========
  Long lived assets.........................  $ 39,222       $25,280        $     --        $ 64,502
                                              ========       =======        ========        ========

     The international classification above includes the Netherlands, United Kingdom, Italy, France, Belgium, Germany, Ireland, Spain, Mexico, Brazil and Hong Kong. The individual operations were not material and are therefore included in the international classification.

                               INAMED CORPORATION

(12) RELATED PARTY TRANSACTIONS

     From April 1997 until January 1998, International Integrated Industries, LLC ("Industries"), an entity affiliated with Mr. Donald K. McGhan, the Company's former Chairman, Chief Executive Officer and President and a greater than 10% stockholder, lent the Company an aggregate of $9,900, of which $8,800 was included in liabilities at December 31, 1997. That indebtedness is denoted as the Company's 10.5% subordinated notes. By the terms of the 11% senior secured convertible notes, the 10.5% subordinated notes are junior in right of payment and liquidation and, accordingly, no interest or principal payments can be made with respect thereto without the consent of the senior Noteholders. In July 1998 the Company and its former chairman agreed to convert all of the 10.5% subordinated notes (including accrued interest) into 860,000 shares of common stock and a warrant to purchase 260,000 shares at $12.40 per share. At the time, the Company's common stock was trading at approximately $7.50 per share. Interest expense with respect to this note totaled $535 and $386 in 1998 and 1997.

     In 1997, the Company entered into an agreement with Medical Device Alliance, Inc. ("MDA") to sell furniture, artwork and equipment which the Company was acquiring through a capital sublease with Wells Fargo Bank for a total purchase price of $300. The Company recorded a gain on sale of assets of approximately $9 in 1997 in respect to this transaction. In 1997, the Company also entered into an agreement to sublease approximately 5,000 square feet of office space in Las Vegas for $10 per month, from MDA on a month to month basis. This sublease was terminated as of June 30, 1998. Donald K. McGhan is the Chairman of MDA.

     In 1996 and 1997, the Company performed administrative services for MDA and other related parties. The Company believes the value of these services is approximately $150,000. The reimbursement for these services was recognized as part of the July, 1998 debt restructuring with International Integrated Industries, LLC (see Note 6).

     In 1997, the Company signed a distribution agreement with LySonix Inc., a subsidiary of MDA, to sell ultrasonic surgery equipment in the European and Latin American regions. Special incentive discounts were offered to the Company for the introduction of the product in 1997. Net sales in 1998 and 1997 were approximately $606 and $300. In 1998, the terms of the original agreement were revised so that the Company would obtain the goods on a consignment basis and not have an obligation with LySonix until the products were sold. This agreement and its revision have been reviewed and approved by the Company's current management.

     Included in general and administrative expense on the income statement in 1997 and 1996 is $1,600 and $1,500 in aircraft rental expenses paid to Executive Flite Management, Inc., a company that is controlled by the family of Mr. Donald
K. McGhan. No signed contract exists and the Company was billed based on its usage. In 1998, the Company discontinued the use of such corporate aircraft.

     The Company incurred $140 and $253 during 1997 and 1996 for flight related services with McGhan Management Corporation. Mr. Donald K. McGhan and his wife are the majority shareholders of McGhan Management Corporation.

     The Company believes it obtained full and fair reimbursement for the foregoing aircraft rental and flight related services expenses through the July, 1998 debt restructuring with International Integrated Industries, L.L.C. (see
Note 6).

(13) EMPLOYEE BENEFIT PLANS

     Effective January 1, 1990, the Company adopted a 401(k) Defined Contribution Plan (the "Plan") for all U.S. employees. Participants may contribute to the Plan and the Company may, at its discretion, match a percentage of the participant's contribution as specified in the Plan's provisions. Participants direct

                               INAMED CORPORATION
their own investments and the funds are managed by a trustee. The Company has no liability for future contributions and has not contributed to the Plan since 1993.

     Certain foreign subsidiaries sponsor defined benefit or defined contribution plans. The two largest are summarized below. The remaining plans, covering approximately 50 non-U.S. employees, were instituted at various times during 1991 through 1997 and the accumulated assets and obligations are immaterial. These plans are funded annually according to plan provisions with aggregate contributions of $189, $125 and $86 for the years ended December 31, 1998, 1997 and 1996, respectively.

     Effective February 1, 1990, a certain subsidiary adopted a Defined Contribution Plan for all non-production employees. Upon commencement of service, these employees become eligible to participate in the plan and contribute to the plan up to 5% of their compensation. The Company's matching contribution is equal to 10% of the participant's compensation. The employee is immediately and fully vested in the Company's contribution. The Company's contributions to the plan approximated $292, $303 and $254 for the years ended December 31, 1998, 1997 and 1996, respectively.

     Effective January 1, 1990, a certain foreign subsidiary adopted a Defined Benefit Plan for all employees. As of September 30, 1998, this subsidiary was closed and all employees were dismissed. At December 31, 1998 all obligations with respect to the pension plan have been paid and no further liability exists. At December 31, 1997, there were 30 active employees covered, none retired and seven deferred pensioners. For the year ended December 31, 1997, the plan had net periodic pension cost of $46, plan assets at fair market value of $371, a projected benefit obligation of $415, a vested benefit amount of $212, and an unfunded liability of $60. The plan has assumed a 6% discount rate, 6% expected long-term rate of return on plan assets and a 3.5% salary increase rate.

(14) LITIGATION

  Breast Implant Litigation

     Final Order of Settlement. Prior to the final settlement order issued by federal Judge Sam C. Pointer, Jr. on February 1, 1999, Inamed and its McGhan Medical and CUI subsidiaries were defendants in tens of thousands of state and federal court lawsuits involving breast implants. As part of that final order, all of those cases arising from breast implant products (both silicone gel-filled and saline) which were implanted before June 1, 1993 were consolidated into a mandatory class action settlement and dismissed.

     On March 3, 1999 the statutory 30-day period for filing appeals expired, with no notices of appeal being filed with the Federal District Court within that period. As a result, by June 2, 1999 the Company will be required to fund the $25.5 million promissory note which was previously issued to the court-supervised escrow agent on behalf of the plaintiff class. The Company has the ability to meet that funding obligation from a combination of both cash on hand and the proceeds to be received upon the exercise of certain warrants which were issued in contemplation of this event. (See Note 6). An additional $3 million of funding will be needed by June 2, 1999 to purchase the 426,323 shares of common stock which were issued in September 1998 to the court-supervised escrow agent as part of the consideration for the settlement. The common stock is callable at the option of the holders and has therefore been classified as redeemable common stock on the balance sheet with a $3,000 assigned value. Those funds will be provided directly by the Company's senior noteholders. The Company had assigned its right to purchase that stock to its senior noteholders in April 1998, at the time the settlement agreement was signed.

     Current Product Liability Exposure. Currently, the Company's product liability litigation relates almost entirely to saline products which were implanted after the 1992 FDA moratorium on silicone gel-filled implants went into effect. These cases are being handled in the ordinary course of business and will not have a material financial impact on the Company. Outside the United States, where the Company has

                               INAMED CORPORATION
been selling silicone gel-filled implants without interruption and where the local tort systems do not encourage or allow contingency fee arrangements, the Company has only a minimal number of product liability lawsuits and no material financial exposure.

     History of the Litigation Settlement. Beginning in 1992 with the FDA moratorium on silicone gel-filled implants, a torrent of litigation was filed against the manufacturers. The alleged factual basis for typical lawsuits included allegations that the plaintiffs' silicone gel-filled breast implants caused specified ailments including, among others, auto-immune disease, lupus, scleroderma, systemic disorders, joint swelling and chronic fatigue. The Company opposed plaintiffs' claims in these lawsuits and other similar actions and has continually denied any wrongdoing or liability. In addition, the Company believes that a substantial body of medical evidence exists which indicates that silicone gel-filled implants are not causally related to any of the above ailments. Numerous studies in the past few years by medical researchers in North America and Europe have failed to show a definitive connection between breast implants and disease (some critics, however, have assailed the methodologies of these studies). Most recently in December 1998, a science panel of independent experts appointed by Judge Pointer reached the same conclusion. Nevertheless, the immense volume of lawsuits created a substantial burden on the Company, both in terms of ongoing litigation costs and the expenses of settlement, in addition to the inherent risk of adverse jury verdicts in cases that could not be resolved by dismissal or settlement.

     Beginning in 1994 the Company sought to resolve breast implant litigation by participating in a proposed industry-wide class action settlement (the "Global Settlement") of domestic breast implant litigation. At that time, the Company petitioned the Court to certify the Company's portion of the Global Settlement as a mandatory class under Federal Rule of Civil Procedure 23(b)(1)(B), meaning that claimants could not elect to "opt out" from the class in order to pursue individual lawsuits against the Company. Negotiations with the plaintiffs' negotiating committee over mandatory class treatment were tabled, however (and the Company's petition consequently not ruled upon), when an unexpectedly high projection of current disease claims and the subsequent election of Dow Corning Corporation to file for protection under federal bankruptcy laws necessitated a substantial restructuring of the Global Settlement.

     In late 1995, the Company agreed to participate in a scaled-back Revised Settlement Program ("RSP") providing for settlement, on a non-mandatory basis, of claims by domestic claimants who were implanted before January 1, 1992 with silicone gel-filled implants manufactured by the Company's McGhan Medical subsidiary, and who met specified disease and other criteria. Under the terms of the RSP, 80% of the settlement costs relating to the Company's McGhan Medical implants were to be paid by 3M and Union Carbide Corporation, with the remaining 20% to be paid by the Company. However, because the RSP did not provide a vehicle for settling claims other than by persons who elected to participate, and because of continuing uncertainty about the Company's ability to fund its obligations under the RSP in the absence of a broader settlement also resolving breast implant lawsuits against the Company and its CUI subsidiary which would not be covered by the RSP, the Company continued through 1996 and 1997 to negotiate with the PNC in an effort to reach a broader resolution through a mandatory class. The PNC was advised in these negotiations by its consultant, Ernst & Young LLP, which at the PNC's request conducted reviews of the Company's finances and operations in 1994 and again in 1996 and 1997.

     On April 2, 1998, the Company and the Settlement Class Counsel executed a formal settlement agreement (the "Settlement Agreement"), resolving, on a mandatory, non-opt-out basis, all claims arising from McGhan Medical and CUI breast implants implanted before June 1, 1993. The Settlement Agreement was preliminarily approved by the Court on June 2, 1998.

     The Court also issued an injunction staying all pending breast implant litigation against the Company (and its subsidiaries) in federal and state courts. The Company believes that this stay has alleviated the significant financial and managerial burden which these lawsuits had placed on the Company.

                               INAMED CORPORATION

     Terms and Conditions of the Settlement Agreement. Under the Settlement Agreement, $31.5 million of consideration, consisting of $3 million of cash, $3 million of common stock and $25.5 million principal amount of a 6% subordinated note were deposited in a court supervised escrow account in September 1998. Thereafter, the Court authorized the mailing of a notice of the proposed Settlement to all class members and scheduled a fairness hearing, which was held on January 11, 1999.

     Now that the Court has granted final approval of the Settlement and that final order has become non-appealable, once the Company completes its funding obligations (by June 2, 1999) the consideration held in the escrow account will be released to the court-appointed settlement office for distribution to the plaintiff class in accordance with an allocation plan to be determined by the Court in proceedings to be held in mid-1999.

     The Settlement Agreement covers all domestic claims against the Company and its subsidiaries by persons who were implanted with McGhan Medical or CUI silicone gel-filled or saline implants before June 1, 1993, including claims for injuries not yet known and claims by other persons asserting derivative recovery rights by reason of personal, contractual or legal relationships with such implantees. The Settlement is structured as a mandatory, non-opt-out class settlement pursuant to Federal Rule of Civil Procedure 23(b)(1)(B), and is modeled on similarly-structured mandatory class settlements approved in the 1993 Mentor Corporation breast implant litigation, and more recently in the 1997 Acromed Corporation pedicle screw litigation.

     The application for preliminary approval included evidentiary submissions by both the Company and the plaintiffs addressing requisite elements for certification and approval, including the existence, absent settlement, of a "limited fund" insufficient to respond to the volume of individual claims, and the fairness, reasonableness and adequacy of the Settlement. In connection with a fairness hearing held on January 11, 1999 the Company and the plaintiffs submitted additional materials to support questions posed by the Court and to answer various objections which had been made.

     Resolution of 3M Contractual Indemnity Claims. The Settlement was conditioned on resolution of claims asserted by 3M under a contractual indemnity provision which was part of the August 1984 transaction in which the Company's McGhan Medical subsidiary purchased 3M's plastic surgery business. To resolve these claims, on April 16, 1998 the Company and 3M entered into a provisional agreement (the "3M Agreement") pursuant to which the Company will seek to obtain releases, conditional on judicial approval of the Company's settlement and favorable resolution of any appeals, of claims asserted against 3M in lawsuits involving breast implants manufactured by the Company's McGhan subsidiary. The 3M Agreement provides for release of 3M's indemnity claim, again conditional on judicial approval of the Settlement and favorable resolution of any appeals, upon achievement of an agreed minimum number of conditional releases for 3M. The 3M Agreement requires that this condition be met or waived before notice of the Settlement is given to the class.

     Under the terms of the 3M Agreement (as later amended in January 1999), the Company paid $3 million to 3M in February 1999, shortly after the Court granted final approval of the Settlement. Also under the terms of the 3M Agreement the Company will assume certain limited indemnification obligations to 3M beginning in the year 2000, subject to a cap of $1 million annually and $3 million to $6 million in total, depending on the resolution of certain cases which were not settled prior to the issuance of the final order.

     Allocation and Distribution of Settlement Proceeds. Following the procedures adopted in the Mentor Corporation and Acromed Corporation mandatory class settlements, the Settlement leaves allocation and distribution of the proceeds to class members to later proceedings to be conducted by the Court, and contemplates that the Court may appoint subclasses or adopt other procedures in order to ensure that all relevant interests are adequately represented in the allocation and distribution process.

                               INAMED CORPORATION

     Ongoing Litigation Risks. Although the Company expects the Settlement to end as a practical matter its involvement in the current mass product liability litigation in the United States over breast implants, there remain a number of ongoing litigation risks, including:

          1. Collateral Attack. As in all class actions, the Company may be called upon to defend individual lawsuits collaterally attacking the Settlement even after it becomes non-appealable. However, the typically permissible grounds for such attacks (in general, lack of jurisdiction or constitutionally inadequate class notice or representation) are significantly narrower than the grounds available on direct appeal.

          2. Non-Covered Claims. The Settlement does not include several categories of breast implants which the Company will be left to defend in the ordinary course through the tort system. These include lawsuits relating to breast implants implanted on or after June 1, 1993, and lawsuits in foreign jurisdictions. The Company regards lawsuits involving post-June 1993 implants (predominantly saline-filled implants) as routine litigation manageable in the ordinary course of business. Breast implant litigation outside of the United States has to date been minimal, and the Court has with minor exceptions rejected efforts by foreign plaintiffs to file suit in the United States.

     Accounting Treatment. In 1993, the Company recorded a $9,152 reserve for litigation. For the year ended December 31, 1997, the Company booked an additional reserve of $28,150. The litigation reserve as of December 31, 1997 of $37,335 includes the cost of the non-opt-out settlement agreement of $31,500, other settlements of $4,885 and legal fees and other related expenses of $950.

     At December 31, 1998 the litigation reserve was $5,721 consisting of accruals for other settlements of $4,885 and legal fees and other related expenses of $836. The reduction of the December 31, 1997 litigation reserve was due to the issuance of the 6% $25,500 note payable to the escrow agent, $3,000 of redeemable common stock, and the payment of $3,000 cash as prescribed in the settlement agreement.

(15) COMMITMENTS AND CONTINGENCIES

     The Company leases facilities under operating leases. The leases are generally on an all-net basis, whereby the Company pays taxes, maintenance and insurance. Leases that expire are expected to be renewed or replaced by leases on other properties. Rent expense aggregated $4,589, $4,664 and $4,650 for the years ended December 31, 1998, 1997 and 1996, respectively.

     Minimum lease commitments under all noncancelable leases at December 31, 1998 are as follows:

YEAR ENDING DECEMBER 31:
------------------------
  1999.....................................................  $ 4,253
  2000.....................................................    3,487
  2001.....................................................    2,822
  2002.....................................................    2,411
  2003.....................................................    1,930
  Thereafter...............................................    7,625
                                                             -------
                                                             $22,528
                                                             =======

(16) SALE OF SUBSIDIARIES

     In 1993, the Company sold its wholly-owned subsidiary, Specialty Silicone Fabricators, Inc. (SSF), a manufacturer of silicone components for the medical device industry, for $10.8 million. The consideration consisted of $2.7 million in cash, the forgiveness of $2.2 million in intercompany notes due to SSF, and

                               INAMED CORPORATION

$5.9 million in structured notes. The receivable included a note in the amount of $2,425 due February 1995 and a note in the amount of $3,466 due on August 31, 2003, accruing interest quarterly at a rate of prime, not to exceed 11%. The notes have been reflected on the balance sheet net of a discount of $644. In addition, the Company has recorded an allowance for doubtful notes as of December 31, 1996 of $1,067. In 1997, the Company reduced this allowance on the note by $600 and recorded the resulting income effectively reducing general and administrative expenses by the same amount. The reduction of the allowance was in part based on negotiations with SSF. The notes are collateralized by all of the assets of the merger. The Company has filed a UCC-1 and its position is subordinated only to that of the primary lender.

(17) SUPPLEMENTAL SCHEDULE OF NON-CASH INVESTING AND FINANCING ACTIVITIES

  Year ended December 31, 1998:

     The Company issued 1,112,173 shares of common stock and recorded a corresponding $4,080 reduction of convertible debt in connection with the 4% Convertible Debentures converted to equity.

     The Company issued 66,117 shares of common stock as payment of $261 of accrued debt costs related to the 1997 default of certain financial covenants related to the $6,200 convertible debenture.

     The Company issued 16,052 shares of common stock and recorded a corresponding $86 reduction of convertible notes payable in connection with the 11% Convertible Notes converted to equity.

     The Company issued 90,744 shares of common stock and recorded a corresponding $500 reduction of royalties payable.

     The Company issued $25,500 of notes payable and 426,323 shares of redeemable common stock at an aggregate stated value of $3,000 and recorded a corresponding $28,500 reduction in the accrued litigation settlement.

  Year ended December 31, 1997:

     The Company issued 615,958 shares of common stock and recorded a corresponding $2,267 reduction of convertible debt in connection with the 4% Convertible Debentures converted to equity.

     The Company accrued debt costs of $396 related to the default of certain financial covenants related to the $6,200 convertible debenture. During 1997, the Company issued 36,711 shares of common stock as payment of $135 of the accrued debt costs.

  Year ended December 31, 1996:

     The Company issued 58,400 shares of common stock and recorded a corresponding $540 reduction of convertible notes payable in connection with the 11% Secured Convertible Notes converted to common stock.

     The Company recorded an accounting/finance charge of $1,417 and corresponding liability in connection with the 5% bonus shares given to the 11% Secured Convertible Noteholders for their consent and waiver of default of the operating income covenant in the first quarter of 1996. The liability was extinguished upon the issuance of the shares in January 1997.

     The Company recorded a debt conversion charge of $44 in connection with the 10% conversion inducement offered to the 11% Secured Convertible Noteholders.

                               INAMED CORPORATION

(18) QUARTERLY SUMMARY OF OPERATIONS (UNAUDITED)

     The following is a summary of selected quarterly financial data for 1998 and 1997:

                                                              QUARTER
                                             -----------------------------------------
                                              FIRST     SECOND      THIRD      FOURTH
                                             -------    -------    -------    --------
Net Sales:
  1998.....................................  $30,052    $36,928    $32,130    $ 32,457
  1997.....................................   26,417     29,686     24,206      26,072
Gross Profit:
  1998.....................................   17,760     25,926     20,204      19,722
  1997.....................................   17,139     20,504     16,220      14,875
Net Income (loss):
  1998.....................................   (1,285)     3,773       (461)      9,946
  1997.....................................     (277)       269       (908)    (40,661)
Net Income (loss) per share:
  1998 Basic...............................    (0.14)      0.38      (0.04)       0.87
  1998 Diluted.............................    (0.14)      0.30      (0.04)       0.72
                                             =======    =======    =======    ========
  1997 Basic and Diluted...................    (0.03)      0.03      (0.11)      (4.73)
                                             =======    =======    =======    ========

     Significant Fourth Quarter Adjustments, 1998

     During the fourth quarter of the year ended December 31, 1998, the Company recorded significant adjustments which increased net income by $6,200. The adjustments were as follows:

Extraordinary charge for issuance of Warrants..............  $(1,800)
Income Tax Benefit.........................................    8,000

     The Company incurred the extraordinary charge in relation to the restructuring of the Company's 11% junior subordinated notes, which occurred in the fourth quarter of 1998.

     An income tax benefit was established to recognize a portion of the benefit expected to be received from the Company's substantial net operating loss carryforward.

     Significant Fourth Quarter Adjustments, 1997

     During the fourth quarter of the year ended December 31, 1997, the Company recorded significant adjustments which decreased income by $29,700. The adjustments were as follows:

Litigation related expenses................................  $28,200
General & administrative expenses Related to litigation....      500
Income Tax Expense.........................................    1,000

     The Company's litigation settlement expense was adjusted to recognize the latest developments in the breast implant litigation.

                               INAMED CORPORATION

     Significant Fourth Quarter Adjustments, 1996

     During the fourth quarter of the year ended December 31, 1996, the Company recorded significant adjustments to the results of operations which decreased income by $3,842. The adjustments were as follows:

Income Tax Expense..........................................  $2,006
Provision for product returns...............................     934
Provision for product liability.............................     254
Royalty expense.............................................     648

     The Company's provision for product returns was adjusted to recognize the return of goods previously sold to customers based on historical results.

     The Company's income tax expense was adjusted to write off the deferred tax assets previously carried on the domestic subsidiaries financial statements.

     During 1996, the provision for product liability was increased by $254 to recognize the potential impact of the Company's limited product warranty. The Company's royalty expense was also increased in the fourth quarter of 1996 by $648 to recognize the royalty expense for products sold internationally under various license agreements.

                                  SCHEDULE II

                      INAMED CORPORATION AND SUBSIDIARIES
                       VALUATION AND QUALIFYING ACCOUNTS
                 YEARS ENDED DECEMBER 31, 1998, 1997, AND 1996
                                   (IN 000'S)

                                               BEGINNING OF                                END OF PERIOD
DESCRIPTION                                   PERIOD BALANCE    ADDITIONS    DEDUCTIONS       BALANCE
-----------                                   --------------    ---------    ----------    -------------
Year ended December 31, 1998:
  Allowance for returns.....................     $ 4,356         $   400      $    --         $ 4,756
  Allowance for doubtful accounts...........         865             537           --           1,402
  Allowance for obsolescence................       1,514              --          345           1,169
  Valuation allowance for deferred tax
     assets.................................      28,142              --       12,664          15,478
  Self-insurance accrual....................       3,602              47           --           3,649
  Allowance for doubtful Notes..............         467              --           --             467
  Litigation reserve........................      37,335              --       31,614           5,721
Year ended December 31, 1997:
  Allowance for returns.....................       4,697              --          341           4,356
  Allowance for doubtful accounts...........         714             151           --             865
  Allowance for obsolescence................       1,326             188           --           1,514
  Valuation allowance for deferred tax
     assets.................................      12,026          16,116           --          28,142
  Self-insurance accrual....................       1,373           2,229           --           3,602
  Allowance for doubtful Notes..............       1,067              --          600             467
  Litigation reserve........................       9,152          28,183           --          37,335
Year ended December 31, 1996:
  Allowance for returns.....................       5,676             934        1,913           4,697
  Allowance for doubtful accounts...........         965             101          352             714
  Allowance for obsolescence................         759             567           --           1,326
  Valuation allowance for deferred tax
     assets.................................       7,377           4,649           --          12,026
  Self-insurance accrual....................       1,131             270           28           1,373
  Allowance for doubtful Notes..............       1,067              --           --           1,067
  Litigation reserve........................       9,152              --           --           9,152

                         REPORT OF INDEPENDENT AUDITORS

The Board of Directors and Stockholders
Collagen Aesthetics, Inc.

     We have audited the accompanying consolidated balance sheets of Collagen Aesthetics, Inc. (formerly Collagen Corporation) as of June 30, 1999 and 1998, and the related consolidated statements of operations, stockholders' equity and cash flows for each of the three years in the period ended June 30, 1999. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conduct our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a text basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provides a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position for Collagen Aesthetics, Inc. (formerly Collagen Corporation) at June 30, 1999 and 1998, and the consolidated results of its operations and its cash flows, for each of the three years in the period ended June 30, 1999 in conformity with generally accepted accounting principles.

                                          /s/ ERNST & YOUNG LLP
Palo Alto, California
July 30, 1999

                           COLLAGEN AESTHETICS, INC.

                          CONSOLIDATED BALANCE SHEETS

                                                                     JUNE 30,
                                                              ----------------------
                                                                1999         1998
                                                              ---------    ---------
                                                              (IN THOUSANDS, EXCEPT
                                                               SHARE AND PER SHARE
                                                                     AMOUNTS)
ASSETS
  Current assets:
     Cash and cash equivalents..............................  $ 16,741     $  7,916
     Short-term investments.................................     7,890        8,011
     Accounts receivable, less allowance for doubtful
      accounts ($439 in 1999 and $505 in 1998)..............    14,283       13,764
     Inventories, net.......................................    11,690       12,101
     Inventories of discontinued operations, net............        --          417
     Other current assets, net..............................     7,455       11,016
                                                              --------     --------
          Total current assets..............................    58,059       53,225
  Property and equipment, net...............................    12,877       14,448
  Intangible assets, net....................................     8,877        6,861
  Investment in Boston Scientific Corporation...............        --       73,979
  Investment in Devices, Inc................................        --        7,027
  Investment in Pharming, B.V...............................        --        7,010
  Loans to officers and employees, net......................        54          259
  Other investments and assets, net.........................     5,967        3,530
                                                              --------     --------
                                                              $ 85,834     $166,339
                                                              ========     ========
LIABILITIES AND STOCKHOLDERS' EQUITY
  Current liabilities:
     Accounts payable.......................................  $  7,206     $  3,561
     Accrued compensation...................................     3,166        4,749
     Accrued liabilities....................................     6,871       11,913
     Provision for disposal of discontinued operations,
      current...............................................     4,431        1,193
     Income taxes payable...................................    15,666       10,606
     Liabilities of discontinued operations, net............        --          781
                                                              --------     --------
          Total current liabilities.........................    37,340       32,803
Long-term liabilities:
  Deferred income taxes.....................................        --       30,589
  Provision for disposal of discontinued operations,
     long-term..............................................     5,495          914
  Other long-term liabilities...............................     1,170        1,393
                                                              --------     --------
          Total long-term liabilities.......................     6,665       32,896
Commitments and contingencies...............................
Minority interest...........................................        --           --
Stockholders' equity:
  Preferred stock, $.01 par value, authorized: 5,000,000
     shares; none issued or outstanding.....................        --           --
  Common shares, $.01 par value, authorized: 28,950,000
     shares, issued: 11,046,359 shares (10,937,830 shares in
     1998), outstanding: 8,592,359 shares (8,864,930 shares
     in 1998)...............................................       110          109
  Additional paid-in capital................................    56,036       69,619
  Retained earnings.........................................    34,710       32,128
  Cumulative translation adjustment.........................    (2,084)      (2,030)
  Unrealized gain on available-for-sale investments.........        --       43,833
  Treasury stock, 2,454,000 shares in 1999 (2,072,900 shares
     in 1998)...............................................   (46,943)     (43,019)
                                                              --------     --------
          Total stockholders' equity........................    41,829      100,640
                                                              --------     --------
                                                              $ 85,834     $166,339
                                                              ========     ========

The accompanying Notes to Consolidated Financial Statements are an integral part of these statements.

                           COLLAGEN AESTHETICS, INC.

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                                                                        YEAR ENDED JUNE 30,
                                                              ----------------------------------------
                                                                 1999           1998           1997
                                                              -----------    -----------    ----------
                                                              (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
Revenues:
  Product sales.............................................   $ 86,389       $ 82,772       $68,335
Costs and expenses:
  Cost of sales.............................................     24,559         23,958        17,223
  Selling, general and administrative.......................     41,120         42,535        38,792
  Research and development..................................      7,889         22,715        14,087
  Restructuring expense.....................................         --          1,541            --
  Purchased in-process research and development.............         --         10,587            --
                                                               --------       --------       -------
                                                                 73,568        101,336        70,102
                                                               --------       --------       -------
Income (loss) from operations...............................     12,821        (18,564)       (1,767)
Other income (expense):
  Net gain on investments, principally Boston Scientific
     Corporation............................................      3,721         19,096         9,063
  Net gain on investment in Prograft Medical, Inc...........         --             --        15,395
  Equity in losses of other affiliates......................        (35)          (151)         (970)
  Interest income...........................................        591            988         1,110
  Interest expense..........................................        (64)           (56)         (473)
                                                               --------       --------       -------
Income before income taxes, minority interest and
  discontinued operations...................................     17,034          1,313        22,358
Provision for income taxes..................................      7,010          3,207         8,325
Minority interest...........................................          1            (16)         (765)
                                                               --------       --------       -------
Income (loss) from continuing operations....................     10,023         (1,878)       14,798
Discontinued operations:
  Loss from operations......................................         --         (5,279)       (9,145)
  Benefit for income taxes..................................         --          1,630         1,718
                                                               --------       --------       -------
     Loss from discontinued operations, net of taxes........         --         (3,649)       (7,427)
  Provision for disposal....................................    (11,500)       (11,045)           --
  Benefit for income taxes..................................      4,059          2,489            --
                                                               --------       --------       -------
     Provision for disposal, net of taxes...................     (7,441)        (8,556)           --
                                                               --------       --------       -------
     Total loss from discontinued operations, net of
       taxes................................................     (7,441)       (12,205)       (7,427)
                                                               --------       --------       -------
Net income (loss)...........................................   $  2,582       $(14,083)      $ 7,371
                                                               ========       ========       =======
Net income (loss) per share -- Basic:
  Continuing operations.....................................   $   1.16       $  (0.21)      $  1.68
  Discontinued operations...................................      (0.86)         (1.37)        (0.84)
                                                               ========       ========       =======
     Net income (loss) per share -- Basic...................   $   0.30       $  (1.58)      $  0.84
                                                               ========       ========       =======
Net income (loss) per share -- Diluted:
  Continuing operations.....................................   $   1.15       $  (0.21)      $  1.66
  Discontinued operations...................................      (0.85)         (1.37)        (0.83)
                                                               ========       ========       =======
     Net income (loss) per share -- Diluted.................   $   0.30       $  (1.58)      $  0.83
                                                               ========       ========       =======
Shares used in calculating per share information -- Basic...      8,650          8,913         8,804
                                                               ========       ========       =======
Shares used in calculating per share
  information -- Diluted....................................      8,714          8,913         8,930
                                                               ========       ========       =======

The accompanying Notes to Consolidated Financial Statements are an integral part of these statements.

                           COLLAGEN AESTHETICS, INC.

                 CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY

                                                                                UNREALIZED
                                                                                  GAIN ON
                                       ADDITIONAL                CUMULATIVE     AVAILABLE-                     TOTAL
YEARS ENDED JUNE 30,         COMMON     PAID-IN      RETAINED    TRANSLATION     FOR-SALE      TREASURY    STOCKHOLDERS'
1999, 1998 AND 1997          STOCK      CAPITAL      EARNINGS    ADJUSTMENT     INVESTMENTS     STOCK         EQUITY
--------------------         ------    ----------    --------    -----------    -----------    --------    -------------
                                                      (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
BALANCE AT JUNE 30, 1996...   $106      $ 64,844     $ 42,378      $  (649)        34,549      $(38,220)     $103,008
Sale of common stock under
  options and employee
  stock purchase plans.....      2         1,871           --           --             --            --         1,873
Tax benefit relating to
  stock options............     --           489           --           --             --            --           489
Foreign currency
  translation adjustment...     --            --           --         (880)            --            --          (880)
Dividends declared ($.20
  per share)...............     --            --       (1,750)          --             --            --        (1,750)
Treasury stock purchased...     --            --           --           --             --        (2,546)       (2,546)
Unrealized gain on
  available-for-sale
  investments..............     --            --           --           --         12,520            --        12,520
Net income.................     --            --        7,371           --             --            --         7,371
                              ----      --------     --------      -------        -------      --------      --------
BALANCE AT JUNE 30, 1997...    108        67,204       47,999       (1,529)        47,069       (40,766)      120,085
Sale of common stock under
  options and employee
  stock purchase plans.....      1         1,843           --           --             --            --         1,844
Tax benefit relating to
  stock options............     --           572           --           --             --            --           572
Foreign currency
  translation adjustment...     --            --           --         (501)            --            --          (501)
Dividends declared ($.20
  per share)...............     --            --       (1,788)          --             --            --        (1,788)
Treasury stock purchased...     --            --           --           --             --        (2,253)       (2,253)
Unrealized loss on
  available-for-sale
  investments..............     --            --           --           --         (3,236)           --        (3,236)
Net loss...................     --            --      (14,083)          --             --            --       (14,083)
                              ----      --------     --------      -------        -------      --------      --------
BALANCE AT JUNE 30, 1998...    109        69,619       32,128       (2,030)        43,833       (43,019)      100,640
Sale of common stock under
  options and employee
  stock purchase plans.....      1         1,168           --           --             --            --         1,169
Tax benefit relating to
  stock options............     --            68           --           --             --            --            68
Spinoff of Cohesion........     --       (14,819)          --           --        (43,833)           --       (58,652)
Foreign currency
  translation adjustment...     --            --           --          (54)            --            --           (54)
Treasury stock purchased...     --            --           --           --             --        (3,924)       (3,924)
Net income.................     --            --        2,582           --             --            --         2,582
                              ----      --------     --------      -------        -------      --------      --------
BALANCE AT JUNE 30, 1999...   $110      $ 56,036     $ 34,710      $(2,084)            --      $(46,943)     $ 41,829
                              ====      ========     ========      =======        =======      ========      ========

The accompanying Notes to Consolidated Financial Statements are an integral part of these statements.

                           COLLAGEN AESTHETICS, INC.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                   YEARS ENDED JUNE 30,
                                                              -------------------------------
                                                               1999        1998        1997
                                                              -------    --------    --------
                                                                      (IN THOUSANDS)
INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS
Cash flows from operating activities:
  Net income (loss).........................................  $ 2,582    $(14,083)   $  7,371
  Adjustments to reconcile net income (loss) to net cash
    provided by (used in) operating activities:
    Purchased in-process research and development...........       --      10,587          --
    Depreciation and amortization...........................    4,890       4,899       4,419
    Equity in losses of affiliates..........................       35         151         969
    Gain on investments, net of taxes paid of $1.5 million,
      none and $10.8 million in 1999, 1998 and 1997,
      respectively..........................................   (2,195)    (19,096)    (13,625)
    Deferred income taxes...................................   (7,087)     (2,979)     (1,463)
    Tax benefit relating to stock options...................       68         572         489
    Write-down of purchased intangibles of discontinued
      operations............................................       --       6,078          --
    Write-down of inventory and property and equipment of
      discontinued operations...............................       --       5,261          --
    Decrease (increase) in assets:
      Accounts receivable...................................     (869)     (3,042)     (1,225)
      Inventories...........................................      333      (1,928)     (2,245)
      Other.................................................    6,965        (105)      2,820
    Increase (decrease) in liabilities:
      Accounts payable, accrued liabilities and other.......    8,923       9,361         271
      Income taxes payable..................................    5,360       1,230       1,788
      Other long-term liabilities...........................     (206)     (2,473)      1,529
      Net changes in assets and liabilities of discontinued
        operations..........................................       --        (239)     (2,387)
                                                              -------    --------    --------
        Total adjustments...................................   16,217       8,277      (8,660)
                                                              -------    --------    --------
    Net cash provided by (used in) operating activities.....   18,799      (5,806)     (1,289)
                                                              -------    --------    --------
Cash flows from investing activities:
  Net proceeds from sales of Boston Scientific Corp. stock,
    net of taxes paid.......................................    2,139      20,442       5,578
  Net proceeds from sale of other affiliate stock, net of
    taxes paid..............................................      508         704       9,771
  Proceeds from sales and maturities of short-term
    investments.............................................    8,888       9,413       6,634
  Purchases of short-term investments.......................   (9,783)    (12,308)     (7,968)
  Expenditures for property and equipment...................   (3,676)     (5,029)     (3,360)
  Increase in intangible and other assets...................   (4,929)         (5)     (2,726)
  Equity investments and loans to affiliates................       --      (3,075)     (1,928)
  Acquisition of interest in Cohesion Corporation, net of
    cash balances...........................................       --     (10,587)         --
                                                              -------    --------    --------
    Net cash provided (used in) by investing activities.....   (6,853)       (445)      6,001
                                                              -------    --------    --------
Cash flows from financing activities:
  Repurchase of common stock................................   (3,924)     (2,253)     (2,546)
  Net proceeds from issuance of common stock................    1,169       1,844       1,873
  Cash dividends paid.......................................     (896)     (1,774)     (1,750)
  Cohesion Technologies, Inc. Spinoff.......................      530          --          --
  Repayments of bank borrowings.............................       --      (2,031)     (5,000)
                                                              -------    --------    --------
    Net cash used in financing activities...................   (3,121)     (4,214)     (7,423)
                                                              -------    --------    --------
Net increase (decrease) in cash and cash equivalents........    8,825     (10,465)     (2,711)
Cash and cash equivalents at beginning of period............    7,916      18,381      21,092
                                                              -------    --------    --------
Cash and cash equivalents at end of period..................  $16,741    $  7,916    $ 18,381
                                                              =======    ========    ========

The accompanying Notes to Consolidated Financial Statements are an integral part of these statements.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  Basis of Presentation

     The consolidated financial statements include the accounts of Collagen Aesthetics, Inc. (formerly Collagen Corporation), ("Collagen" or the "Company"), a Delaware corporation, and its wholly-owned and majority-owned subsidiaries. All significant intercompany accounts and transactions have been eliminated. Investments in unconsolidated subsidiaries, and other investments in which the Company has a 20% to 50% interest or otherwise has the ability to exercise significant influence, are accounted for under the equity method. Investments in companies in which the Company has less than a 20% interest with either no readily determinable fair value or with transfer restrictions are carried at cost or estimated realizable value, if less, and those unrestricted investments with a readily determinable fair value are carried at market value with the unrealized gains or losses, net of tax, recorded as a component of stockholders' equity.

     On August 18, 1998 (the "Distribution Date"), the Company spun off ("the Spinoff"), in a one-for-one distribution of common stock to the Company's stockholders, Cohesion Technologies, Inc. ("Cohesion"), which previous to the Spinoff was a wholly-owned subsidiary of the Company. The transaction resulted in the distribution of 100% of the outstanding shares of Cohesion in a tax-free transaction. For fiscal year 1999, the Company has included Cohesion's results through the Distribution Date. Included in the June 30, 1998 balance sheet are assets and liabilities related to Cohesion -- See Note 13, "Cohesion Technologies."

  Use of Estimates in the Preparation of Financial Statements

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. As of June 30, 1999, the Company has a provision for discontinued operations of $9,926,000, which represents management's best estimate of additional current and future losses related to the discontinued operations. Actual results could differ from those estimates.

  Reclassification

     Certain prior year amounts in the consolidated financial statements have been reclassified to conform with the current year presentation.

  Cash equivalents, short-term investments and other investments

     The Company considers all highly liquid investments with a maturity from date of purchase of three months or less to be cash equivalents. Short-term investments consist principally of bankers acceptances, commercial paper and master notes and have maturities greater than 90 days, but not exceeding one year.

     The Company invests its excess cash in deposits with major banks and in money market securities of companies with strong credit ratings and from a variety of industries. These securities are typically short-term in nature and, therefore, bear minimal risk. The Company has not experienced any losses on its money market investments.

     The Company determines the appropriate classification of marketable securities at the time of purchase and re-evaluates such designation as of each balance sheet date. All of the Company's debt and equity securities are classified as available-for-sale. The carrying value of available-for-sale debt securities approximates fair value because of the short-term maturity of these investments. Both realized and unrealized gains and losses on debt securities were immaterial as of June 30, 1999, 1998 and 1997 and for the years ended June 30, 1999, 1998 and 1997.

     Unrestricted available-for-sale equity securities with a readily determinable fair value in which the Company has a less than 20% interest, which, prior to the Spinoff of Cohesion, included Cohesion's holdings in Boston Scientific Corporation ("Boston Scientific"), Innovasive Devices, Inc. ("Innovasive Devices"), and Medarex, Inc., are carried at fair value with the unrealized gains and losses, net of tax, reported as a separate component of stockholders' equity. Restricted equity securities in which the Company has less than a 20% interest are carried at cost or estimated realizable value, if less, and are included in "other investments and assets" in the accompanying balance sheets. (See Note 13, "Cohesion Technologies", for discussion related to the Investment in Boston Scientific and the Investment in Innovasive Devices) The cost of securities sold is based on the specific identification method.

     The amortized cost of debt securities is adjusted for amortization of premiums and accretion of discounts to maturity. Such amortization is included in interest income or expense. Realized gains and losses and declines in value judged to be other-than-temporary on available-for-sale debt securities are included in interest income or expense. Interest and dividends on securities classified as available-for-sale are included in interest income.

  Inventories

     Inventories are valued at the lower of cost, determined on a standard cost basis which approximates average cost, or market.

  Property and equipment

     Depreciation and amortization of property and equipment, which is stated at cost, are provided on the straight-line method over estimated useful lives as follows:

Machinery and equipment...............................    3 - 7 years
Leasehold improvements................................  Term of lease

  Intangible assets

     Intangible assets are amortized using the straight-line method. Purchased product distribution rights and a non-compete covenant are amortized over the lesser of the estimated useful life or the contract period. Patents acquired prior to October 1996 are amortized over a seventeen-year period beginning with the effective date or over the remainder of such period from the date acquired and patents purchased thereafter are expensed when acquired. Trademarks acquired prior to fiscal 1996 are amortized over a twenty-year period beginning with the trademark filing dates and trademarks purchased thereafter are expensed when acquired. The effect of changes in accounting for patents and trademarks were not material to the accompanying financial statements.

  Loans to officers and employees

     Principal plus accrued interest due from current and former employees totaled, prior to reserves, approximately $54,000 and $1.5 million at June 30, 1999 and 1998, respectively, and principal plus accrued interest due from officers totaled approximately $167,000 at June 30, 1998. There were no loans to officers at June 30, 1999. Included within the amounts due from current and former employees at June 30, 1998 are promissory notes totaling, prior to reserves, $1.2 million due from the Company's former Chairman and Chief Executive Officer. Due to uncertainties regarding collection, loans to the former Chairman and Chief Executive Officer were fully reserved as of June 30, 1997. These promissory notes were transferred to Cohesion in connection with the Spinoff.

  Summary of Fair Value of Financial Instruments

     The table below summarizes the carrying value and fair value of the Company's financial instruments which are all held for purposes other than trading.

                                                                       JUNE 30,
                                                      ------------------------------------------
                                                             1999                   1998
                                                      -------------------    -------------------
                                                      CARRYING     FAIR      CARRYING     FAIR
                                                       VALUE       VALUE      VALUE       VALUE
                                                      --------    -------    --------    -------
                                                                    (IN THOUSANDS)
Assets:
Cash equivalents and short-term investments (See
  Note 3)...........................................  $15,992     $15,992    $14,802     $14,802
Boston Scientific stock (See Note 13)*..............       --          --     73,979      73,979
Innovasive Devices stock (See Note 13)*.............       --          --      7,027       7,916
Medarex stock*......................................       --          --      1,920       1,920
Pharming B.V. stock*................................       --          --      7,010       7,010
Other non-public equity securities..................    1,000       1,000      1,364       1,364
Loans to officers and employees.....................       54          54        259         259
Equity Collar Instruments*..........................       --          --         --          96

---------------
* Asset was transferred to Cohesion in connection with the Spinoff.

  Revenue Recognition

     Revenue from product sales is recognized at time of shipment, net of allowances for estimated future returns.

  Concentration of Credit and Other Risk

     The Company sells its facial aesthetics products primarily to physicians and pharmacies in North America, Europe and the Pacific Rim. The Company sells Contigen(R) Bard collagen implant ("Contigen implant") to C.R. Bard, Inc. ("Bard"), its marketing partner for Contigen implant. The Company performs ongoing credit evaluations of its customers and generally does not require collateral. The Company maintains reserves for potential credit losses and such losses have been within management's expectations.

     All of the Company's manufacturing capacity for collagen products, the majority of its research and development activities, its corporate headquarters, and other critical business functions are located near major earthquake faults. In addition, all of the manufacturing capacity for collagen-based products is located in one primary facility with the Company currently maintaining only limited amounts of finished product inventory. While the Company has some limited protection in the form of disaster recovery programs and basic insurance coverage, the Company's operating results and financial condition would be materially adversely affected in the event of a major earthquake, fire or other similar calamity affecting its manufacturing facilities.

  Advertising costs

     The Company expenses advertising costs as incurred. Total advertising expense was $668,000, $975,000 and $900,000 for 1999, 1998 and 1997,
respectively.

  Stock based compensation

     The Company accounts for stock based compensation using the intrinsic value method prescribed by APB Opinion No. 25, "Accounting for Stock Issued to Employees." Accordingly, compensation cost for employee stock options is measured as the excess, if any, of the quoted market price of the Company's stock at the date of grant over the amount an employee must pay to acquire the stock. The Company has adopted the disclosure-only provisions of Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation."

  Comprehensive income

     In fiscal 1999, the Company adopted Statement of Financial Accounting Standards No. 130, "Reporting Comprehensive Income," which establishes new rules for the reporting and display of comprehensive income and its components. The components of comprehensive income, net of related tax, are as follows:

                                                    YEARS ENDED JUNE 30,
                                                -----------------------------
                                                 1999       1998       1997
                                                ------    --------    -------
                                                       (IN THOUSANDS)
Net income (loss).............................  $2,582    $(14,083)   $ 7,371
Change in unrealized losses on securities.....      --      (3,236)    12,520
Foreign currency translation adjustments......     (54)       (501)      (880)
                                                ------    --------    -------
Comprehensive income (loss)...................  $2,528    $(17,820)   $19,011
                                                ======    ========    =======

     The movement in unrealized losses in securities in years ended June 30, 1998 and 1997 relate to the investments in Boston Scientific and Innovasive Devices, which were transferred to Cohesion in connection with the Spinoff.

  Earnings per share

     Beginning with fiscal year 1998, basic earnings per share (EPS) and diluted EPS are computed using the methods required by Statement of Financial Accounting Standards No. 128, "Earnings Per Share" ("SFAS 128"). Under SFAS 128, basic EPS is calculated using the weighted average number of common shares outstanding for the period. The computation of diluted EPS includes the effects of stock options, warrants and convertible preferred stock, if such effect is dilutive. Prior period amounts have been restated to conform with the presentation requirements of SFAS 128. Below is a reconciliation between the basic and diluted weighted average common and common-equivalent shares for 1999, 1998 and 1997:

                                                       YEARS ENDED JUNE 30,
                                                      -----------------------
                                                      1999     1998     1997
                                                      -----    -----    -----
                                                          (IN THOUSANDS)
Basic weighted average common shares outstanding....  8,650    8,913    8,804
Weighted average common stock options outstanding...     64       --      126
                                                      -----    -----    -----
Diluted weighted average shares outstanding.........  8,714    8,913    8,930
                                                      =====    =====    =====

  Foreign currency translation

     The functional currency for each foreign subsidiary is its respective foreign currency. Accordingly, all assets and liabilities related to these operations are translated at the current exchange rates at the end of each period. The resulting cumulative translation adjustments are recorded directly to the accumulated foreign currency translation adjustment account included in stockholders' equity. Revenues and expenses are translated at average exchange rates in effect during the period. Foreign currency transaction gains and losses are included in results of operations.

     At June 30, 1999 and 1998, no foreign currency transaction exposures were hedged. Unhedged net foreign assets were $6.1 million and $6.5 million at June 30, 1999 and 1998, respectively.

  New accounting standards

     In June 1998, the Financial Accounting Standards Board issued Statement No. 133, "Accounting for Derivative Instruments and Hedging Activities" ("SFAS 133") which provides a comprehensive and consistent standard for the recognition and measurement of derivatives and hedging activities. SFAS 133 is effective for years beginning June 15, 2000 and is not anticipated to have an impact on the Company's results of operations or financial condition when adopted.

2. BALANCE SHEET INFORMATION

                                                               JUNE 30,
                                                         --------------------
                                                           1999        1998
                                                         --------    --------
                                                            (IN THOUSANDS)
Other current assets:
  Deferred taxes.......................................  $  2,811    $  6,925
  Other................................................     4,644       4,091
                                                         --------    --------
                                                         $  7,455    $ 11,016
                                                         ========    ========
Property and equipment:
  Machinery and equipment..............................  $ 32,851    $ 37,286
  Leasehold improvements...............................     4,371       6,404
                                                         --------    --------
                                                           37,222      43,690
  Less accumulated depreciation and amortization.......   (24,345)    (29,242)
                                                         --------    --------
                                                         $ 12,877    $ 14,448
                                                         ========    ========
Intangible assets:
  Patents, trademarks, distribution rights and
     non-compete covenant..............................  $ 12,611    $  9,387
  Organization costs...................................     1,865       1,865
                                                         --------    --------
                                                           14,476      11,252
  Less accumulated amortization........................    (5,599)     (4,391)
                                                         --------    --------
                                                         $  8,877    $  6,861
                                                         ========    ========
Accrued liabilities:
  Accrued rent.........................................  $    598    $    599
  Sales and property taxes payable.....................       528         444
  Benefits payable.....................................       208         474
  Dividends payable....................................        --         896
  Accrued restructuring charges........................        --       1,541
  Other accrued liabilities............................     5,537       7,959
                                                         --------    --------
                                                         $  6,871    $ 11,913
                                                         ========    ========

3. CASH EQUIVALENTS AND SHORT-TERM INVESTMENTS

     The following is a summary of available-for-sale debt securities at amortized cost, which approximates estimated fair value:

                                                                 JUNE 30,
                                                             ----------------
                                                              1999      1998
                                                             ------    ------
                                                              (IN THOUSANDS)
Cash Equivalents:
  Money market funds.......................................  $8,102    $3,121
  Corporate obligations....................................      --     3,670
                                                             ------    ------
                                                             $8,102    $6,791
                                                             ======    ======
Short-term investments:
  Corporate obligations....................................  $7,890    $8,011
                                                             ======    ======

     During the years ended June 30, 1999, 1998 and 1997, the Company sold available-for-sale debt securities with a fair value at the dates of sale of $8.9 million, $9.4 million, and $6.6 million, respectively.

Both gross realized and unrealized gains and losses on these securities were insignificant. The Company uses amortized cost as the basis for recording gains and losses from securities transactions. Contractual maturities of the debt securities do not exceed one year at June 30, 1999.

4. INVENTORIES

     Inventories consist of the following:

                                                                JUNE 30,
                                                           ------------------
                                                            1999       1998
                                                           -------    -------
                                                             (IN THOUSANDS)
Raw materials............................................  $ 2,330    $ 1,765
Work-in-process..........................................    3,684      3,948
Finished goods...........................................    5,676      6,388
                                                           -------    -------
                                                           $11,690    $12,101
                                                           =======    =======

5. DISCONTINUED OPERATIONS OF LIPOMATRIX

     On June 30, 1998, the Board of Directors of the Company approved the discontinuation of the operations of LipoMatrix, Inc. ("LipoMatrix") of Neuchatel, Switzerland, and authorized efforts to sell the wholly-owned subsidiary and all rights related to the Trilucent(R) breast implant ("Trilucent implant") that LipoMatrix manufactured, thereby allowing the Company's aesthetics operations to dedicate further resources to its core business. As a result, in fiscal 1998 the Company recorded a provision of $8.6 million, net of an income tax benefit of $2.5 million, for the loss on disposal of net assets of LipoMatrix including estimated future costs. On November 6, 1998, the Company sold LipoMatrix to Sierra Medical Technologies ("Sierra") of Carson City, Nevada. Consideration to the Company included a cash payment and the right to receive royalties on future worldwide breast implant sales. Sierra was also granted the option to purchase the U.S. Trilucent implant patent portfolio and marketing rights for additional cash consideration. The Company retains responsibility for Trilucent implants sold prior to November 6, 1998.

     On March 8, 1999, the United Kingdom Medical Devices Agency ("MDA") announced the voluntary suspension of marketing and voluntary withdrawal of the Trilucent implant in the United Kingdom. The MDA stated that its actions were taken for precautionary reasons and did not identify any immediate hazard associated with the use of the product. Subsequently, LipoMatrix's notified body in Europe suspended the product's CE Mark pending further assessment of the long-term safety of the product. Sierra has since stopped sales of the product.

     In the quarter ended June 30, 1999, the Company agreed with the United Kingdom National Health Service to perform certain product surveillance for a specified period of time with respect to United Kingdom patients implanted with the Trilucent implant and, after conferring with the MDA, the Company determined the nature, timing and scope of work intended to address safety concerns about the product. On June 30, 1999, the Company recorded an additional provision for the loss on disposal of LipoMatrix of $7.4 million, net of an income tax benefit of $4.1 million. Approximately $2.5 million of the additional provision was incurred in fiscal year 1999 and approximately $9.0 million is expected to be paid over the next several years. The adjustment represents management's best estimate based on current information of the most likely costs and provides for additional current and future losses related to ongoing clinical follow-up for multi-year studies in the U.S. and Europe, the withdrawal of the Trilucent implant from the European and U.K. markets, safety studies and a patient surveillance program in the U.K.

     Results of operations for LipoMatrix and the breast implant business have been presented separately as discontinued operations. The following table summarizes the revenues, loss from operations and loss per share of LipoMatrix for the three fiscal years ended June 30.

                                                                YEARS ENDED JUNE 30,
                                                      ----------------------------------------
                                                         1999           1998           1997
                                                      -----------    -----------    ----------
                                                      (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
Revenues............................................   $     --       $  3,871       $ 3,477
                                                       ========       ========       =======
Discontinued operations:
  Loss from operations..............................   $     --       $ (5,279)      $(9,145)
  Benefit for income taxes..........................         --          1,630         1,718
                                                       --------       --------       -------
     Loss from discontinued operations, net of
       taxes........................................         --         (3,649)       (7,427)
  Provision for disposal............................    (11,500)       (11,045)           --
  Benefit for income taxes..........................      4,059          2,489            --
                                                       --------       --------       -------
     Provision for disposal, net of taxes...........     (7,441)        (8,556)           --
                                                       --------       --------       -------
     Total loss from discontinued operations, net of
       taxes........................................   $ (7,441)      $(12,205)      $(7,427)
                                                       ========       ========       =======
Net loss per share -- Basic:
  Loss from discontinued operations of LipoMatrix,
     Inc............................................   $     --       $  (0.41)      $ (0.84)
  Loss from disposal of LipoMatrix, Inc.............      (0.86)         (0.96)           --
                                                       --------       --------       -------
     Net loss per share -- Basic....................   $  (0.86)      $  (1.37)      $ (0.84)
                                                       ========       ========       =======
Net loss per share -- Diluted:
  Loss from discontinued operations of LipoMatrix,
     Inc............................................   $     --       $  (0.41)      $ (0.83)
  Loss from disposal of LipoMatrix, Inc.............      (0.85)         (0.96)           --
                                                       --------       --------       -------
     Net loss per share -- Diluted..................   $  (0.85)      $  (1.37)      $ (0.83)
                                                       ========       ========       =======

6. RESTRUCTURING EXPENSE

     In June 1998, the Company decided to restructure its domestic and international operations to improve operational efficiency by reducing costs and facilitating a product refocus. The international effort included moving the Company's European headquarters from Switzerland to the United Kingdom and terminating eleven employees. The domestic effort was substantially smaller and included the reorganization of the North American Sales force and termination of one employee. As a result of these actions, on June 30, 1998 the Company recorded $1.5 million in restructuring charges, consisting of approximately $735,000 for severance costs and approximately $806,000 for facility commitments and moving expenses associated with fixed assets. At June 30, 1999, all of the activities contemplated had been completed and actual costs incurred were substantially equivalent to the original restructuring charges.

7. COMMITMENTS

  Minimum lease payments

     Future minimum lease payments under noncancelable operating leases at June 30, 1999 are as follows (in thousands):

FISCAL YEAR                                                  AMOUNT
-----------                                                  -------
2000.......................................................  $ 4,090
2001.......................................................    3,816
2002.......................................................    2,923
2003.......................................................    2,789
2004.......................................................    2,634
Thereafter.................................................    1,372
                                                             -------
Total minimum lease payments...............................  $17,624
                                                             =======

     Rental expense was $4.1 million, $5.0 million and $4.6 million in fiscal 1999, 1998 and 1997, respectively.

8. LEGAL MATTERS

     The Company faces an inherent business risk of exposure to product liability claims alleging that the use of the Company's technology or products has resulted in adverse effect, particularly with respect to claims regarding Trilucent implant, which was sold in a medical field (breast augmentation, reconstruction and replacement) in which there have been sizable product liability claims. As discussed in Note 5 "Discontinued Operations of LipoMatrix", the Company retains responsibility for Trilucent implants sold prior to November 6, 1998.

     The risk of product liability claims will exist even with respect to those products that have received or in the future may receive regulatory approval for commercial sale. There can be no assurance that the Company will avoid significant product liability claims and negative publicity. Furthermore, there can be no assurance that present insurance coverage will be adequate or that adequate insurance coverage will remain available at acceptable costs, if at all, or that a product liability claim or recall would not adversely affect the future business or financial condition of the Company. A successful claim brought against the Company for which coverage is denied or in excess of its insurance coverage could have a material adverse effect on the Company's business, financial condition and results of operations.

     The Company is involved in legal actions, including product liability claims, arising in the ordinary course of business. While the outcome of these matters is currently not determinable, it is management's opinion that these matters will not have a material adverse effect on the Company's consolidated financial position or results of its operations.

9. STOCKHOLDERS' EQUITY

  Stock Options

     The Company has various stock option plans under which incentive stock options or non-statutory stock options may be granted to officers, directors, key employees and consultants to purchase the Company's common stock. The options are granted at no less than the fair market value at the dates of grant and generally expire after ten years. Incentive stock options become exercisable at the rate of two percent each month beginning the first full month after the date of grant unless accelerated by the Board of Directors. Non-statutory stock options become exercisable on a monthly or yearly basis as determined by the Board of Directors at the date of grant.

     At June 30, 1999, the total number of shares of common stock reserved for issuance under the Company's current stock option plans was 1,935,497.

     Stock option activities under the stock option plans were as follows:

                                                                                WEIGHTED
                                                                                 AVERAGE       NUMBER
                                           NUMBER      OPTION EXERCISE PRICE    PRICE PER     OF SHARES
                                          OF SHARES       RANGE PER SHARE         SHARE      EXERCISABLE
                                          ---------    ---------------------    ---------    -----------
Outstanding at June 30, 1996............  1,481,673       $ 4.69 - $28.25        $17.88         976,896
Granted.................................    549,250        16.75 -  20.75         18.76
Exercised...............................   (146,552)       16.56 -  22.75          9.09
Forfeitures or expired..................   (162,468)        7.25 -  28.25         20.22
                                          ---------
Outstanding at June 30, 1997............  1,721,903         4.69 -  28.25         18.69       1,016,326
Granted.................................    282,115        16.63 -  21.38         17.80
Exercised...............................   (145,955)        4.69 -  20.50          9.02
Forfeitures or expired..................   (325,810)        5.50 -  28.25         19.49
                                          ---------
Outstanding at June 30, 1998............  1,532,253         6.38 -  28.25         19.27       1,010,275
Granted.................................    647,385         8.63 -  13.40         10.00
Exercised...............................    (50,508)        9.50 -  13.22         11.05
Forfeitures or expired..................   (477,345)        6.38 -  22.00         13.62
                                          ---------
Outstanding at June 30, 1999............  1,651,785       $ 8.63 - $20.06        $12.39         962,611
                                          =========
Available for grant at June 30, 1999....    283,712
                                          =========

  Stock Purchase Plan

     Prior to the Spinoff, employees purchased the Company's common stock on an annual basis from the 1985 Employee Stock Purchase Plan (the "1985 Purchase Plan") under which 700,000 shares were reserved for issuance to employees. For fiscal 1999, 1998 and 1997, shares issued under the 1985 Purchase Plan were 24,358, 34,053 and 34,769, respectively, with an average issuance price per share of $13.88, $15.52, $15.52, respectively. In August 1998, subsequent to the Spinoff, the Company's stockholders approved the adoption of the 1998 Employee Stock Purchase Plan (the "1998 Purchase Plan") under which 125,000 shares were reserved for issuance to employees and purchases of the Company's common stock can be made by employees twice a year. Under both the 1985 Purchase Plan and the 1998 Purchase Plan, the Company's employees, subject to certain restrictions, may purchase shares at a price per share that is the lesser of 85 percent of the fair market value as of the beginning or close of the offering period. For fiscal 1999, total shares issued under the 1998 Purchase Plan were 33,663 with an average issuance price per share of $7.65.

  Stock Compensation

     The Company has elected to follow Accounting Principles Board Statement No. 25 ("APB No. 25") and related interpretations in accounting for its employee stock options because, as discussed below, the alternative fair value accounting provided for under Statement of Financial Accounting Standards No. 123, Accounting for Stock-Based Compensation ("SFAS 123") requires the use of option valuation models that were not developed for use in valuing employee stock options. Under APB No. 25, because the exercise price of the Company's employee stock options equals the market price of the underlying stock on the date of the grant, no compensation expense is generally recognized.

     Pro forma information regarding net income (loss) and earnings per share is required by SFAS 123 and determined as if the Company had accounted for its employee stock options granted subsequent to June 30, 1995 under the fair value method of that statement. The fair value for these options was estimated at the date of grant using a Black-Scholes option pricing model for the multiple-option approach, with the following weighted-average assumptions for 1999, 1998 and 1997: risk-free interest rate of 5.1%, 5.75% and 6.34%, respectively; volatility factor of the expected market price of the Company's

Common Stock of 50%, 41% and 43%, respectively; no dividend payments; and a weighted-average expected life of the option of 6.0, 4.6 and 4.0 years, respectively.

     The Black-Scholes option valuation model was developed for use in estimating the fair value of traded options that have no vesting restrictions and are fully transferable. In addition, option valuation models require the input of highly subjective assumptions, including the expected stock price volatility. Because the Company's employee stock options have characteristics significantly different from those of traded options, and because changes in the subjective input assumptions can materially affect the fair value estimate, in management's opinion, the existing models do not necessarily provide a reliable single measure of the fair value of the Company's employee stock options.

     For purposes of pro forma disclosures, the estimated fair value of the options is amortized to pro forma net income over the options' vesting period. The Company's pro forma information follows:

                                                                 YEARS ENDED JUNE 30,
                                                         -------------------------------------
                                                           1999          1998          1997
                                                         ---------    -----------    ---------
                                                         (IN THOUSANDS, EXCEPT PER SHARE DATA)
Pro forma net income (loss)............................   $1,265       $(15,703)      $5,545
Pro forma net income (loss) per share -- Basic.........   $ 0.15       $  (1.76)      $ 0.63
Pro forma net income (loss) per share -- Diluted.......   $ 0.15       $  (1.76)      $ 0.62

     The following table summarizes information about stock options outstanding at June 30, 1999:

                                  WEIGHTED AVERAGE                    OPTIONS EXERCISABLE
                     ------------------------------------------   ----------------------------
                                                     WEIGHTED
                                      WEIGHTED        AVERAGE                      WEIGHTED
     RANGE OF                         AVERAGE        REMAINING                     AVERAGE
  EXERCISE PRICES      NUMBER      EXERCISE PRICE   CONTRACTUAL     NUMBER      EXERCISE PRICE
     PER SHARE       OUTSTANDING     PER SHARE         LIFE       EXERCISABLE     PER SHARE
-------------------  -----------   --------------   -----------   -----------   --------------
$ 8.63  -    $ 8.88     198,499        $ 8.81          9.47          24,249         $ 8.81
  9.00  -      9.00      10,000          9.00          9.52           1,000           9.00
  9.84  -      9.84     280,330          9.84          9.23          51,287           9.84
 10.12  -     12.07     251,849         11.85          6.61         208,247          11.90
 12.16  -     12.65     172,604         12.54          6.88         112,350          12.49
 12.69  -     13.40     191,918         13.01          6.79          81,222          13.03
 13.49  -     14.02     220,996         13.87          6.30         159,235          13.89
 14.11  -     15.62     167,262         15.00          3.04         166,694          15.00
 15.71  -     18.82     153,027         16.60          3.73         153,027          16.60
 20.06  -     20.06       5,300         20.06          1.64           5,300          20.06
                      ---------                                     -------
$ 8.63  -    $20.06   1,651,785        $12.39          6.78         962,611         $13.53
                      =========                                     =======

     The weighted-average fair values of options granted during the years ended June 30, 1999, 1998 and 1997 were $4.09, $5.87 and $5.75 per share, respectively.

     In December 1998, the Company's Board of Directors approved the repricing of options previously granted with an exercise price equal to or greater than $14.50 per share. As a result, 151,254 shares were repriced to $8.88 per share in December 1998.

  Stock Repurchase Program

     In August 1998, the Company's Board of Directors approved a continuation of the stock repurchase program previously approved in February 1993 and authorized the repurchase of up to an additional 500,000 shares having a value not to exceed $5 million. In fiscal years 1999, 1998 and 1997, the Company repurchased 381,100, 125,000 and 147,900 shares at average acquisition prices of approximately $10, $18 and $17 per share, respectively. As of June 30, 1999, up to 168,900 additional shares could be repurchased under the Board of Directors' authorization. The Company plans to retain repurchased shares as treasury stock.

  Stockholder Rights Plan

     The Company has a stockholder rights plan which would entitle stockholders to purchase stock in the Company or in an acquiror of the Company at a discounted price in the event of certain hostile efforts to acquire control of the Company. The rights may only be exercised, if at all, upon the occurrence of certain events unless earlier redeemed pursuant to the plan. The rights expire on November 28, 2004.

10. SEGMENT, GEOGRAPHIC AND MAJOR CUSTOMER INFORMATION

  Segment Information

     The Company adopted Statement of Financial Accounting Standards No. 131, "Disclosures about Segments of an Enterprise and Related Information" ("SFAS 131"). SFAS 131 establishes annual and interim reporting standards for an enterprise's operating segments and related disclosures about its products, services, geographic areas and major customers. The Company operates its business in two reportable segments, facial aesthetics and stress urinary incontinence. Each of the Company's major facial aesthetics product lines have similar economic characteristics, technology, manufacturing processes, customers distribution and marketing strategies, as well as a similar regulatory environment. In fiscal years 1999, 1998 and 1997, 82%, 85% and 95% of facial aesthetic product sales or 67%, 65% and 80% of total product sales, respectively, were derived from Zyderm(R) and Zyplast(R)collagen implant products. The Contigen implant revenues to the Company from its marketing partner, Bard, represented 100% of the stress urinary incontinence product sales in fiscal years 1999, 1998 and 1997.

     Information by reporting segment is noted below (in thousands).

                                                FACIAL      STRESS URINARY
                                              AESTHETICS     INCONTINENCE      OTHER      CONSOLIDATED
                                              ----------    --------------    --------    ------------
1999
Product sales...............................   $70,772         $14,279        $  1,338      $86,389
Income (loss) from operations...............     3,921          10,257          (1,357)      12,821
Total assets................................    84,351           1,483              --       85,834
1998
Product sales...............................    63,028          17,701           2,043       82,772
Income (loss) from operations...............       767          12,152         (31,483)     (18,564)
Total assets................................    69,957           1,608          94,774      166,339
1997
Product sales...............................    57,915           7,893           2,527       68,335
Income (loss) from operations...............     7,655           6,936         (16,358)      (1,767)
Total assets................................    68,453           1,583         114,604      184,640

  Geographic Information

     Net sales and property and equipment by major geographic area are summarized below:

                               NORTH
                              AMERICA*    INTERNATIONAL    ASIA PACIFIC    DISTRIBUTORS/OTHER    CONSOLIDATED
                              --------    -------------    ------------    ------------------    ------------
                                                              (IN THOUSANDS)
NET SALES
  1999......................  $51,539        $23,092          $8,629             $3,129            $86,389
  1998......................   51,083         21,136           6,882              3,671             82,772
  1997......................   36,008         22,968           5,172              4,187             68,335
PROPERTY AND EQUIPMENT
  1999......................  $11,954        $   690          $  233             $   --            $12,877
  1998......................   11,489            886              --              2,073             14,448
  1997......................   11,337          1,042              --              1,566             13,945

---------------

* North America includes the sales of Contigen to Bard, the stress urinary incontinence segment.

  Major Customer

     Sales realized from the Company's marketing partner, Bard, represented 17%, 21% and 12% of total product sales in fiscal years 1999, 1998 and 1997. No other customer accounted for ten percent or more of total sales in any fiscal year.

11. INCOME TAXES

     The Company uses the liability method of accounting for income taxes required by Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes."

     Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of the Company's deferred tax assets and liabilities as of June 30, 1999 and June 30, 1998 are presented below:

                                                                JUNE 30,
                                                           ------------------
                                                            1999       1998
                                                           -------    -------
                                                             (IN THOUSANDS)
Deferred tax liabilities:
  Unrealized gain on marketable securities...............  $    --    $30,061
  Investments............................................    2,010      1,888
  Intangible assets......................................      145         12
  Foreign earnings and credits (net).....................       82        214
                                                           -------    -------
          Total deferred tax liabilities.................    2,237     32,175
                                                           -------    -------

                                                                JUNE 30,
                                                           ------------------
                                                            1999       1998
                                                           -------    -------
                                                             (IN THOUSANDS)
Deferred tax assets:
  Equity in losses of affiliates.........................    5,669      5,700
  Accrued liabilities relating to disposal of
     LipoMatrix..........................................    6,554      2,935
  Non-deductible accruals................................    3,428      3,561
  State income taxes.....................................      368        488
  Accounts receivable....................................      210        676
  Inventories............................................      603        482
  Property, plant & equipment............................      165        207
  Other..................................................      279        436
  Valuation allowance....................................   (6,503)    (5,974)
                                                           -------    -------
          Total deferred tax assets......................   10,773      8,511
                                                           -------    -------
          Net deferred tax liabilities (assets)..........  $(8,536)   $23,664
                                                           =======    =======

     The valuation allowance increased by $529,000 and $93,000 in fiscal years 1999 and 1998, respectively, and decreased by $59,000 in fiscal year 1997. Significant components of the provision for income taxes, including discontinued operations, are as follows:

                                                            YEARS ENDED JUNE 30,
                                                        -----------------------------
                                                         1999       1998       1997
                                                        -------    -------    -------
                                                               (IN THOUSANDS)
Current:
  Federal.............................................  $ 4,824    $ 1,103    $ 5,442
  Foreign.............................................      738        544        553
  State...............................................    1,128        420      2,075
                                                        -------    -------    -------
          Total current...............................    6,690      2,067      8,070
                                                        -------    -------    -------
Deferred:
  Federal.............................................   (3,054)    (2,328)      (971)
  State...............................................     (685)      (651)      (492)
                                                        -------    -------    -------
          Total deferred..............................   (3,739)    (2,979)    (1,463)
                                                        -------    -------    -------
Provision (benefit) for income taxes, net.............  $ 2,951    $  (912)   $ 6,607
                                                        =======    =======    =======

     For financial reporting purposes, income (loss), including discontinued operations, before income taxes includes the following components:

                                                            YEARS ENDED JUNE 30,
                                                        -----------------------------
                                                         1999       1998       1997
                                                        ------    --------    -------
                                                               (IN THOUSANDS)
Domestic operations...................................  $2,302    $(12,033)   $15,498
Foreign operations....................................   3,232      (2,978)    (2,285)
                                                        ------    --------    -------
                                                        $5,534    $(15,011)   $13,213
                                                        ======    ========    =======

     The provision for income taxes differs from the amount computed by applying the statutory federal income tax rate to income before taxes. The sources and tax effects of the differences are as follows:

                                                            YEARS ENDED JUNE 30,
                                                        -----------------------------
                                                         1999       1998       1997
                                                        ------    --------    -------
                                                               (IN THOUSANDS)
Income (loss) before income taxes (including
  discontinued operations)............................  $5,534    $(15,011)   $13,213
                                                        ======    ========    =======
Expected tax at 35%...................................  $1,937    $ (5,254)   $ 4,625
State income tax, net of federal benefit..............     287        (223)       741
In-process research and development...................      --       2,375         --
Non-deductible intangibles............................      --       1,699         --
Non-deductible accruals...............................     560          --         --
Net operating losses of subsidiaries for which no
  current benefit is realizable.......................     197         164      1,176
Equity in losses of affiliates........................      (5)         76       (222)
Goodwill/intangible amortization......................     290         428        530
Research and development credit.......................    (306)       (150)      (125)
Other.................................................      (9)        (27)      (118)
                                                        ------    --------    -------
Provision (benefit) for income taxes, net.............  $2,951    $   (912)   $ 6,607
                                                        ======    ========    =======

12. STATEMENTS OF CASH FLOWS

     Supplemental disclosures of cash flow information:

                                                              YEARS ENDED JUNE 30,
                                                            -------------------------
                                                             1999      1998     1997
                                                            -------    ----    ------
                                                                 (IN THOUSANDS)
Cash paid during the year for:
  Interest................................................  $    64    $ 56    $  473
  Income taxes (net of refunds)...........................   (3,060)    (65)    5,068
Non-cash financing activity:
  Dividends declared......................................  $    --    $896    $  881

13. COHESION TECHNOLOGIES

  Acquisition of Cohesion Corporation

     Cohesion Corporation was a privately-held company developing novel biomaterials with superior performance characteristics in the area of hemostats, biosealants, and adhesion prevention barriers for surgical applications located in Palo Alto, California. The Company acquired ownership of Cohesion Corporation in a series of transactions and integrated it with the Company's Technologies division to create Cohesion Technologies. In connection with the Company's purchases of Cohesion Corporation shares, substantially all of the purchase price was allocated to in-process research and development and was expensed at the time of the purchases. The $10.5 million December 1997 purchase price includes $3.8 million of cash compensation amounts associated with the purchase of certain vested employee stock options, which amounts were expensed in accordance with the Accounting Principles Board Opinion No. 25. After allocation of the purchase amounts to in-process technology, there was no goodwill recorded.

     The Company determined the amounts to be allocated to in-process technology for Cohesion Corporation based on whether technological feasibility had been achieved and whether there was any alternative future use for the technology. The Company concluded that the in-process technology had no alternative future use after taking into consideration the potential for both usage of the technology in different products and for resale of the technology.

     The unaudited pro forma results of operations of the Company for fiscal years 1998 and 1997, assuming the acquisition of Cohesion Corporation shares occurred on July 1, 1995, on the basis described above with all material intercompany transactions eliminated, are as follows:

                                                                  JUNE 30,
                                                           ----------------------
                                                             1998         1997
                                                           ---------    ---------
                                                           (IN THOUSANDS, EXCEPT
                                                             PER SHARE AMOUNTS)
Revenues.................................................   $82,772      $68,335
Income from continuing operations........................     8,709       14,798
Net income (loss)........................................    (3,496)       7,371
Net income (loss) per share -- Basic.....................   $ (0.39)        0.84
Net income (loss) per share -- Diluted...................   $ (0.39)        0.83

     The unaudited pro forma net income (loss) and per share amounts above do not include the charges for in-process research and development aggregating $13.6 million arising from the acquisitions of shares of Cohesion Corporation. The unaudited pro forma information is not necessarily indicative of the actual results of operations had the transaction occurred at the beginning of the periods indicated, nor should it be used to project the Company's results of operations for any future dates or periods.

  Spinoff

     On August 18, 1998, the Company spun off, in a one-for-one distribution of common stock to the Company's stockholders, Cohesion Technologies, Inc., which previous to the Spinoff was a wholly-owned subsidiary of the Company. The transaction resulted in the distribution of 100% of the outstanding shares of Cohesion in a tax-free transaction. For fiscal year 1999, the Company included Cohesion's results through the Distribution Date. Included in the June 30, 1998 balance sheet are assets and liabilities related to Cohesion.

  Intercompany Agreements

     Allocation of assets and liabilities to Cohesion. Effective January 1, 1998, the Company entered into certain agreements with Cohesion which (i) provided for the transfer, effective January 1, 1998, of certain assets and liabilities relating to the businesses previously conducted by the Cohesion division to Cohesion, and (ii) established contractual arrangements between the Company and Cohesion described below. The business activities of the Cohesion division focused on the design, development, manufacture and commercialization of innovative resorbable biomaterials, adhesive technologies, and delivery systems in the fields of tissue repair and regeneration.

     Under the agreements, substantially all investments in affiliates, (including Boston Scientific and Innovasive Devices), and specifically identifiable trade receivables, notes receivable, loans to officers and employees, fixed assets and employee related liabilities (including a separation agreement with the Company's former CEO and related costs) were allocated to Cohesion. For assets and liabilities where it was not practical to use the specific identification method, Cohesion was allocated a specified percentage of these assets and liabilities.

     Contractual Arrangements between the Company and Cohesion. The Company also entered into supply, services, research and development, benefits, tax allocation, and distribution agreements with Cohesion. Under the Collagraft Supply Agreement, the Company will supply Cohesion's requirements of Collagraft necessary for Cohesion to fulfill its obligations under its agreement with Zimmer, Inc. at a price that is the greater of a percentage of the sales price or a defined multiplier of the Company's cost. In accordance with the Collagen Supply Agreement, the Company will supply Cohesion products, intermediates and finished materials at a price equal to a multiplier of Collagen's cost. Under the Services Agreement, which was effective through June 30, 1999, Cohesion provided the Company with services in the following areas: facilities, telephone, library, investor relations, research and development services (to the extent not provided for by the research and development agreement), and clinical and regulatory. The

Company provided Cohesion with certain services in the following areas: financial and tax services, health and welfare benefits administration and administration of the 401(k) Savings Plan, administrative, legal, regulatory, quality assurance, medical affairs, and manufacturing services. In accordance with the Recombinant Technology and Development License Agreement, the Company and Cohesion will collaborate to develop recombinant human collagen and provide for cost sharing for the project until certain milestones are met. The Benefits Agreement provided for the continuation or replacement of benefits for the employees transferred to Cohesion and employees remaining with the Company. The Tax Allocation Agreement provided that the Company will be responsible for all taxes prior to the Distribution Date and Cohesion will be responsible for all of its tax liabilities subsequent to that date. Under the Vitrogen International Distribution Agreement, Collagen International, Inc., a subsidiary of the Company, shall act as Cohesion's distributor in Germany for Vitrogen.

  Investment in Boston Scientific

     At June 30, 1998, the Company owned approximately 1.0 million shares of Boston Scientific common stock. Boston Scientific is a leading manufacturer of catheter-based devices that can be inserted through small body openings and are used in heart surgery and other operations. Boston Scientific common stock is quoted on the New York Stock Exchange under the symbol BSX. On June 30, 1998, the closing price of Boston Scientific common stock was $71.63 per share. In fiscal 1998, the Company sold 332,340 shares of Boston Scientific common stock for a pre-tax gain of approximately $19.0 million and in fiscal 1997, the Company sold 330,000 shares of Target Therapeutics, Inc. (the predecessor of Boston Scientific) common stock for a pre-tax gain of approximately $9.2 million.

     The Company's investment in shares of Boston Scientific common stock at June 30, 1998 was classified as available-for-sale and was recorded at fair value. The unrealized gains (estimated fair value less cost) on these available-for-sale securities have been reported as a separate component of stockholders' equity, net of tax. The following is a summary of the aggregate estimated fair value, gross unrealized gains and amortized cost of the Company's investment in Boston Scientific common stock.

                                                            JUNE 30,
                                                              1998
                                                         --------------
                                                         (IN THOUSANDS)
Amortized cost.........................................     $ 4,468
Gross unrealized gains.................................      69,511
                                                            -------
Estimated fair value...................................     $73,979
                                                            =======

     In order to manage the risk of market fluctuations in this stock, the Company entered into certain costless collar instruments ("collars"), to hedge a portion (725,000 shares at June 30, 1998) of the Boston Scientific equity securities against changes in market value. A costless collar instrument is a form of equity collar instrument consisting of a purchased put option and a written call option on a specific equity security such that the cost of the purchased put and the proceeds of the written call offset each other; therefore, there is no initial cost or cash outflow for these instruments. The Company purchased the collars with expiration dates and numbers of shares so that the potential adverse impact of movements in market price of the stock will be at least partially offset by an associated increase in the value of the collars.

     Realized gains and losses on the collars are recorded in other income (expense) with the related gains from the sale of stock. Unrealized gains and losses on these instruments, net of tax, are recorded as an adjustment to unrealized gains and losses on available-for-sale investments, a component of stockholder's equity, with a corresponding receivable or payable recorded. Equity collar instruments that do not qualify for hedge accounting and early termination of these instruments with the sale of the underlying stock, would be recognized in other income (expense). For early termination with the sale of the underlying stock, the intrinsic value will adjust the cost basis of the underlying security. At June 30, 1998, the notional amount of the put and call options were $46.0 million and $70.7 million, respectively. The fair value of the equity collars at June 30, 1998 was $96,000. The fair value of the purchased puts and the written calls were determined based on quoted market prices at that date.

  Investment in Innovasive Devices

     At June 30, 1998, Cohesion owned approximately 844,000 shares of Innovasive Devices common stock. Innovasive Devices designs, develops, manufactures and markets proprietary tissue repair systems which facilitate the repair of soft tissue injuries. Innovasive Devices' common stock is quoted on The Nasdaq Stock Market under the symbol IDEA. The closing price of Innovasive Devices' common stock at June 30, 1998, was $9.38 per share. Restrictions which prevented the sale of any of Cohesion's shares of common stock of Innovasive Devices were no longer applicable to 650,000 shares at June 30, 1998. The Company carried the portion of Cohesion's investment in Innovasive Devices, which could be sold within one year, as an available-for-sale investment at market value, or $6.1 million at June 30, 1998, reflecting an unrealized gain of $3.0 million ($6.1 million estimated fair value less $3.1 million cost), which was included in a separate component of stockholders' equity, net of tax. The remaining 194,000 shares of common stock were valued at cost of $934,000.

     During fiscal 1998 and 1997, the Company did not sell any of Cohesion's shares of common stock of Innovasive Devices.

14. SUBSEQUENT EVENTS (UNAUDITED)


     On August 2, 1999, the Company and Inamed Corporation ("Inamed") each announced the signing of a definitive agreement to merge whereby Inamed made a cash tender offer to acquire all of the outstanding common stock of the Company for approximately $142 million, or $16.25 a share. The Boards of Directors of both companies unanimously approved the definitive merger agreement. The tender offer was subject to a majority of the Company's fully diluted shares being validly tendered and not withdrawn and other customary conditions. The transaction was not subject to financing contingencies. In that regard, Inamed obtained a secured bridge loan commitment for $155 million from a group of financial institutions. The transaction was completed on September 1, 1999.



     Inamed is a global surgical and medical device company engaged in the development, manufacturing and marketing of medical devices for the plastic, reconstructive and aesthetic surgery markets, as well as devices to treat obesity. Inamed common stock was quoted on the OTC Bulletin Board, and since September 30, 1999 has been quoted on the Nasdaq National Market, under the symbol IMDC.

                                                                     SCHEDULE II

                           COLLAGEN AESTHETICS, INC.

                       VALUATION AND QUALIFYING ACCOUNTS
                     YEARS ENDED JUNE 30, 1999, 1998, 1997

                                                               ADDITIONS
                                                BALANCE AT     CHARGED TO
                                               BEGINNING OF    COSTS AND                    BALANCE AT
                 DESCRIPTION                      PERIOD        EXPENSES     DEDUCTIONS    END OF PERIOD
                 -----------                   ------------    ----------    ----------    -------------
                                                                    (IN THOUSANDS)
1999
  Allowance for doubtful accounts............      $505           $ 56          $122           $439
1998
  Allowance for doubtful accounts............      $418           $169          $ 82           $505
1997
  Allowance for doubtful accounts............      $375           $ 71          $ 28           $418

                       [INSIDE BACK COVER OF PROSPECTUS]



                       THE BIO-ENTRIES LAP-BAND(R) SYSTEM



                          PICTURE OF LAP-BAND PRODUCT



CAPTION: Offers a minimally invasive, completely reversible alternative to traditional gastric bypass surgery for the treatment of severe obesity



                 DIAGRAM OF LAP-BAND PLACED AROUND THE STOMACH



CAPTION:  The LAP-BAND(R) is placed around the upper portion of the stomach



          LAP-BAND(R) System has not been approved by the FDA for commercial sale in the U.S. We cannot assure you that the LAP-BAND will receive FDA approval if such approval is sought.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------


                                3,000,000 SHARES



                                  INAMED LOGO




                                  COMMON STOCK

                           -------------------------

                                   PROSPECTUS
                           -------------------------

                               HAMBRECHT & QUIST

                            BEAR, STEARNS & CO. INC.
                               CIBC WORLD MARKETS

                           -------------------------

                                            , 1999

                           -------------------------


     YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS PROSPECTUS. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION DIFFERENT FROM THAT CONTAINED IN THIS PROSPECTUS. WE AND THE SELLING STOCKHOLDERS ARE OFFERING TO SELL, AND SEEKING OFFERS TO BUY, SHARES OF COMMON STOCK ONLY IN JURISDICTIONS WHERE OFFERS AND SALES ARE PERMITTED. THE INFORMATION CONTAINED IN THIS PROSPECTUS IS ACCURATE ONLY AS OF THE DATE OF THIS PROSPECTUS, REGARDLESS OF THE TIME OF DELIVERY OF THIS PROSPECTUS OR OF ANY SALE OF OUR COMMON STOCK.


     NO ACTION IS BEING TAKEN IN ANY JURISDICTION OUTSIDE THE UNITED STATES TO PERMIT A PUBLIC OFFERING OF THE COMMON STOCK OR POSSESSION OR DISTRIBUTION OF THIS PROSPECTUS IN THAT JURISDICTION. PERSONS WHO COME INTO POSSESSION OF THIS PROSPECTUS IN JURISDICTIONS OUTSIDE THE UNITED STATES ARE REQUIRED TO INFORM THEMSELVES ABOUT AND TO OBSERVE ANY RESTRICTIONS AS TO THIS OFFERING AND THE DISTRIBUTION OF THIS PROSPECTUS APPLICABLE TO THAT JURISDICTION.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION


     The following table sets forth the estimated costs and expenses, other than the underwriting discounts and commissions, payable by Inamed Corporation, Inc. (the "Registrant") in connection with the sale of the common stock being offered by the Registrant.



                                                              AMOUNT TO
                                                               BE PAID
                                                              ----------
SEC registration fee........................................  $   24,515
NASD filing fee.............................................       9,318
Legal fees and expenses.....................................     665,000
Accounting fees and expenses................................     200,000
Printing expenses...........................................     200,000
Transfer agent fees.........................................       5,000
Miscellaneous...............................................      96,167
                                                              ----------
          Total.............................................  $1,200,000
                                                              ==========


ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

     The Registrant is a Delaware corporation. Subsection (b)(7) of Section 102 of the Delaware General Corporation Law (the "DGCL") enables a corporation in its original certificate of incorporation or an amendment thereto to eliminate or limit the personal liability of a director to the corporation or its stockholders for monetary damages for violations of the director's fiduciary duty, except (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) pursuant to Section 174 of the DGCL (providing for liability of directors for unlawful payment of dividends or unlawful stock purchases or redemptions) or
(iv) for any transaction from which a director derived an improper personal benefit. Article Fifteenth of the Restated Certificate of Incorporation of the Registrant provides that, to the fullest extent permitted by the DGCL, no director of the Registrant shall be personally liable to the corporation or any of its stockholders for monetary damages for breach of fiduciary duty as a director.

     The bylaws of the Registrant provide for the indemnification of directors and officers on an individual basis upon a determination by the Board of Directors that actions by a director or officer meet a certain standard of conduct.

     Subsection (a) of Section 145 of the DGCL empowers a corporation to indemnify any director or officer, or former director or officer, who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that such person is or was a director or officer of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with such action, suit or proceeding provided that such director or officer acted in good faith in a manner reasonably believed to be in, or not opposed to, the best interests of the corporation, and, with respect to any criminal action or proceeding, provided further that such director or officer has no reasonable cause to believe his conduct was unlawful.

     Subsection (b) of Section 145 empowers a corporation to indemnify any director or officer, or former director or officer, who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person acted in any of the capacities set forth above, against expenses (including attorneys' fees) actually and reasonably incurred in connection with the defense or settlement of such action or suit provided that such director or officer acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the corporation, except that no indemnification may be made in respect of any claim, issue or matter as to which such director or officer shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that despite the adjudication of liability but in view of all of the circumstances of the case, such director or officer is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

     Section 145 further provides that (i) to the extent a director or officer of a corporation has been successful in the defense of any action, suit or proceeding referred to in subsections (a) and (b) or in the defense of any claim, issue or matter therein, he shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him in connection therewith; and (ii) indemnification and advancement of expenses provided for, by or granted pursuant to, Section 145 shall not be deemed exclusive of any other rights to which the indemnified party may be entitled In addition, Section 145 empowers the corporation to purchase and maintain insurance on behalf of any person who is or was a director or officer of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against him or incurred by him in any such capacity, or arising out of his status as such, whether or not the corporation would have the power to indemnify him against such liabilities under Section 145.

ITEM 16.  EXHIBITS

EXHIBIT
NUMBER                        EXHIBIT DESCRIPTION
-------                       -------------------
  *1.1    Form of Underwriting Agreement.
   2.1    Agreement and Plan of Merger dated as of December 22, 1998 by and between Inamed Corporation and Inamed Corporation
          (Delaware). (Incorporated herein by reference to Exhibit 2.1 of the Registrant's Current Report on Form 8-K filed with
          the Commission on December 30, 1998).
   2.2    Agreement and Plan of Merger, dated as of July 31, 1999, by and among Inamed Corporation, Inamed Acquisition Corporation and Collagen Aesthetics, Inc. (Incorporated herein by
          reference to Exhibit (c)(1) to Schedule 14D-1 filed by
          Inamed Corporation and Inamed Acquisition Corporation with the Commission on August 4, 1999).
   3.1    Registrant's Restated Certificate of Incorporation, as
          amended, December 22, 1998. (Incorporated herein by
          reference to Exhibit 3.1 of the Registrant's Financial
          Report on Form 10-K for the year ended December 31, 1998
          (Commission File No. 1-9741)).
   3.2    Registrant's By-Laws, as amended December 22, 1998
          (Incorporated herein by reference to Exhibit 3.2 of the
          Registrant's Financial Report on Form 10-K for the year
          ended December 31, 1998 (Commission File No. 1-9741)).
   4.1    Specimen Stock Certificate for Inamed Corporation Common
          Stock, par value $0.01 per share. (Incorporated herein by
          reference to Exhibit 3.3 of the Registrant's Financial
          Report on Form 10-K for the year ended December 31, 1995
          (Commission File No. 0-7101)).
  *5.1    Form of Opinion of Milbank, Tweed, Hadley & McCloy LLP with respect to the validity of securities being offered.
  *8.1    Form of Tax Opinion of Milbank, Tweed, Hadley & McCloy LLP.

EXHIBIT
NUMBER                        EXHIBIT DESCRIPTION
-------                       -------------------
  16.1    Letter from Coopers & Lybrand L.L.P. dated March 6, 1998.
          (Incorporated herein by reference to Exhibit 16.1 of the
          Registrant's Current Report on Form 8-K/A filed with the
          Commission on March 27, 1998).
  16.2    Letter from Coopers & Lybrand L.L.P. dated March 25, 1998.
          (Incorporated herein by reference to Exhibit 16.2 of the
          Registrant's Current Report on Form 8-K/A filed with the
          Commission on March 27, 1998).
 *23.1    Consent of Milbank, Tweed, Hadley & McCloy LLP (included in
          Exhibits 5.1 and 8.1).
  23.2    Consent of BDO Seidman, LLP.
  23.3    Consent of Ernst & Young LLP, independent auditors.
  **24    Power of Attorney.
  27.1    Financial Data Schedule as of September 30, 1999.
**27.2    Financial Data Schedule as of December 31, 1998.
  99.1    Order and Financial Judgment Certifying Inamed Settlement
          Class, Approving Class Settlement, and Dismissing Claims
          against Inamed and Released Parties dated February 1, 1999.
          (Incorporated herein by reference to Exhibit 99.1 of the
          Company's Financial Report From 10-K for the year ended
          December 31, 1998 (Commission File No. 1-9741).
  99.2    Order Instituting Proceedings Pursuant to Section 21C of the
          Securities Exchange Act of 1934, Making Findings and
          Imposing a Cease-and-Desist Order dated August 17, 1999
          (Administrative Proceeding File No. 3-9976).
**99.3    Offer of Settlement of Inamed Corporation dated July 21,
          1999.


---------------
 * To be provided by amendment.

** Previously filed.


ITEM 17.  UNDERTAKINGS

     The undersigned Registrant hereby undertakes that:

     (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4), or 497(h) under the Securities Act of 1933, shall be deemed to be part of this registration statement as of the time it was declared effective.

     (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     The undersigned registrant hereby undertakes to deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report, to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and, where interim financial information required to be presented by
Article 3 of Regulation S-X is not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Amendment No. 1 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, New York, on October 26, 1999.


                                          INAMED CORPORATION


                                          By: /s/ ILAN K. REICH

                                          --------------------------------------

                                          Name: Ilan K. Reich


                                          Title:  Director and President


                               POWER OF ATTORNEY


     Pursuant to the requirements of the Securities Act, this Amendment No. 1 has been signed by the following persons in the capacities and on the dates indicated.



SIGNATURE                                                        TITLE                     DATE
---------                                                        -----                     ----
*                                                    Chairman of the Board of        October 26, 1999
---------------------------------------------------    Directors and Chief
Richard G. Babbitt                                     Executive Officer

*                                                    Director                        October 26, 1999
---------------------------------------------------
James E. Bolin

*                                                    Director                        October 26, 1999
---------------------------------------------------
Malcolm R. Currie, Ph.D.

/s/ ILAN K. REICH                                    Director and President          October 26, 1999
---------------------------------------------------
Ilan K. Reich

*                                                    Director                        October 26, 1999
---------------------------------------------------
Mitchell S. Rosenthal, M.D.

*                                                    Director                        October 26, 1999
---------------------------------------------------
David A. Tepper

*                                                    Director                        October 26, 1999
---------------------------------------------------
John E. Williams, M.D.

*                                                    Senior Vice President and       October 26, 1999
---------------------------------------------------    Chief Financial Officer
Michael J. Doty
*By: /s/ ILAN K. REICH
---------------------------------------------------
Ilan K. Reich
Attorney-in-Fact

                                 EXHIBIT INDEX

ITEM 16.  EXHIBITS


EXHIBIT
NUMBER                       EXHIBIT DESCRIPTION
-------                      -------------------
  *1.1   Form of Underwriting Agreement.
   2.1   Agreement and Plan of Merger dated as of December 22, 1998 by and between Inamed Corporation and Inamed Corporation
         (Delaware). (Incorporated herein by reference to Exhibit 2.1 of the Registrant's Current Report on Form 8-K filed with
         the Commission on December 30, 1998).
   2.2   Agreement and Plan of Merger, dated as of July 31, 1999, by and among Inamed Corporation, Inamed Acquisition Corporation and Collagen Aesthetics, Inc. (Incorporated herein by
         reference to Exhibit (c)(1) to Schedule 14D-1 filed by
         Inamed Corporation and Inamed Acquisition Corporation with the Commission on August 4, 1999).
   3.1   Registrant's Restated Certificate of Incorporation, as
         amended, December 22, 1998. (Incorporated herein by
         reference to Exhibit 3.1 of the Registrant's Financial
         Report on Form 10-K for the year ended December 31, 1998
         (Commission File No. 1-9741)).
   3.2   Registrant's By-Laws, as amended December 22, 1998
         (Incorporated herein by reference to Exhibit 3.2 of the
         Registrant's Financial Report on Form 10-K for the year
         ended December 31, 1998 (Commission File No. 1-9741)).
   4.1   Specimen Stock Certificate for Inamed Corporation Common
         Stock, par value $0.01 per share. (Incorporated herein by
         reference to Exhibit 3.3 of the Registrant's Financial
         Report on Form 10-K for the year ended December 31, 1995
         (Commission File No. 0-7101)).
  *5.1   Form of Opinion of Milbank, Tweed, Hadley & McCloy LLP with respect to the validity of securities being offered.
  *8.1   Form of Tax Opinion of Milbank, Tweed, Hadley & McCloy LLP.
  16.1   Letter from Coopers & Lybrand L.L.P. dated March 6, 1998.
         (Incorporated herein by reference to Exhibit 16.1 of the
         Registrant's Current Report on Form 8-K/A filed with the
         Commission on March 27, 1998).
  16.2   Letter from Coopers & Lybrand L.L.P. dated March 25, 1998.
         (Incorporated herein by reference to Exhibit 16.2 of the
         Registrant's Current Report on Form 8-K/A filed with the
         Commission on March 27, 1998).
 *23.1   Consent of Milbank, Tweed, Hadley & McCloy LLP (included in
         Exhibits 5.1 and 8.1).
  23.2   Consent of BDO Seidman, LLP.
  23.3   Consent of Ernst & Young LLP, independent auditors.
  **24   Power of Attorney (included on the signature page of
         thisegistration Statement).
  27.1   Financial Data Schedule as of September 30, 1999.
**27.2   Financial Data Schedule as of December 31, 1998.
  99.1   Order and Financial Judgment Certifying Inamed Settlement
         Class, Approving Class Settlement, and Dismissing Claims
         against Inamed and Released Parties dated February 1, 1999.
         (Incorporated herein by reference to Exhibit 99.1 of the
         Company's Financial Report From 10-K for the year ended
         December 31, 1998 (Commission File No. 1-9741).
  99.2   Order Instituting Proceedings Pursuant to Section 21C of the
         Securities Exchange Act of 1934, Making Findings and
         Imposing a Cease-and-Desist Order dated August 17, 1999
         (Administrative Proceeding File No. 3-9976).
**99.3   Offer of Settlement of Inamed Corporation dated July 21,
         1999.


---------------
*  To be provided by amendment.


** Previously filed.